                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Motorola, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

LOGO                                                        PROXY STATEMENT

                                                            MANAGEMENT'S
                                                            DISCUSSION
                                                            AND ANALYSIS

                                                            1997 CONSOLIDATED
                                                            FINANCIAL
                                                            STATEMENTS
                                                            AND NOTES

--------------------------------------------------------------------------------


PRINCIPAL EXECUTIVE OFFICES:            PLACE OF MEETING:
1303 East Algonquin Road                Hyatt Regency Woodfield
Schaumburg, Illinois 60196              1800 E. Golf Road
                                        Schaumburg, Illinois 60173

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is hereby given that the annual meeting of stockholders of Motorola, Inc., a Delaware corporation, will be held at the Hyatt Regency Woodfield, 1800
E. Golf Road, Schaumburg, Illinois 60173 on Monday, May 4, 1998 at 5:00 P.M., local time, for the following purposes:

  1. To elect directors for the ensuing year;

  2. To consider and vote upon the Motorola Incentive Plan of 1998;

  3. To act upon such other matters as may properly come before the meeting.

Only stockholders of Motorola of record at the close of business on March 13, 1998 will be entitled to vote at the meeting.

 PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DE-TACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.


WE HOPE YOU WILL ATTEND THE STOCKHOLDERS' MEETING. IN ORDER THAT THERE MAY BE A PROPER REPRESENTATION AT THE MEETING, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER BY TELEPHONE (IF THEY ARE STOCKHOLDERS OF RECORD OR PARTICIPANTS IN THE MOTOROLA PROFIT SHARING AND INVESTMENT PLAN) OR BY SENDING THE PROXY CARDS IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF STOCKHOLDERS ARE PRESENT AT THE MEETING, THEIR PROXIES MAY BE WITHDRAWN, WHETHER PREVIOUSLY VOTED BY TELEPHONE OR BY MAIL, AND THEY MAY VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE MEETING. A LIST OF THE STOCKHOLD-ERS ENTITLED TO VOTE AT THE MEETING WILL BE AVAILABLE FOR EXAMINATION AT MOTOROLA'S GALVIN CENTER, 1297 EAST ALGONQUIN ROAD, SCHAUMBURG, ILLINOIS 60196 FOR TEN DAYS BEFORE THE ANNUAL MEETING.

                                        By order of the Board of Directors

                                        /s/ A. Peter Lawson
                                        -------------------
                                        A. Peter Lawson
                                        Secretary
March 23, 1998

                                                                            LOGO
                                                       1303 E. Algonquin Road
                                                       Schaumburg, IL 60196-
                                                       1079

Gary L. Tooker
Chairman of the Board

March 23, 1998

Dear Stockholders:

It is a pleasure to invite you to join us at the 1998 Annual Meeting of Stock-holders on Monday, May 4, 1998 beginning at 5:00 P.M. local time, at the Hyatt Regency Woodfield in Schaumburg, Illinois.

At this year's annual meeting you will be asked to elect the Board of Directors for the next year and to vote upon the Motorola Incentive Plan of 1998. The goal is to more closely align the compensation of the Company's employees, of-ficers and directors with the financial success of Motorola's shareholders. The 1998 Plan also will give Motorola the flexibility to keep pace with competitors in a very competitive employment environment and to place more focus on in-creasing shareholder value in the reward programs for executives and other em-ployees.

Your vote on these matters is very important and we appreciate your continued support. Please vote either by telephone or by completing the enclosed proxy card and mailing it back even if you plan to attend the meeting.

Very truly yours,


/s/ Gary L. Tooker
------------------
Gary L. Tooker

                                                                 PROXY STATEMENT
                                                           --------------------
                                PROXY STATEMENT
  The annual meeting of stockholders of Motorola, Inc. (the "Company" or "Mo-torola") will be held on May 4, 1998 for the purposes set forth in the accompa-nying Notice. The only matters which the Board of Directors of the Company (the "Board") intends to present are the election of directors and adoption of the Motorola Incentive Plan of 1998. This Proxy Statement and the enclosed proxy and the Company's Summary Annual Report for the fiscal year ended December 31, 1997 will be first mailed to stockholders on or about March 23, 1998. The Sum-mary Annual Report is not incorporated by reference into this Proxy Statement and is not to be deemed a part hereof.

  Only stockholders of record at the close of business on March 13, 1998 will be entitled to notice of and to vote at the meeting or any adjournments there-of. On that date, there were 597,700,009 issued and outstanding shares of the Company's common stock, $3 par value per share ("Common Stock"), the only class of voting securities of the Company.

  The enclosed proxy is solicited by the Board. If the proxy in such form is properly returned by dating, signing and mailing, or the proxy is voted prop-erly by using the telephone voting procedures, and choices are specified, the shares represented thereby will be voted at the meeting in accordance with those instructions. If no choices are specified, the proxy will be voted--

  FOR - Election of directors nominated by the Board; and

  FOR - Adoption of the Motorola Incentive Plan of 1998.

  The proxy may be revoked by the stockholder giving it at any time before it is voted by written notice of revocation or by a later proxy, in either case delivered using the telephone voting procedures or by mail to the Secretary of the Company. Attendance at the 1998 Annual Meeting will not automatically re-voke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

  If a stockholder is a participant in the Motorola Profit Sharing and Invest-ment Plan (the "Profit Sharing Plan") the proxy card also will serve as a vot-ing instruction for the trustees of those plans where all accounts are registered in the same name. If shares of Common Stock in the Profit Sharing Plan are not voted either by telephone or by returning the proxy card repre-senting such shares, those shares will be voted by the trustees in the same proportion as the shares voted by telephone or for which signed cards are re-turned by other participants.

1. ELECTION OF DIRECTORS FOR A ONE YEAR TERM

  The terms of office of all present directors of the Company will expire on the day of the annual meeting upon the election of their successors. The number of directors of the Company to be elected at the annual meeting is 16. The di-rectors elected at the annual meeting will serve until their respective succes-sors are elected and qualified or until earlier death or resignation.

NOMINEES

  Each of the nominees named below is currently a director of the Company and, other than Ronnie C. Chan, was elected at the annual meeting of stockholders held on May 6, 1997. John F. Mitchell is not standing for re-election to the Board pursuant to the Company's policy on age and tenure of directors.

  At the time of the annual meeting, if any of the nominees named below is not available to serve as a director (an event which the Board does not now antici-pate), the proxies will be voted for the election as directors of such other person or persons as the Board may designate, unless the Board, in its discre-tion, reduces the number of directors.

  Set forth below are the names and ages of the nominees, the principal occupa-tion of each, the year in which first elected a director of the Company, the business experience of each for at least the past five years and certain other information concerning each of the nominees.

               GARY L. TOOKER
               PRINCIPAL OCCUPATION:CHAIRMAN OF THE BOARD, MOTOROLA, INC.
               Director since 1986; Member of the Executive Committee
PHOTO          Age at 12/31/97--58

  Mr. Tooker started with the Company in 1962, holding ascending marketing and operations assignments within the semiconductor business. He served as General Manager of the Semiconductor Products Sector from 1981 through 1986 becoming Executive Vice President and General Manager in 1984; he became Senior Execu-tive Vice President and Chief Corporate Staff Officer in 1986; Chief Operating Officer in 1988; President in 1990; Vice Chairman of the Board and Chief Execu-tive Officer in 1993; and Chairman of the Board in January of 1997. Mr. Tooker has served as Chairman of the Semiconductor Industry Association Board of Di-rectors, the American Electronics Association and served on the Scottsdale, Ar-izona Boys Club Board of Directors. He is a member of the Board of Directors of Eaton Corporation, Atlantic Richfield Company (ARCO) and Catalyst. He is Chair-man of the Board of Junior Achievement of Chicago, a member of the Executive Committee of the Council on Competitiveness, a member of the Board of Trustees of Morehouse College and the Arizona State University Foundation Board of Di-rectors. He is International Chairman of the Pacific Basin Economic Council. He is a member of the National Academy of Engineering, the Business Council, the Institute of Electrical and Electronics Engineers and also a member of the Na-tional Security Telecommunications Advisory Council. He is a graduate of Ari-zona State University where he received a bachelor's degree in Electrical Engineering and did post-graduate studies in Business Administration. He re-ceived the Distinguished Alumnus Award in 1983 and was awarded an Honorary Doc-tor of Humane Letters degree in 1996 from Arizona State University.

PROXY STATEMENT
------------------

[PHOTO]       RONNIE C. CHAN
              PRINCIPAL OCCUPATION:
              CHAIRMAN, HANG LUNG
              DEVELOPMENT GROUP
              Director since 1997; Member of the Finance Committee Age at 12/31/97--48

  Mr. Chan has been the Chairman of Hong Kong based Hang Lung Development Group since 1991. Hang Lung Development Group is made up of three publicly traded companies in property development, property investment and hotels. In 1986, Mr. Chan co-founded the private Morningside/Springfield Group and is a director of certain companies within the Group. The Morningside Group directs investments in private companies. The Springfield Group engages in financial trading, fund management and investment consulting. He is a member of the Board of Directors of Enron Corporation and Standard Chartered PLC. Mr. Chan obtained his first two degrees in biology from California State University in 1972 and 1974 and an MBA from the University of Southern California in 1976. Mr. Chan is a U.S. citizen residing in Hong Kong.

[PHOTO]       H. LAURANCE FULLER
              PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, AMOCO CORPORATION
              Director since 1994; Member of the Nominating and Audit
              Committees
              Age at 12/31/97--59

  Mr. Fuller is Chairman of the Board and Chief Executive Officer of Amoco Corporation, an energy company. Mr. Fuller was elected President of Amoco Cor-poration in 1983, and its Chairman of the Board and Chief Executive Officer in 1991. He has been a member of Amoco Corporation's Executive Committee and a member of the Board of Directors of Amoco since 1981. Mr. Fuller joined Amoco in 1961, was named President of Amoco Oil Company in 1978, and was elected Ex-ecutive Vice President of Amoco Corporation in 1981. He is also a director of The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A., Abbott Labo-ratories, Security Capital Group, the American Petroleum Institute, Catalyst, and Rehabilitation Institute of Chicago. He is a trustee of Cornell University and the Chicago Orchestral Association. Mr. Fuller graduated from Cornell Uni-versity in 1961 with a B.S. degree in chemical engineering, and earned a J.D. degree from DePaul University Law School in 1965.

[PHOTO]       CHRISTOPHER B. GALVIN
              PRINCIPAL OCCUPATION:
              CHIEF EXECUTIVE OFFICER, MOTOROLA, INC.
              Director since 1988; Member of the Executive and Management Development Committees
              Age at 12/31/97--47

  Mr. Galvin began working for the Company part-time in 1967 and full-time in 1973. Between 1973 and 1988 he served in sales, sales management, marketing, product management, service management and general management positions in the Company's Two-Way Radio, Tegal subsidiary (semiconductor capital equipment products) and Paging businesses. In 1988, he became Chief Corporate Staff Of-ficer and was elected to the Motorola Board of Directors. In 1990, he was ap-pointed to the Office of the Chief Executive as Senior Executive Vice President and Assistant Chief Operating Officer. He served as President and Chief Operating Officer from 1993 until he became Chief Executive Officer on January 1, 1997. Mr. Galvin received a bachelor's degree from Northwestern University and a master's degree with distinction from the Kellogg Graduate School of Management at Northwestern. He is a trustee of Rand Corporation, Northwestern University, and the American Enterprise Institute. Mr. Galvin is the son of Robert W. Galvin.

[PHOTO]       ROBERT W. GALVIN
              PRINCIPAL OCCUPATION:
              CHAIRMAN OF THE EXECUTIVE COMMITTEE, MOTOROLA, INC.
              Director since 1945
              Age at 12/31/97--75

  Mr. Galvin started his career at the Company in 1940. He held the senior of-ficership position in the Company from 1959 until 1990, when he became Chair-man of the Executive Committee. He continues to serve as a full time officer of the Company. He attended the University of Notre Dame and the University of Chicago, and is currently a member of the Board of Trustees of Illinois Insti-tute of Technology. Mr. Galvin has been awarded a number of honorary degrees as well as industrial, professional and national awards and recognition.

                                                                 PROXY STATEMENT
                                                           --------------------

 [PHOTO]       ROBERT L. GROWNEY
               PRINCIPAL OCCUPATION:
               PRESIDENT AND CHIEF OPERATING OFFICER, MOTOROLA, INC. Director since 1997; Member of the Finance Committee Age at 12/31/97--55

  Mr. Growney began his career with Motorola in 1966 holding various positions in the Company's wireless communications businesses. He was appointed a company officer in 1985, elected Corporate Vice President by the Board of Directors in 1986, elevated to Senior Vice President in 1989, to Executive Vice President in 1992, and to President and General Manager of the Messaging, Information and Media Sector in 1994. He was elected President and Chief Operating Officer ef-fective January 1, 1997, and elected to the Board of Directors in February of 1997. He is currently a Director of Microware Systems Corporation and a trustee of Illinois Institute of Technology. Mr. Growney received both his bachelor's degree in mechanical engineering and his master's degree in business adminis-tration from Illinois Institute of Technology in Chicago.

[PHOTO]        ANNE P. JONES
               PRINCIPAL OCCUPATION: CONSULTANT
               Director since 1984; Chairman of the Audit Committee and Member of the Nominating Committee
               Age at 12/31/97--62

  Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission, General Counsel of the Federal Home Loan Bank Board, and was on the staff of the Securities and Exchange Commission from 1968 to 1977. She was Di-rector of the Division of Investment Management of the Securities and Exchange Commission in 1976 and 1977. Ms. Jones is a director of the IDS Mutual Fund Group and C-COR Electronics, Inc. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respectively.

[PHOTO]        DONALD R. JONES
               PRINCIPAL OCCUPATION: RETIRED; FORMERLY EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MOTOROLA, INC. Director since 1987; Chairman of the Finance Committee and Member of the Audit Committee
               Age at 12/31/97--67

  Mr. Jones joined the Company in 1951; became Director of Finance and Planning of the Communications Division in 1968; Treasurer of the Company in 1971; Vice President and Assistant Chief Financial Officer in 1974; Senior Vice President and Assistant Chief Financial Officer in 1984; and Executive Vice President and Chief Financial Officer in 1985. He retired in 1991. He is a trustee of the Kemper Mutual Funds, Chicago, Illinois. Mr. Jones received a B.S.E.E. degree from the University of Illinois and did graduate work in Business Administra-tion at Northwestern University.

[PHOTO]        JUDY C. LEWENT
               PRINCIPAL OCCUPATION: SENIOR
               VICE PRESIDENT AND CHIEF
               FINANCIAL OFFICER,
               MERCK & CO., INC.
               Director since 1995; Member of the
               Finance and Audit Committees
               Age at 12/31/97--48

  Ms. Lewent has been Senior Vice President and Chief Financial Officer, Merck & Co., Inc., a pharmaceuticals company, since 1992 and was formerly its Vice President--Finance and Chief Financial Officer (1990-1992) and Vice President and Treasurer (1987-1990). She is also a director of Astra Merck, Inc.; the DuPont Merck Pharmaceutical Company; Johnson & Johnson Merck Consumer Pharma-ceuticals Company; The Quaker Oats Company; Chugai MSD Co., Ltd; and Merial Limited. Ms. Lewent is also a trustee of the Rockefeller Family Trust. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from MIT Sloan School of Management.

PROXY STATEMENT
------------------

[PHOTO]       DR. WALTER E. MASSEY
              PRINCIPAL OCCUPATION:
              PRESIDENT OF MOREHOUSE COLLEGE
              Director since 1993; Chairman of
              the Technology Committee and
              Member of the Nominating Committee
              Age at 12/31/97--59

  Dr. Massey is President of Morehouse College. After being staff physicist and post-doctoral fellow at Argonne National Laboratory, assistant professor at the University of Illinois, associate professor and professor of physics at Brown University, Dr. Massey then joined Argonne National Laboratory as its director and was named to the additional position of Vice President for Re-search at the University of Chicago in 1982. In 1984, he became Vice President for Research and for Argonne National Laboratory, the University of Chicago. In 1991, he was appointed by President Bush as the Director of the National Science Foundation. In April, 1993 he became Provost and Senior Vice Presi-dent, Academic Affairs, University of California System, and then became Pres-ident of Morehouse College in August, 1995. Dr. Massey received a Ph.D. degree in physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of Amoco Corporation and BankAmerica Corporation and its subsidiary, Bank of America, N.T.S.A. Dr. Massey previously served as a director of the Company from May 1984 until May 1991 when he accepted his ap-pointment to the National Science Foundation.

[PHOTO]       THOMAS J. MURRIN
              PRINCIPAL OCCUPATION: DEAN OF
              DUQUESNE UNIVERSITY'S SCHOOL
              OF BUSINESS ADMINISTRATION
              Director since 1991; Chairman of
              the Nominating Committee and
              Member of the Compensation Committee
              Age at 12/31/97--68

  Mr. Murrin is Dean of Duquesne University's School of Business Administra-tion. He previously was Deputy Secretary of the U.S. Department of Commerce and served as a U.S. delegate to the NATO Industrial Advisory Group and as a member of the Defense Policy Advisory Committee on Trade. From 1983 to 1987, he was President of the Energy and Advanced Technology Group of Westinghouse Electric Corporation, which he joined in 1951. Mr. Murrin also served as Chairman of the Commission on the Federal Appointment Process, the Federal Quality Institute, the Board of Overseers of the Commerce Department's Malcolm Baldrige National Quality Award and the Defense Department's Defense Manufac-turing Board. He has also served as Distinguished Service Professor in Tech-nology and Management at Carnegie Mellon University, as Chairman of the Board of Trustees of Duquesne University and as a member of the Board of Trustees of Fordham University. He is a director of Duquesne Light Company and its holding company, DQE, Inc. He also serves as Chairman of Governor Ridge's Technology 21 Program; as Chairman of the Pittsburgh Tissue Engineering Institute and as Chair of the Assessment Panel of the Pittsburgh Public School System.

[PHOTO]       NICHOLAS NEGROPONTE
              PRINCIPAL OCCUPATION: DIRECTOR OF MEDIA LABORATORY OF MASSACHUSETTS INSTITUTE OF TECHNOLOGY
              Director since 1996; Member of the Technology Committee Age at 12/31/97--54

  Mr. Negroponte is a founder and director of the Massachusetts Institute of Technology's Media Laboratory, an interdisciplinary, multi-million dollar re-search center focusing exclusively on the study and experimentation of future forms of human and machine communication. Mr. Negroponte studied at MIT, where as a graduate student he specialized in the then new field of computer aided design. In 1967 he founded MIT's pioneering Architecture Machine Group, a com-bination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. In 1992 Mr. Negroponte co-founded Wired magazine of which he is the senior columnist. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

                                                                 PROXY STATEMENT
                                                           --------------------

[PHOTO]        JOHN E. PEPPER, JR.
               PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OF PROCTER & GAMBLE CO.
               Director since 1994; Member of the Compensation and Management Development Committees
               Age at 12/31/97--59

  Mr. Pepper is Chairman of the Board of Directors and Chief Executive of Procter & Gamble Co., a consumer products company. Mr. Pepper joined Procter & Gamble in 1963, became General Manager of Procter & Gamble Italia in 1974, and was named Division Manager-International in 1977. In 1978, he returned to the U.S. as Vice President-Packaged Soap and Detergent Division. He was elected Ex-EXECUTIVE Vice President of Procter & Gamble Co. and was named to its Board of Directors in 1984, was named President in 1986 and was named Chairman of the Board and Chief Executive in July, 1995. Mr. Pepper is also a director of the Xerox Corporation. He is Co-Chairman of the Governor's Education Council of the State of Ohio, a Fellow of the Yale Corporation, and was Chairman of the 1994 Cincinnati United Way Campaign. He is Co-Chairman of the Cincinnati Youth Col-laborative and a trustee of the Christ Church Endowment Fund. Mr. Pepper gradu-ated from Yale University in 1960 and holds honorary doctorate degrees from Mount St. Joseph College, Xavier University and St. Petersburg University (Rus-sia).

[PHOTO]        SAMUEL C. SCOTT III
               PRINCIPAL OCCUPATION: PRESIDENT AND CHIEF OPERATING OFFICER OF CORN PRODUCTS INTERNATIONAL
               Director since 1993; Chairman of the Compensation Committee and Member of the Executive and Management Development Committees Age at 12/31/97--53

  Mr. Scott is currently President and Chief Operating Officer of Corn Products International. Prior to this position, he was Vice President of CPC Interna-tional and President of CPC's worldwide corn refining business. Mr. Scott joined CPC International in 1973 in the Corn Refining Division. He held a num-ber of positions during his career with CPC. He became a Vice President of CPC in 1991 and President of the Corn Refining Division in 1995. On December 31, 1997, CPC spun off its corn refining division as a separate corporation, Corn Products International. Mr. Scott serves on the Board of Directors of Corn Products International, Reynolds Metals Company, the Corn Refiners Association and Inroads Chicago. Mr. Scott graduated from Fairleigh Dickinson University, with a bachelor's degree in engineering in 1966 and obtained an MBA degree there in 1973.

[PHOTO]        B. KENNETH WEST
               PRINCIPAL OCCUPATION: SENIOR CONSULTANT FOR CORPORATE GOVERNANCE TO TEACHERS INSURANCE AND ANNUITY ASSOCIATION-COLLEGE RETIREMENT EQUITIES FUND
               Director since 1976; Chairman of the Management Development Committee and Member of the Executive and Finance Committees Age at 12/31/97--64

  Mr. West is currently serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as Chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a di-rector of The Pepper Companies, Inc. Mr. West is a 1955 Phi Beta Kappa graduate of the University of Illinois and after joining Harris Bank received an M.B.A. with honors in 1960 from the University of Chicago. He is a past Chairman of the Board of Trustees of the University of Chicago and in 1988 was awarded the University's honorary Doctor of Laws degree. He is a past President of the Uni-versity of Illinois Foundation and is a past Chairman of the Civic Committee of the Commercial Club of Chicago of which he is also a past President. Mr. West is currently serving as Vice Chairman of the National Park Foundation.

[PHOTO]        DR. JOHN A. WHITE

               PRINCIPAL OCCUPATION: CHANCELLOR, UNIVERSITY OF ARKANSAS Director since 1995; Member of the Audit and Technology Committees
               Age at 12/31/97--58

  Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. During the period from July 1988 to September 1991, he served as Assistant Director of the Na-tional Science Foundation in Washington, D.C. He is a director of Eastman Chem-ical Company, CAPS Logistics, Inc., Logility, Inc., and Russell Corporation, a member of the National Science Board, the National Academy of Engineering, and past president of the National Consortium for Graduate Degrees for Minorities in Engineering and Science, Inc. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

PROXY STATEMENT
------------------

INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1997 and are serving in such capacity for the current fiscal year. The appointment of independent public accountants is made annually by the Board. The decision of the Board is based on the rec-ommendation of the audit committee, which reviews both the audit scope and es-timated audit fees. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

  During 1997, the Board had eight meetings. All incumbent directors attended 75% or more of the combined total of meetings of the Board and the committees on which they served during 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has standing audit and legal, compensation, nominating, executive, finance, technology and management development committees. The Board also forms ad hoc committees from time to time.

  The Audit and Legal Committee (Ms. A. Jones, chairman, and Messrs. Fuller,
D. Jones, White and Ms. Lewent) which held three meetings during 1997, reviews the accounting standards and principles followed by the Company; recommends to the Board the appointment of independent auditors, and then reviews and ap-proves the scope of their examinations, reports and evaluations; and receives internal audit reports directly from the Company's internal auditors, and mon-itors progress in the correction of any important deficiencies raised by ei-ther auditors. The committee also receives reports from the Company's health, safety and environmental audit function and business ethics compliance commit-tee; monitors adherence to established corporate policies, codes and practic-es, and arranges for any special investigations or audits that may be deemed necessary. The committee also receives periodic reports from the Company's general counsel; reviews the Company's policy, practice, staffing and posture regarding legal matters; and reviews the Company's relationships with all ex-ternal and internal attorneys.

  The Compensation Committee (Messrs. Scott, chairman, Murrin, and Pepper, none of whom is an employee of the Company) which held six meetings during 1997, reviews aggregate total compensation for all elected officers; and fixes the salaries of the elected senior officers reporting directly to the Chief Executive Office (the "Management Board") and of those officers who report di-rectly to the Chief Executive Office but are not members of the Management Board. The committee administers all compensation plans or programs which re-quire Board responsibilities; monitors all compensation and benefit plans; re-views Board member oversight and the performance of the Chairman of the Board and the members of the Chief Executive Office.

  The Nominating Committee (Messrs. Murrin, chairman, Fuller, Massey and Ms.
A. Jones) which held three meetings during 1997, provides written criteria as a guideline in selecting and reviewing Board candidates; develops and prepares a "management slate" for the annual meeting; consults with the Chairman of the Board on proposed assignments as Committee Chairmen and members; periodically reviews with other Board members and the Chief Executive Office the overall effectiveness of the Board organization and the conduct of its business; annu-ally reviews the corporate governance guidelines; and monitors procedures for reviewing the independence and performance of all Board members.

  The committee considers individuals recommended by stockholders as potential future nominees. The names and qualifications must be submitted to the Nomi-nating Committee in care of the Secretary of the Company at 1303 East Algon-quin Road, Schaumburg, Illinois 60196.

  The Executive Committee (Messrs. R. Galvin, chairman, C. Galvin, Mitchell, Scott, Tooker and West) which did not meet in 1997, may review the Company's strategic planning process, allocation of resources, and exercise Board au-thority on specific matters assigned by the Board from time to time.

  The Finance Committee (Messrs. D. Jones, chairman, Chan, Growney, West and Ms. Lewent) which held four meetings during 1997, makes recommendations with respect to the overall financial posture of the Company.

  The Technology Committee (Messrs. Massey, chairman, Mitchell, Negroponte and White) which held five meetings during 1997, identifies and assesses signifi-cant technological issues and needs affecting the Company.

  The Management Development Committee (Mr. West, chairman, and Messrs. C. Galvin, Mitchell, Pepper and Scott) which held three meetings during 1997, regularly reviews the process and results of the Company's organization and management development program.

DIRECTOR COMPENSATION

  In 1997, directors who are not employees of the Company ("non-employee di-rectors") were paid an annual retainer of $40,000. The Company does not intend to increase this retainer for the next year because, beginning in June 1996, the Company began granting annual options to acquire shares of Motorola common stock to non-employee directors. In 1997, non-employee directors received op-tions to acquire 2,500 shares of common stock. Each non-employee director who is chairman of a committee receives an additional $4,000 per annum. Each non-employee director receives $1,500 per day for directors' meetings attended, $1,000 per day for committee meetings attended which are not held in conjunc-tion with, and on the same day as, directors' meetings; $500 per day for com-mittee meetings attended which are held in conjunction with, and on the same day as, director or committee meetings; and $1,500 per day and a pro-rata por-tion thereof for partial days, for assigned work for the benefit of the Com-pany or any subsidiary which is requested by the Board or its Chairman, any committee of the Board or a member of the Chief Executive Office. Non-employee directors may elect to defer receipt of all or any portion of their compensa-tion until the year after they cease being a director, become disabled or reach a designated age. Such deferred amounts are credited with inter-

                                                                 PROXY STATEMENT
                                                           --------------------
est at a rate based on the discount rate for ninety-day Treasury bills. Pay-ments generally may be made in a lump sum or in annual installments over a pe-riod not exceeding ten years. The entire undistributed deferred amount (plus interest) will be distributed in a lump sum upon a participating director's death. The Company also reimburses its directors and spouses who accompany di-rectors, in certain instances, for travel, lodging and related expenses they incur in attending Board and committee meetings.

  In February 1996, the Board voted to terminate its retirement plan. Non-em-ployee directors elected after the vote were not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. Directors with accrued vested benefits are entitled to receive payment of such benefits in accordance with the applicable payment terms of the plan, including payments to his or her spouse in the event of death.

  Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the direc-tor on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 1997 was $3,864.

  In May 1995, the stockholders approved the adoption of the Non-Employee Di-rectors' Stock Plan, pursuant to which non-employee directors may elect to re-ceive all or a part of the cash compensation received for services as a director in shares of Common Stock. Five directors are participating in the plan.

  Mr. Robert W. Galvin, a director and executive officer, owns an airplane, which he used on business travel for the Company for approximately 75.9% of its miles flown in 1997. The Company employs pilots and mechanics for airplanes which it owns. They also devote a portion of their time to Mr. Galvin's air-plane, including those times when it is not being used on Company business. The Company pays the salaries and the cost of fringe benefits of these employees. Mr. Galvin pays all of the other expenses of his airplane, except that the cost of fuel, oil and relatively minor incidental crew and flight expenses incurred solely in connection with Company business flights, are paid by the Company. Mr. Galvin does not charge the Company when other Company personnel accompany him on his airplane on business trips. In 1997, and historically, the percent-age of the total expenses of the airplane which has been paid by the Company has been less than the percentage of usage of the airplane for Company busi-ness.

  Mr. John F. Mitchell performed services primarily as a senior consultant to the Company on the IRIDIUM(R) project. During 1997 he received $290,400, plus expenses as compensation for these services.

APPROVAL BY STOCKHOLDERS

  In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Each share is entitled to one vote. Shares may be voted for or withheld from each nominee. Shares that are withheld and broker non-votes will have no effect on the outcome of the election.

  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

PROXY STATEMENT
------------------
SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

  The following table sets forth information as of January 31, 1998 (except as indicated below) regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 9, and by all current directors, nom-inees and current executive officers of the Company as a group.

                                                      SHARES       TOTAL
                                                       UNDER       SHARES
                                           SHARES   EXERCISABLE BENEFICIALLY
     NAME                                 OWNED(1)  OPTIONS(2)    OWNED(3)
    ---------------------------------------------------------------------------
     Christopher B. Galvin(4)             3,106,614    390,000    3,511,990(5)
     Gary L. Tooker                         153,469    544,000      720,913(6)
     Robert L. Growney                       29,972    194,373      224,971
     Merle L. Gilmore                        24,554    168,000      193,266
     James A. Norling                        40,632    384,000      425,752
     Ronnie C. Chan                              --         --           --
     H. Laurance Fuller                       7,811      1,000        8,811
     Robert W. Galvin(4)                 15,142,581         --   15,176,758(7)
     Anne P. Jones                            4,094      1,000        5,094
     Donald R. Jones                         51,202      1,000      103,404(8)
     Judy C. Lewent                           2,791      1,000        3,791
     Walter E. Massey                         3,292      1,000        4,292
     John F. Mitchell                       188,877    184,750      373,627
     Thomas J. Murrin(4)                     20,000      1,000       21,000
     Nicholas Negroponte                        898      1,000        1,898
     John E. Pepper, Jr.                      6,063      1,000        7,413(9)
     Samuel C. Scott III                      5,702      1,000        6,702
     B. Kenneth West                          5,000      1,000        6,000
     John A. White                            3,939      1,000        4,939
     All current directors, nominees
      and current executive officers as
      a group (30 persons)               19,014,604  3,042,023   22,226,885(10)

    ------------------------------------------------------------------

 (1) Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company's Profit Sharing Trust and the shares listed under "Shares Un-der Exercisable Options."

 (2) Includes shares under options exercisable on January 31, 1998 and options which become exercisable within 60 days thereafter.

 (3) Includes interests, if any, in shares held in the Company's Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under "Shares Under Exercisable Options." Unless otherwise indicat-ed, each person has sole voting and investment power over the shares re-ported. Each director, other than Mr. R. Galvin, owns less than 1% of the Common Stock. Mr. R. Galvin beneficially owns 2.5% of the Common Stock. All current directors and current executive officers as a group own 3.7%.

 (4) As of February 24, 1998.

 (5) Mr. C. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 774,492 shares; shared voting and investment power, 1,646,576 shares; sole voting power only, 303,085 shares; and shared voting power only, 382,461 shares. In-cluded in Mr. C. Galvin's shares are 2,020,877 shares, which are shown in this table to be owned by Mr. R. Galvin. Mr. C. Galvin disclaims benefi-cial ownership of all shares not held directly by him and of 14,974 shares owned by his wife, which are included for him under "Total Shares Benefi-cially Owned."

 (6) Mr. Tooker has shared voting and investment power over 131,570 of these shares. Mr. Tooker disclaims beneficial ownership of 74,881 shares held in certain trusts.

 (7) Mr. R. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 9,710,955 shares; sole investment power only, 4,096,295 shares; and shared voting and investment power, 1,335,331 shares. Included in Mr. R. Galvin's shares are 2,020,877 shares, which are shown in this table to be owned by Mr. C. Galvin. Mr. R. Galvin disclaims beneficial ownership of all shares not di-rectly held by him and of 31,222 shares owned by his wife which are in-cluded for him under "Total Shares Beneficially Owned." Christopher B. Galvin, presently serves as co-trustee with his father, Robert W. Galvin, and his mother, Mary B. Galvin, under certain trusts established for their benefit, estate planning and charity and holds an executed general power of attorney from them to manage their assets, including the voting or selling of Motorola shares, if that becomes necessary.

 (8) Mr. Jones disclaims beneficial ownership of 51,202 shares held by his wife, which are included for him under "Total Shares Beneficially Owned."

 (9) Mr. Pepper disclaims beneficial ownership of 200 shares held by his son and 150 shares held by his daughter, which are included for him under "To-tal Shares Beneficially Owned."

(10) All directors, nominees and current executive officers as a group have shared voting and investment power over 1,899,380 of these shares.

                                                                 PROXY STATEMENT
                                                           --------------------

                           SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                          ------------------------   OTHER       --------------------------------
                                                     ANNUAL                            ALL OTHER
                                                    COMPEN-      SECURITIES    LTIP     COMPEN-
NAME AND                        SALARY   BONUS ($) SATION ($)    UNDERLYING   PAYOUTS  SATION ($)
PRINCIPAL POSITION        YEAR  ($) (1)     (2)      (4)(5)      OPTIONS (#)  ($)(6)     (7)(8)
-------------------------------------------------------------------------------------------------
Christopher B. Galvin     1997   990,000   955,000     5,615       80,000            *    7,661
Chief Executive Officer   1996   840,000   590,000     2,433       80,000    1,680,000    6,815
                          1995   770,000   800,000     1,896       60,000    1,540,000   10,492
Gary L. Tooker            1997 1,080,000   760,000    14,901       80,000            *   15,732
Chairman of the Board     1996 1,080,000   760,000     6,841       80,000    2,160,000   14,520
                          1995   990,000 1,030,000     5,882       80,000    1,980,000   16,002
Robert L. Growney         1997   720,000   695,000 4,428,617(3)    60,000            *    7,225
President and Chief       1996   546,667   228,900     2,968       95,000      820,001    6,075
Operating Officer         1995   466,667   725,000     2,326       35,000      700,001    7,421
Merle L. Gilmore          1997   565,000   495,000     2,064       40,000            *    6,252
Executive Vice President  1996   495,000   396,000     1,607       60,000      742,500    5,891
                          1995   414,583   550,000     1,295       30,000      414,583    9,687
James A. Norling          1997   635,000   400,000 3,927,376(3)    40,000            *   10,442
Executive Vice President  1996   593,333   378,000     3,432       40,000    1,186,666    9,858
                          1995   555,000   610,000     2,945       40,000    1,110,000   11,611
-------------------------------------------------------------------------------------------------

* Not currently available. See footnote (6).

(1) Including amounts deferred pursuant to salary reduction arrangements under the Profit Sharing Plan.

(2) Significant portions of these amounts were earned in each of these years under the Motorola Executive Incentive Plan ("MEIP") for performance during that year.

(3) Elected officers participate in a supplementary retirement plan and gener-ally become vested in the plan at age 55. A discussion of the Company's pension and retirement plans is on page 12. At the time of vesting the Com-pany makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any con-tribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retire-ment plan. Because the participant receives no cash yet incurs a signifi-cant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with respect to elected officers all of whom participate in the plan, including those named in the Compensation Table. In 1997 Mr. Growney and Mr. Norling were reim-bursed for tax liability in the amounts of $4,423,360 and $ 3,922,049, re-spectively.

(4) These amounts are the Company's reimbursements for income tax liability re-sulting from the income imputed to that executive officer as a result of coverage by a group life insurance policy for elected officers and business travel by spouses on Company aircraft.

(5) The aggregate amount of perquisites and other personal benefits, securities or property, given to each named executive officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer dur-ing each of these years.

(6) Payments for 1996 under the Long Range Incentive program were not calcula-ble until after distribution of the Company's proxy statement for 1997 and appear for the first time in the table above. The 1997 payments under this plan are not calculable at this time because comparator companies' data are not available, but may be substantial and will be less than the maximum award payable under the program.

(7) These figures for 1997 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance: for Mr. C. Galvin, $4,004; Mr. Tooker, $10,646; Mr. Growney, $4,996; Mr. Gilmore, $2,823, and for Mr. Norling, $5,356.

PROXY STATEMENT
------------------

(8) These figures include the following contributions made by the Company to the Profit Sharing Plan for 1997: for Mr. C. Galvin, $3,657; Mr. Tooker, $5,086; Mr. Growney, $2,229; Mr. Gilmore, $3,429. and for Mr. Norling, $5,086.


                          STOCK OPTION GRANTS IN 1997
                               Individual Grants

                                                                                POTENTIAL
                                                                            REALIZABLE VALUE
                                                                             (4) AT ASSUMED
                                                                             ANNUAL RATES OF
                          NUMBER OF                                            STOCK PRICE
                         SECURITIES                                         APPRECIATION FOR
                         UNDERLYING      % OF TOTAL    EXERCISE                OPTION TERM
                       OPTIONS GRANTED OPTIONS GRANTED OR BASE             -------------------
                        (# OF SHARES)  TO EMPLOYEES IN  PRICE   EXPIRATION              10%
NAME                       (1)(2)           1997        ($/SH)   DATE(3)   5% ($)(4)  ($)(4)
----------------------------------------------------------------------------------------------
Christopher B. Galvin      80,000           1.2%        $64.66   11/26/07  1,839,200 5,992,800
Gary L. Tooker             80,000           1.2%        $64.66   11/26/07  1,839,200 5,992,800
Robert L. Growney          60,000            .9%        $64.66   11/26/07  1,379,400 4,494,600
Merle L. Gilmore           40,000            .6%        $64.66   11/26/07    919,600 2,996,400
James A. Norling           40,000            .6%        $64.66   11/26/07    919,600 2,996,400
----------------------------------------------------------------------------------------------

(1) These are options granted under the Share Option Plan of 1996 to acquire shares of Common Stock.

(2) These options were granted at fair market value at the time of the grant, are generally not exercisable until one year after grant and carry with them the right to elect to have shares withheld upon exercise and/or to de-liver previously acquired shares of Common Stock to satisfy tax withholding requirements. The options granted in 1997 to these individuals represent significantly less than 0.1% of the shares of Common Stock outstanding.

(3) These options could expire earlier in certain situations.

(4) The potential realizable value of the options, if any, granted in 1997 to each of these executive officers was calculated by multiplying those op-tions by the excess of (a) the assumed market value, at November 26, 2007, of Common Stock if the market value of Common Stock were to increase 5% or 10% in each year of the option's 10-year term over (b) the base price shown. This calculation does not take into account any taxes or other ex-penses which might be owed. The assumed market value at a 5% assumed annual appreciation rate over the 10-year term is $105.32 and such value at a 10% assumed annual appreciation rate over that term is $167.71. At $105.32 the total market value of the shares of Common Stock outstanding on March 13, 1998 would be $62,949,764,948 which would be an increase of $28,768,795,683 from the market value of such shares at the close of business on December 31, 1997. At $167.71, the total market value of the shares of Common Stock outstanding on March 13, 1998 would be $100,240,268,509 which would be an increase of $66,059,299,245 from the market value of such shares at the close of business on December 31, 1997. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no repre-sentation is made that the Common Stock will appreciate at these assumed rates or at all.

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS AT END OF 1997   IN-THE-MONEY (2) OPTIONS
                       SHARES ACQUIRED                           (#)              AT END OF 1997 ($)(3)
                         ON EXERCISE   VALUE REALIZED ------------------------- -------------------------
NAME                    (# OF SHARES)      ($)(1)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------------------------------------------------------------------------------------
Christopher B. Galvin         -0-             -0-       390,000      80,000      5,820,705       -0-
Gary L. Tooker                -0-             -0-       544,000      80,000      9,548,080       -0-
Robert L. Growney             -0-             -0-       194,373      60,000        701,277       -0-
Merle L. Gilmore           18,000         899,100       168,000      40,000      1,363,330       -0-
James A. Norling              -0-             -0-       384,000      40,000      9,371,560       -0-
---------------------------------------------------------------------------------------------------------

(1) The "value realized" represents the difference between the base (or exer-cise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 1997.

(3) Assuming a stock price of $57.18 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 1997.

                                                                 PROXY STATEMENT
                                                           --------------------

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1997

                                     PERFORMANCE OR                   ESTIMATED FUTURE PAYOUTS
                                      OTHER PERIOD                         UNDER NON-STOCK
                                         UNTIL                       PRICE-BASED PLANS (1)(2)(5)
                         NUMBER OF   MATURATION OR                   -----------------------------
NAME                   RIGHTS (#)(2)     PAYOUT     THRESHOLD ($)(3) TARGET ($)(4)   MAXIMUM ($)
---------------------------------------------------------------------------------------------------
Christopher B. Galvin         1         4 Years             1              1,237,500      2,475,000
Gary L. Tooker                1         4 Years             1              1,350,000      2,700,000
Robert L. Growney             1         4 Years             1                900,000      1,800,000
Merle L. Gilmore              1         4 Years             1                706,250      1,412,500
James A. Norling              1         4 Years             1                793,750      1,587,500
---------------------------------------------------------------------------------------------------

(1) All the payments shown are potential assumed amounts. There is no assurance that Motorola will achieve results that would lead to payments under the Company's Long Range Incentive Plan of 1994 ("LRIPL") or that any payments will be made under this plan.

(2) Under the LRIPL, at the beginning of each four-year cycle, the Compensation Committee determines the objective measures/metrics for that cycle. The measures/metrics used for this purpose are return on net assets ("RONA"), shareholder return and sales growth over a four-year period, each weighted at 25%, compared to a selected competitive group of companies. The fourth measurement is fundable growth weighted at 25%. An award is earned only when Company performance exceeds the minimum specified RONA floor, notwith-standing superior performance versus the comparator group of companies, and can range from 0% to 200% of the lesser of (1) 125% of the executive offi-cer's annualized base salary on January 1 of the first year of the four year cycle, or (2) 100% of the executive officer's annualized base salary on December 31 of the last year of the four year cycle. No payments are made unless the minimum specified RONA floor is exceeded by Motorola.

(3) At the performance threshold, which is that point at which a payment could be made under the LRIPL each listed current executive officer who partici-pates in the LRIPL could receive $1 under the LRIPL.

(4) At the performance target, which is that point at which 50% of the maximum award under the LRIPL would be payable, the indicated payments would be made under the LRIPL.

(5) These figures were calculated using the January 1, 1997 annualized base salary for each participating executive officer.

PROXY STATEMENT
------------------
PENSION AND SUPPLEMENTARY RETIREMENT PLANS

  The Company maintains a retirement income plan known as the Motorola, Inc. Pension Plan (the "Pension Plan"). The Company's general objective is for the after-tax payments from the Pension Plan and Social Security to provide non-elected officer employees who have 35 years of service under the present Pen-sion Plan formula, with approximately 80% to 100% of their final after-tax salary after their normal retirement. The Company has established a Supplemen-tal Pension Plan ("Supplemental Plan") for participants in the Pension Plan who are not elected officers and who receive compensation in excess of the re-duced compensation limit imposed by changes to the Internal Revenue Code (the "Code"). The purpose of the Supplemental Plan is to restore the benefits that otherwise would have been provided by the Pension Plan if the compensation limit of the Code had not been reduced.

  The Company also maintains a supplementary retirement plan in which elected officers, including the named executive officers, participate. If the benefit payable annually (computed on a single life annuity basis) to any named execu-tive officer under the Pension Plan (which is generally based on varying per-centages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon retirement at age 60 or later. The total annual payments to such officer from both plans will, generally, aggregate a percentage of the sum of such offi-cer's rate of salary at retirement plus an amount equal to the highest average of the Motorola Executive Incentive Plan ("MEIP") awards paid to such officer for any five years within the last eight years preceding retirement, as dis-closed in the Summary Compensation Table on page 9. Such percentage ranges from 40% to 45%, depending upon such officer's years of service and other fac-tors. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and supplementary retirement plan is subject to a maximum of 70% of that officer's base salary prior to retirement. If the officer is vested and retires at or after age 57 but prior to age 60, he or she may elect to receive a deferred unreduced bene-fit when he or she attains age 60, or an actuarially reduced benefit when that officer retires contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control.

  Participants in the supplementary retirement plan generally become vested in the plan at age 55. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the supplementary retirement plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with respect to elected officers all of whom par-ticipate in the plan, including those named in the Compensation Table. In 1997 Robert Growney and James Norling were reimbursed for tax liability in the amounts of $4,423,360 and $3,920,049 respectively; Gary Tooker was reimbursed $5,152,431 in 1994 and Thomas George was reimbursed $2,919,920 in 1995.

  Based on salary levels at December 31, 1997, and the average of the MEIP awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated an-nual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers' supplementary retirement plan described above, and a previous retirement income plan is Mr. C. Galvin, $693,000; Mr. Tooker, $762,636; Mr. Growney, $504,000; Mr. Gilmore, $395,500,
and Mr. Norling, $446,760.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has adopted a policy (the "salary protection policy") which gen-erally provides that most employees of the Company and its subsidiaries would receive a lump sum payment, based on years of service and salary in the event their employment is involuntarily terminated (except for specific reasons) during a two-year period following an unsolicited change in control (as de-fined) of the Company. This policy, which is subject to specified amendment and termination, also provides for continuation of medical plan benefits. In addition, the Company has entered into Termination Agreements with certain key employees, including the named executive officers, who are not covered by the salary protection policy because of the Termination Agreements. Each Termina-tion Agreement provides for the payment of benefits in the event that (i) the executive officer

                                                                 PROXY STATEMENT
                                                           --------------------
terminates his or her employment for any reason within one year of a change in control (as defined), (ii) the executive officer terminates his or her employ-ment for "good reason" (as defined) within two years of a change in control, or
(iii) the executive officer's employment is terminated for any reason other than termination for "good cause" (as defined), disability, death or normal re-tirement within two years of a change in control. In the case of (ii) and (iii) above, accumulation by a person or group of a 20 percent stock position would constitute a change in control, although, in the case of (i) above, a 51 per-cent stock position would be required. No benefits are payable under the Termi-nation Agreements in the case of any change in control which the Company's Chairman of the Board determines to be the result of a transaction which was initiated by the Company. The amount of the benefits payable to an executive officer entitled thereto would be equal to, in addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termina-tion date, an amount equal to three times the greater of the executive offi-cer's highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date, plus an amount equal to three times the highest annual bonus received during the immediately preceding five fiscal years ending on or before the termination date. Benefits are subject to offset to the extent that such offset would improve the executive officer's after-tax position by eliminating any excise taxes otherwise imposed on the employee under the "parachute pay-ment" provisions of the Internal Revenue Code. The term of each Termination Agreement is subject to automatic one year extensions unless the Company gives 12 months prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Termination Agreement continues for an additional two years.

  The following graphs and related disclosure and the Report of Compensation Committee on Executive Compensation shall not be deemed incorporated by refer-ence by any general statement incorporating this proxy statement into any fil-ing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this in-formation by reference, and shall not otherwise be deemed filed under such acts.

PROXY STATEMENT
------------------

PERFORMANCE GRAPH

  The following graphs compare the cumulative total return of Motorola, Inc., the S&P 500 Index and a composite S&P Electronic Subgroups Index composed of the following six S&P indices, weighted by market value at each measurement point: the S&P Communications-Equipment/ Manufacturers Index, the S&P Computer Systems Index, the S&P Electrical Equipment Index, the S&P Electronics Defense Index, the S&P Electronics (Instruments) Index, and the S&P Electronics (Semi-conductors) Index. The S&P Communications-Equipment/Manufacturers Index cur-rently consists of 3Com Corp., Andrew Corporation, Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems, Inc., DSC Communications Corp., Lucent Technologies, Inc., Nextlevel Systems Inc., Northern Telecom Limited, Scien-tific-Atlanta, Inc. and Tellabs Inc. The S&P Computer Systems Index currently consists of Apple Computer, Inc., Compaq Computer Corporation, Data General Corp., Dell Computer Corp., Digital Equipment Corp., EMC Corporation, Hewlett-Packard Co., International Business Machines Corporation, Seagate Technology, Inc., Silicon Graphics Inc., Sun Microsystems, Inc., and Unisys Corporation. The S&P Electrical Equipment Index currently consists of AMP Inc., Emerson Electric Co., General Electric Company, General Signal Corp., W.W. Grainger, Inc., Honeywell Inc., Raychem Corp., and Thomas & Betts Corp. The S&P Elec-tronics Defense Index currently consists of EG&G, Inc. The S&P Electronics (Instruments) Index currently consists of Perkin-Elmer Corp. and Tektronix, Inc. The S&P Electronics (Semiconductors) Index currently consists of Advanced Micro Devices, Inc., Applied Materials, Inc., Intel Corporation, KLA Tencor Corporation, LSI Logic Corp., Micron Technology, Inc., Motorola, Inc., Na-tional Semiconductor Corp. and Texas Instruments Incorporated. These graphs assume $100 was invested in the stock or the Index on December 31, 1992 and 1987 and also assume the reinvestment of dividends.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG MOTOROLA, S&P 500 INDEX AND S&P ELECTRONIC SUBGROUPS INDEX


Measurement Period                             S&P            S&P Electronic
(Fiscal Year Covered)       Motorola, Inc.     500 Index      Subgroups Index
---------------------       --------------     ---------      ---------------
Measurement Pt-
12/31/92                    $100               $100           $100
FYE 12/31/93                $177.4             $110.1         $119.0
FYE 12/31/94                $224.1             $111.5         $133.3
FYE 12/31/95                $221.8             $153.4         $181.9
FYE 12/31/96                $240.1             $189.0         $256.5
FYE 12/31/97                $226.1             $252.1         $335.5

                             [GRAPH APPEARS HERE]

                COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
       AMONG MOTOROLA, S&P 500 INDEX AND S&P ELECTRONIC SUBGROUPS INDEX

Measurement Period                             S&P            S&P Electronic
(Fiscal Year Covered)       Motorola, Inc.     500 Index      Subgroups Index
---------------------       --------------     ---------      ---------------
Measurement Pt-
12/31/87                    $100               $100           $100
FYE 12/31/88                $ 85.7             $116.8         $ 98.5
FYE 12/31/89                $120.7             $153.7         $104.1
FYE 12/31/90                $109.9             $148.9         $103.4
FYE 12/31/91                $138.5             $194.4         $119.2
FYE 12/31/92                $223.4             $209.2         $124.0
FYE 12/31/93                $396.3             $230.3         $147.6
FYE 12/31/94                $500.5             $233.3         $165.4
FYE 12/31/95                $495.4             $320.8         $225.6
FYE 12/31/96                $536.3             $395.4         $318.1
FYE 12/31/97                $504.9             $527.4         $416.0


                                                                 PROXY STATEMENT
                                                           --------------------
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

  The objective of Motorola's executive compensation program is to attract and retain key executives critical to the long-term success of the Company. It is designed to align compensation with business strategy and success, and with Company values. This means having an integrated executive compensation program that is intended to balance short-term performance with the achievement of long-range strategic goals and that is designed to result in continuously im-proving total shareholder value. The program rewards executives not only for achieving Company goals, but also in relationship to the Company's performance compared to peer industry company performance.

SUMMARY OF COMPENSATION PLANS

  For many years, Motorola has participated in a number of compensation surveys for all job categories, exempt and nonexempt, which it believes can be "benchmarked." One of these surveys is a "consolidated industries" report on the compensation for executive job categories in what are currently 272 compa-nies, of which 23 are in the S&P Electronic Subgroups Index shown on page 14. Another survey is on the compensation for executive job categories in what are currently 26 large (sales of $5 billion or more) "high tech" and industrial companies, selected for their being in some of the same general lines of busi-ness as the Company or as being viewed as generally important to the overall high tech industry. This "high tech" survey includes 13 of the companies in the S&P Electronic Subgroups Index shown in the graph on page 14. Because Motorola intends to attract and retain substantially above-average executives, the de-termination of base salaries includes a factor that raises salary range mid-points approximately 10% above the salary levels projected using the "consolidated industries" report, as appropriately adjusted to reflect any higher compensation for positions indicated in the "high tech" survey, on the basis of the Company's size and organization level (determined using regression analysis) for directly comparable and equivalent jobs. Each year, the Chief Ex-ecutive Office confirms to the Committee that the executive salary range mid-points are projected to be approximately 10% above the salary levels projected using the "consolidated industries" report. Where Company positions are broader or narrower than other comparable positions in other companies, appropriate judgmental adjustments are made to recognize these differences. Where Company positions are not comparable to others studied, the Company positions are as-signed salary ranges, which provide relative equity in relation to other Motor-ola positions. Using this method, salary grades for each elected officer position (including the Chief Executive Office, discussed below) in the Company were developed and approved.

  It is also the Company's general intention that, where allowed by law and lo-cal custom, all its employees should have the opportunity to increase their to-tal compensation by participating in one or more incentive compensation plans, where the payments are based on Company, unit, team, or individual performance.

  Section 162(m) of the Internal Revenue Code generally limits the tax deduc-tion to $1 million for compensation paid to the executive officers listed on page 9 unless certain requirements are met. The Company is not planning to change the process for determining awards under the Motorola Executive Incen-tive Plan, one of the requirements for exemption from Section 162(m), because it is believed to be in the best interest of the Company to continue to exer-cise discretion, in the same manner as in the past, in the determination of MEIP awards. MEIP awards will not, therefore, be deductible to the extent they cause the applicable employee remuneration of any executive officer to exceed one million dollars during any given taxable year. Payments under the Share Op-tion Plan of 1996 and the Long Range Incentive Plan of 1994 are fully-deduct-ible as amounts paid under these plans qualify as "performance based compensation," compensation which is exempt from the limitation on deductions that is imposed by Section 162(m). The Share Option Plan of 1996 and the Long Range Incentive Plan of 1994 meet the requirements for exemption from Section 162(m) and compensation paid under these plans will be deductible.

  In addition to a number of localized incentive programs, such as salespersons' commissions, Motorola has four major incentive compensation pro-grams in operation. All four of these relate in one way or another to Company performance and in most cases, to sector, group, division, individual or team performance.

  1. The first such program is the Motorola Stakeholders Plan, a worldwide em-ployee bonus plan that is generally available to eligible employees who are not eligible for the Motorola Executive Incentive Plan or certain other bonus pro-grams. In connection with the Stakeholders Plan, which was effective as of Jan-uary 1, 1997, the Motorola Worldwide RONA Bonus Plan has been terminated. Participants in the Stakeholders Plan in 1997 numbered approximately 136,500. Pursuant to the Stakeholders Plan, if the Company exceeds a minimum RONA (Re-turn On Net Assets) percentage (as determined by the Company) all participants are eligible for a bonus. The size of the bonus is dependent upon (i) the ex-tent to which such minimum percentage was exceeded by the Company and (ii) if, and to what extent, the major business unit in which the participant works ex-ceeded its minimum RONA percentage. The RONA percentage is calculated based on profit after tax and net assets.

  If the requisite financial goals are met, the participants will receive an annual bonus paid 50% in cash and 50% in shares of the Company's common stock (except in jurisdictions where the delivery of stock bonuses is not legally permitted or practical, in which jurisdictions bonuses will be paid 100% in cash). Bonuses under the Stakeholders Plan are earned and paid annually and, if the requisite financial targets are met, are calculated and paid in the first quarter of the following year.

  2. The second such program is the Motorola Executive Incentive Plan (MEIP). This is participated in by elected and appointed vice presidents and above (in-cluding the named executive officers) and employees at certain levels of man-agement and by specific professionals who are deemed individual contributors. Participants in 1997 numbered 949.

PROXY STATEMENT
------------------
MEIP awards are generally earned and paid annually and are determined and awarded as a percentage of the participant's base salary earnings. The Company may provide up to 7% of its annual consolidated pretax earnings after deduct-ing 5% of capital employed, each as defined in the MEIP, for awards under this Plan. Amounts were added to the reserve for 1997. The MEIP award for each par-ticipant is based on the achievement of a mixture of financial, strategic non-financial, and individual goals set for each calendar year. The MEIP sets no limits on the amount of awards to individual participants, except that the ag-gregate amounts awarded under the MEIP cannot exceed the amount reserved. In addition, the Committee has established target and upper limit MEIP award lev-els which vary by salary range and which are updated periodically based on competitive survey information. For exceptional performance, the upper limit award level guidelines can be exceeded. Beginning with 1998, the Company es-tablished stock ownership guidelines for participants not governed by the stock ownership guidelines discussed below for vice presidents and above. Such MEIP participants are to own at least 300 shares within a specified period.

  3. The third such program is the Long Range Incentive Plan of 1994 (LRIPL), which for the cycle that began with 1997 is participated in to varying degrees by 38 of the Company's elected officers (including the named executive offi-cers) and which shareholders approved in 1994. The LRIPL award is determined, in part, by the Company's RONA, sales growth and stockholder return over a four-year period, compared to an average of a similar calculation for a group of selected competitive companies chosen by the Committee (the "comparator group index") and to Company targets. The comparator group index is a group of what is now thirteen companies, generally in one or more of the same lines of business as the Company, and believed by the Committee to be appropriate for measuring comparative performance on the basis of the factors in the LRIPL over a four-year period. An award is earned only when Company performance ex-ceeds a minimum specified RONA floor, notwithstanding superior performance versus the comparator group index and Company targets. Additionally the award is determined, in part, by the Company's fundable growth.

  The LRIPL or a predecessor plan has been in effect in seventeen succeeding four-year cycles, the first of which began in 1982. Under the most recent predecessor plan, the Long Range Incentive Program ("LRIPR"), since its incep-tion payments have been made three times, for the cycles ending with 1994, 1995 and 1996, because the Company's overall RONA performance had not previ-ously exceeded the RONA floor set in the LRIPR. This was the case before 1994 even though in the previous four completed four-year cycles the Company's fi-nancial performance (as measured by LRIPR) exceeded the comparator group in-dex. Maximum awards were paid for the four-year cycles ending with 1994, 1995 and 1996, except that no awards were paid, for the cycle ending with 1994, to participants in one of the Company's businesses, because it did not achieve the specified RONA floor for that business. For the four-year cycle ending with 1997, the Company-wide RONA floor set in the LRIPL was exceeded by the Company and payments may be substantial, but will be less than the maximum award.

  4. The last such program is the Share Option Plans. The Share Option Plans are participated in by a wide range of managerial and individual contributors. Recipients of Share Options in 1997 numbered approximately 14,800. There are approximately 18,800 total current Share Option holders. Share Options are typically awarded annually to encourage optionees to own Common Stock, thus aligning their own personal financial worth to the Company's share price growth. They are granted with option prices at the then-market price in quan-tities as low as 25 shares to mid-range and lower level Company employees, and in substantially higher numbers to senior managers. The final worth of Share Options depends wholly on the increase in the value of the Common Stock, which, over time, reflects the Company's performance, as viewed by the market.

  Beginning with the Share Option grant in December, 1993, the Company estab-lished higher minimum stock ownership level guidelines for executive officers, including the Chief Executive Office. Under those guidelines, if a Chief Exec-utive Office member does not own shares of Common Stock representing four times his base salary or if other executive officers do not own shares of Com-mon Stock representing three times their base salaries, then such officer must retain fifty percent of the shares that remain from any exercise of the Decem-ber, 1993 Share Option grant and any future Share Option grants (after deduct-ing the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any required tax withholdings, even if he or she does not actually surrender shares), until the minimum stock ownership level is reached. Additionally, these guidelines set a minimum stock ownership level of 5,000 shares of Common Stock for all other elected officers and 1,000 shares of Common Stock for all appointed vice-presidents. Under these addi-tional guidelines, if an elected officer or appointed vice-president does not own shares of Common Stock representing the minimum stock ownership level, then he or she must retain fifty percent of the shares that remain from any exercise of any Share Option granted after June 30, 1994, or after the date he or she becomes an elected officer or appointed vice-president if later, re-spectively, and from any future Share Option grants, after deducting the num-ber of shares of Common Stock that could be surrendered to cover the cost of such exercise and any required tax withholdings, even if he or she does not actually surrender shares, until the minimum Common Stock ownership level is reached.

  On one basis or another, the rewards under each of these four major plans depend on overall Company performance, with some also taking account of sec-tor, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as executive officers (including one or more of the five most highly compensated at that time) have received no payments under the Stakeholders Plan (or its predecessors) or under the MEIP or LRIPR.

  The description of the Motorola Incentive Plan of 1998, which the Board is recommending that stockholders approve at the Annual Meeting, begins on page
17. As noted there, the 1998 Plan will give Motorola the flexibility to keep pace with other "high tech" and industrial companies in a very competitive em-ployment environment and to place more focus on increasing shareholder value.

                                                                 PROXY STATEMENT
                                                           --------------------

CHIEF EXECUTIVE OFFICE

  The compensation for the Chief Executive Office members consists of base sal-ary, annual MEIP award eligibility, LRIPR and LRIPL award eligibility, Share Options, and certain other benefits.

  In addition to the studies mentioned earlier, a special Chief Executive Offi-cer and Chief Operating Officer compensation study is conducted periodically for the Committee of large (sales of $10 billion or more), industrial compa-nies, currently numbering 20, nine of which are in the S&P Electronic Subgroups Index shown in the graph on page 14, 17 of which are included in the "high tech" industry survey discussed on page 15. This study uses regression analysis techniques, which relate Motorola's size to these other companies' size to ap-proximate the appropriate base salary, other components of compensation and the total compensation levels which should be paid for the Chief Executive Office members, before taking into account the financial and non-financial strategic performance of the Company and the individual performance of the Chief Execu-tive Office members. In determining the Chief Executive Office members' base salaries, the Committee considered the results of these studies and the salary range midpoints that are approximately 10% above salary levels projected on the basis of the Company's size, together with the Company's performance on its own financial and non-financial strategic goals and the individual performance of the Chief Executive Office members. No particular weight was given to any one of these goals in setting base salaries for the Chief Executive Office members. The competitive studies gave the Committee a base from which to modify salary and/or incentive compensation based upon performance. In 1997, the Committee reviewed, and recommended for approval to the Board, the base salaries of the Chief Executive Office members.

CHIEF EXECUTIVE OFFICE BASE SALARY

  The 1997 base salaries of Christopher B. Galvin and Robert L. Growney, the members of the Chief Executive Office, were primarily determined as a result of the studies and survey data referred to above, were based on their leadership performance and their performance on other subjective performance factors de-scribed below and were reviewed by the full Board.

CHIEF EXECUTIVE OFFICE ANNUAL MEIP

  For the 1997 MEIP award, 50% of the MEIP bonus was based on RONA, sales growth and profits. The remaining 50% was based on a number of strategic goals, such as goals related to: specific business units; Motorola's culture and the development of people; brand equity; and technologies. In early 1997 and in line with competitive survey information, the Committee established, for Chief Executive Office members, a target annual MEIP award of 85% of base salary, with a maximum of 170%. The Committee reviewed the Company's performance for 1997 and the Chief Executive Office members' leadership and effectiveness in attaining the level of achievement of quantifiable (financial) and non-quanti-fiable (judgmental) goals, determined that an MEIP award was warranted and granted an award of approximately 96.5% of each individual's 1997 base salary to the Chief Executive Office members.

CHIEF EXECUTIVE OFFICE SHARE OPTIONS

  Share Options for 80,000 shares of Common Stock at the market price on Novem-ber 26, 1997 were awarded to Christopher B. Galvin as part of the Company's an-nual option program, and Share Options for 60,000 shares were similarly awarded to Robert L. Growney. This level of option awards was made using the Commit-tee's judgment. In making these grants, the Committee referred to the options granted and exercised by these Chief Executive Office members from 1988 to 1997 and their stock ownership as of November 1, 1997.

CHIEF EXECUTIVE OFFICE LRIPR

  For the four-year periods ending with 1995 and 1996, maximum awards were paid to the Chief Executive Office members. Data are not yet available to compute the comparator group index for 1997. The awards earned under the LRIPR for the four-year period ending with 1997 cannot be calculated until the data necessary to compute the comparator group index are made public by all of the companies reflected in the index. The minimum corporate four-year RONA percentage re-quired to be met for payment under LRIPR was met and awards for the four-year period ending with 1997 may be substantial, but will be less than the maximum award payable under LRIPR.

GENERAL

  Overall, the Committee believes that the Chief Executive Office members are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the Stockholders.

                  Respectfully submitted,

                  Samuel C. Scott III, Chairman
                  Thomas J. Murrin
                  John E. Pepper, Jr.

2. ADOPTION OF MOTOROLA INCENTIVE PLAN OF 1998

  The Board has adopted the Motorola Incentive Plan of 1998 (the "1998 Plan") and is recommending that stockholders approve the 1998 Plan at the Annual Meet-ing. The goal is to more closely align the compensation of employees, officers and directors with the financial success of Motorola's shareholders. The 1998 Plan also will give Motorola more flexibility to keep pace with competitors in a very competitive employment environment and to place more focus on increasing shareholder value in the reward programs for executives and other employees. All of the companies in the survey of "high tech" and industrial companies men-tioned in the Report of Compensation Committee on Executive Compensation on page 15 have plans which authorize stock options. Eighty percent of those com-panies also authorize restricted stock, eighty percent authorize stock appreci-ation rights, and some of the plans authorize stock grants.

  The 1998 Plan is part of a significant undertaking by the Company to reexam-ine its compensation programs to ensure that all employees, officers and direc-tors have a stake in the financial performance of the Company. The first step towards that goal was the adoption of the Motorola Stakeholders Plan, a world-wide employee bonus plan paid 50%

PROXY STATEMENT
------------------
in cash and (where legally permitted and practicable) 50% in Motorola Common Stock ("Common Stock" or "Shares"). All employees who are not eligible for the Motorola Executive Incentive Plan ("MEIP") or certain other bonus plans are eligible to participate in the Stakeholders Plan. The Stakeholders Plan re-placed the previous bonus plan that was paid entirely in cash. The Company in-tends to purchase substantially all of the Shares needed for the Stakeholders Plan in the open market in cash transactions. As a result, there will not be a material dilutive effect on the Company's shareholders as a result of this plan.

  Stock Options will continue to be the Company's most widely used form of long-term incentive. The 1998 Plan also will enable participants in MEIP to elect to take all or a portion of their awards in cash, stock or restricted stock. All MEIP participants now have stock ownership requirements and the guidelines increase for vice presidents and above. In addition, the 1998 Plan will enable the Company to pay fifty percent of Long Range Incentive Plan of 1994 (LRIPL) awards in stock or restricted stock at the participant's elec-tion, and the remaining fifty percent in cash. Currently, MEIP and LRIPL awards are paid entirely in cash. The 1998 Plan will also permit stock grants, restricted stock grants, performance share grants, stock appreciation rights and cash awards. It is anticipated that stock appreciation rights will be used in place of stock options, and any appreciation in value will be paid in cash, in order to comply with the laws and regulations of foreign jurisdictions or to make the grant a more effective form of compensation in a foreign jurisdic-tion. In this very competitive employment environment, the Company intends that the grants provided under the 1998 Plan align with the financial success of shareholders. The Company also believes that the 1998 Plan is necessary for the effective recruitment, motivation and retention of the caliber of employ-ees essential for achievement of that success.

  A SUMMARY OF THE PRINCIPAL FEATURES OF THE 1998 PLAN IS PROVIDED BELOW, BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE 1998 PLAN WHICH WAS FILED ELECTRONICALLY WITH THIS PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH TEXT IS NOT INCLUDED IN THE PRINTED VERSION OF THIS PROXY STATEMENT.

  If adopted, the 1998 Plan will replace the Share Option Plan of 1996 (the "1996 Plan"), the plan under which the Company has been granting stock op-tions. The 1996 plan was scheduled to terminate on May 6, 2001, unless termi-nated earlier by the Board. The 1998 Plan is scheduled to terminate on May 4, 2002, unless terminated earlier by the Board.

  Awards and grants under the 1998 Plan are referred to as "Benefits." Those eligible for Benefits under the 1998 Plan are referred to as "Participants."

SHARES AVAILABLE FOR ISSUANCE

  In order to effectively implement the 1998 Plan, an additional 12,500,000 Shares for Benefits will be needed in addition to the Shares remaining for grants under the 1996 Plan which will be transferred to the 1998 Plan. On Feb-ruary 28, 1998 there were approximately 25,197,000 Shares available for grants under the 1996 Plan and approximately 29,978,310 Shares subject to outstanding options. The 12,500,000 new shares represent 2.1% of the currently outstanding Shares. Of the total Shares available for Benefits under the 1998 Plan not more than 5,000,000 Shares will be awarded for Benefits that are not Stock Op-tions.

ADMINISTRATION AND ELIGIBILITY

  The 1998 Plan will be administered by the Compensation Committee of the Board (the "Committee") except for the provisions on Non-Employee Stock Op-tions, which will be administered by the Chief Executive Officer of the Compa-ny. With respect to Stock Options other than Non-Employee Stock Options, the Committee will approve the aggregate grants and awards and the individual grants for all elected officers. Other awards and grants will be determined by the Committee or pursuant to the plans under which such grants or awards are made. The Chief Executive Officer and Chief Operating Officer each has author-ity to grant or award Benefits to employees who are not subject to Section 16 of the Exchange Act of 1934, as amended (the "Exchange Act") up to certain Share limits. Any subcommittee of the Committee has authority to grant or award Benefits to employees, including elected officers who are not executive officers of the Company, up to certain Share limits. In making its determina-tions, the Committee is to consider past, present and expected future contri-butions of persons employed by the Company or any of its Subsidiaries on a full or part-time basis. Each Non-Employee Director will automatically receive Non-Employee Stock Options on June 1 of each Plan Year (as defined in the 1998
Plan). Any reference to the Committee includes any delegate of the Committee.

  No Participant may receive in any Plan Year (i) Stock Options relating to more than 300,000 Shares, (ii) restricted stock relating to more than 100,000 Shares, (iii) stock appreciation rights ("SARs") relating to more than 50,000 Shares or (iv) performance shares relating to more than 20,000 Shares (all subject to adjustment).

EMPLOYEE STOCK OPTIONS

  GRANTS OF OPTIONS. The Committee is authorized to grant Stock Options to full and part-time employees of the Company and its Subsidiaries ("Optionees"), which may be either incentive stock options ("ISOs") or non-qualified stock options ("NSOs"). NSOs and ISOs are collectively referred to as "Employee Stock Options." All ISOs are intended to comply with the provi-sions of the Internal Revenue Code of 1986, as amended (the "Code"), applica-ble to ISOs. The term of an ISO cannot exceed 10 years, and the exercise price of any Employee Stock Option must be equal to or greater than the Fair Market Value of the Shares on the date of the grant. For purposes of the 1998 Plan, Fair Market Value generally means the average of the high and low sale price of Shares as reported on the New York Stock Exchange--Composite Transactions.

  EXERCISABILITY. Except for Optionees who die while in the employ of the Com-pany or any Subsidiary or in the event of a Change in Control (as defined be-low), no Employee Stock Option may be exercised until twelve months after the date of grant set by the Committee (the "Non-Exercise Period"). Employee Stock Options which may be exer-

                                                                 PROXY STATEMENT
                                                           --------------------
cised because of lapse or termination of the Non-Exercise Period are referred to as "Exercisable Options," and Employee Stock Options that have not been held beyond the Non-Exercise Period are referred to as "Non-Exercisable Options." No Stock Option may be exercised after its stated term.

  TERMINATION. If an Optionee dies while employed by the Company or any Subsid-iary, such Optionee's Employee Stock Options, including otherwise Non-Exercis-able Options, may be exercised in full by the Optionee's successor-in-interest during the remainder of the term of each such option. If an Optionee's employ-ment terminates because of total and permanent disability (including a leave of absence as a result of total and permanent disability), the Optionee's Non-Ex-ercisable Options become exercisable when the Non-Exercise Period elapses or terminates and his or her Exercisable Options continue in effect. In either case, the Optionee has the right to exercise such Optionee's Employee Stock Op-tions at any time during the remainder of the term of each such option.

  If an Optionee retires, the Optionee's Non-Exercisable Options terminate. If an Optionee retires at age 55 or older, the Optionee's Exercisable Options may be exercised in full at any time during the remainder of the term of each such option, unless such Optionee is employed by a competitor of the Company or a Subsidiary without the Committee's consent, in which case all such Optionee's Exercisable Options terminate.

  Except as provided below, if an Optionee voluntarily terminates his or her employment with the Company or any Subsidiary, or the Company or any Subsidiary terminates with cause the employment of an Optionee, all such Optionee's Em-ployee Stock Options terminate. If the Company or any Subsidiary terminates the employment of an Optionee without cause, such Optionee's Exercisable Options may be exercised at any time during the twelve months after the date of termi-nation of employment, unless such Optionee is employed by a competitor of the Company or a Subsidiary without the Committee's consent, in which case all such Optionee's Exercisable Options terminate. If the Optionee dies within twelve months after termination without cause, all of such Optionee's Employee Stock Options which have not yet been terminated will not terminate and may be exer-cised in full during the remainder of the term of such Stock Option. If the Optionee's employment is terminated as a result of a transfer to an affiliate of the Company, the Committee has the authority to continue such Optionee's Em-ployee Stock Options conditioned upon the Optionee's continued employment with the affiliate. If an Optionee is placed on leave of absence status (other than a leave of absence as a result of a total and permanent disability), all of such Optionee's Employee Stock Options will be suspended until the Optionee's employment is reinstated. If an employee is placed on layoff status, all such Optionee's Exercisable Options as of the date thereof will be exercisable for a period of twelve months and will be suspended thereafter to the extent not ex-ercised; if the employee is returned to active status, all such Exercisable Op-tions that were suspended will be reinstated. The unexercised portion of each suspended Employee Stock Option of each Optionee on leave of absence or layoff will terminate upon termination of employment or be reinstated when the Optionee returns to active employment status.

NON-EMPLOYEE STOCK OPTIONS

  AUTOMATIC GRANT OF NON-EMPLOYEE STOCK OPTIONS. On June 1, 1998 and on June 1 of each Plan Year after 1998, each individual elected, re-elected or continuing as a Non-Employee Director will automatically receive an NSO covering 2,500 Shares, or such greater number of Shares as determined by the Board, subject to anti-dilution adjustments (a "Non-Employee Stock Option"). The exercise price of a Non-Employee Stock Option is the Fair Market Value of the Shares subject to such Stock Option on the date of grant.

  EXERCISABILITY. A Non-Employee Stock Option expires 10 years after the date of grant and may not be exercised prior to the date twelve months after the date of grant unless the Optionee retires after reaching age 65 (including failure to stand for re-election or be re-elected), dies or there is a Change in Control, in which case the Stock Options become immediately exercisable.

  TERMINATION. Generally, upon cessation of services as a Non-Employee Director (for reasons other than retirement after reaching the age of 65 or death) unexercisable Non-Employee Stock Options terminate and only those Non-Employee Stock Options immediately exercisable at the date of cessation of service may be exercised by the Non-Employee Director. Such Non-Employee Stock Options must be exercised within 30 days after cessation of service (but in no event after the expiration of the Non-Employee Stock Option Period) or they will be for-feited. Upon retirement after reaching age 65 or death, all Non-Employee Stock Options previously granted to a Non-Employee Director will become or will con-tinue to be exercisable in accordance with their terms.

RESTRICTED STOCK GRANTS

  GRANTS OF RESTRICTED STOCK. Restricted Stock consists of Shares which are transferred or sold by Motorola to a Participant, but are subject to substan-tial risk of forfeiture and to restrictions on their sale or other transfer by the Participant ("Restricted Stock"). The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of Shares to be granted, the price to be paid, if any, the time or times within which the Shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will ter-minate, and all other terms and conditions of the grants. Restrictions could include, but are not limited to, continuous service with the Company, the pas-sage of time or other restrictions.

  RIGHTS OF RESTRICTED STOCKHOLDERS. Subject to the applicable restrictions, the Committee, in its sole discretion, as determined at the time of grant, may provide that the Shares of Restricted Stock have any or all rights of unre-stricted Shares, including the right to vote and to receive any cash or stock dividends. The Committee, in its sole discretion, as determined at the time of grant, also may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent Shares are available under the 1998 Plan or otherwise be rein-vested. The Committee may require that stock dividends issued with respect to Restricted Stock be treated as additional Restricted Stock that are subject to the

PROXY STATEMENT
------------------
same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued.

GRANTS AND AWARDS UNDER THE MOTOROLA LONG RANGE INCENTIVE PLAN OF 1994, MOTOROLA EXECUTIVE INCENTIVE PLAN AND MOTOROLA NON-EMPLOYEE DIRECTORS STOCK PLAN

  Grants and awards made under the Motorola Long Range Incentive Plan of 1994 (LRIPL) and the Motorola Executive Incentive Plan (MEIP) which are payable in Common Stock or Restricted Stock, or both, will be paid from the Shares re-served or available for issuance under the 1998 Plan and described above under "Shares Available for Issuance." Compensation of Non-Employee Directors which is payable in Common Stock or Restricted Stock, or both, under the Motorola Non-Employee Directors Stock Plan also will be paid from Shares reserved or available for issuance under the 1998 Plan.

  AWARDS UNDER THE MEIP AND LRIPL. Participants in the MEIP may elect to take all or a portion of their MEIP awards in cash, or if available and legally permitted or practicable, Common Stock or Restricted Stock. Participants in the LRIPL will receive 50% of their awards in cash and, where legally permit-ted or practicable, 50% in Common Stock or Restricted Stock. The selection of Restricted Stock is at the option of the Participant. A description of MEIP and LRIPL is in the Report of the Compensation Committee on Executive Compen-sation beginning on page 15.

  DIRECTOR COMPENSATION. Upon adoption of the 1998 Plan, non-employee direc-tors will be paid 50% of their compensation in Common Stock or Restricted Stock and may elect to have all or a portion of their remaining cash compensa-tion in Common Stock or Restricted Stock. Compensation includes retainer fees, meeting fees and all other fees for services to the Board or the Company, but does not include expenses. The selection of Restricted Stock is at the option of the non-employee director.

  DETERMINATION OF RESTRICTIONS. The Board or the Committee will determine the restrictions and conditions applicable to Restricted Stock. It is anticipated that the restrictions applicable to Restricted Stock received under MEIP, LRIPL or paid to non-employee directors will be primarily related to the pas-sage of time.

PERFORMANCE SHARES

  DESCRIPTION. Performance Shares are the right of a Participant to whom a grant of such Shares is made to receive Shares or cash or a combination of Shares and cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant.

  GRANTS. The Committee may grant an award of Performance Shares subject to such terms and conditions as the Committee deems appropriate, which may in-clude, but are not limited to, achievement of specific business objectives, attainment of growth rates, attainment of profit and/or other performance ob-jectives for Motorola or one of its operating units to be achieved by the end of a specified period or other measurements of performance. If the established performance objectives are achieved, the Participant will be paid in Shares of Common Stock equal to the number of Performance Shares initially granted to that Participant or in cash equal to the Fair Market Value of such Shares or a combination thereof. If such objectives are not met, each award of Performance Shares may provide for lesser payments in accordance with formulas established in the award.

  STOCKHOLDER STATUS. The award of Performance Shares to a Participant will not create any rights in such Participant as a stockholder of Motorola until the issuance of Common Stock with respect to an award.

  NO ADJUSTMENTS. No adjustment will be made in Performance Shares awarded on account of cash or stock dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established and Common Stock or cash is is-sued to the Participant.

STOCK APPRECIATION RIGHTS

  GRANTS OF STOCK APPRECIATION RIGHTS. The Committee has the authority to grant Stock Appreciation Rights (SARs) to employees and to determine the num-ber of Shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised and all other terms and conditions of the SAR. An SAR is a right, denominated in Shares, to receive, upon exercise of the right, in whole or in part, without payment to Motorola, an amount, payable in Shares, in cash or a combination thereof, that is equal to the excess of (i) the Fair Market Value of Common Stock on the date of exercise of the right over (ii) the Fair Market Value of Common Stock on the date of grant of the right multiplied by the number of Shares for which the right is exercised.

  NON-EXERCISE PERIOD. Except as described below, no SAR granted under the 1998 Plan may be exercised prior to the expiration of the Non-Exercise Period or exercised after expiration of its stated term.

  CERTAIN TERMS AND CONDITIONS RELATED TO EMPLOYEE STOCK OPTIONS APPLY TO STOCK APPRECIATION RIGHTS. The terms and conditions of Section 4.5 of the 1998 Plan applicable to Employee Stock Options will also apply to SARs. Those terms are described above under the heading Termination.

STOCK AWARDS

  The committee may award Shares of Common Stock to an employee without pay-ment therefor, as additional compensation for his or her services to the Com-pany or a Subsidiary.

CASH AWARDS

  A Cash Award consists of a monetary payment made by Motorola to an employee as additional compensation for his or her services to the Company or a Subsid-iary. A Cash Award may be made in tandem with another Benefit or may be made independently of any other Benefit. Cash Awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

                                                                 PROXY STATEMENT
                                                           --------------------

PAYMENT FOR BENEFITS

  Payment for Shares purchased upon exercise of a Stock Option or in the case of any other Benefit that requires a payment to the Company must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of Shares owned by the participant valued at Fair Market Value on the date of transfer, any combination of those payment methods or in such other manner as may be authorized by the Committee. In the case of the exercise of Employee Stock Options, if the Committee so permits, payment may be made by the delivery of Restricted Stock during the period that the restrictions are in place; provided, however, that the number of Shares issued upon exercise of such Employee Stock Options, equal to the number of Shares of Restricted Stock used as payment therefor, will be subject to the same restrictions as the Re-stricted Stock so used, plus any additional restrictions imposed by the Commit-tee.

AMENDMENT OF THE 1998 PLAN

  Except as may be required for compliance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the Board or the Committee has the right and power to amend the 1998 Plan provided, however, that neither the Board nor the Committee may amend the 1998 Plan in a manner which would impair or ad-versely affect the rights of the holder of a Benefit without the holder's con-sent. If the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange, requires stockholder approval with respect to the 1998 Plan or any type of amendment thereto, then to the extent so required, stockholder approval will be obtained.

TERMINATION OF THE 1998 PLAN

  The 1998 Plan may be terminated at any time by the Board and is scheduled to terminate on May 4, 2002. Termination will not in any manner impair or ad-versely affect any Benefit outstanding at the time of termination.

COMMITTEE'S RIGHT TO MODIFY BENEFITS

  Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the 1998 Plan or applicable agreement entered into in connection with a Benefit grant or with the consent of the Participant to whom such Benefit was granted. The Com-mittee may grant Benefits on terms and conditions different than those speci-fied in the 1998 Plan to comply with the laws and regulations of any foreign jurisdiction or to make the Benefits more effective under such laws and regula-tions.

CHANGE IN CONTROL

  STOCK OPTIONS. Upon the occurrence of a Change in Control, each Stock Option outstanding on the date on which the Change in Control occurs will immediately become exercisable in full for the remainder of its term and each Participant holding Stock Options will have the right, at his or her election made during a period of 60 days following the date on which the Change in Control occurs, to have the Company purchase any or all such Stock Options for an immediate lump-sum cash payment equal to the product of (1) the excess, if any, of the higher of (i) the Fair Market Value on the date immediately prior to the date of pay-ment, or if Shares did not trade on such date, on the last previous day on which Shares traded prior to such date, or (ii) the highest per Share price for Common Stock actually paid in connection with the Change in Control, over the per Share exercise price of each such Stock Option held, and (2) the number of Shares covered by each such Stock Option.

  RESTRICTED STOCK. Upon the occurrence of a Change in Control, the restric-tions on all Shares of Restricted Stock outstanding on the date on which the Change in Control occurs will be automatically terminated and each Participant holding Restricted Stock will have the right to receive unrestricted Shares in substitution for the Shares of Restricted Stock or, at his or her election made during a period of 60 days following the date on which the Change in Control occurs, the right to have Motorola purchase any or all Shares of Restricted Stock for an immediate lump-sum cash payment equal to the product of (1) the higher of (i) Fair Market Value on the date immediately prior to the date of payment, or if Shares did not trade on such date, on the last previous day on which Shares traded prior to such date, or (ii) the highest per Share price for Common Stock actually paid in connection with the Change in Control and (2) the number of Shares of such Restricted Stock, plus the value of any Cash Award re-lating to such Restricted Stock.

  PERFORMANCE SHARES. Upon the occurrence of a Change in Control, any perfor-mance objectives with respect to any Performance Shares previously granted, but still considered outstanding (as a right to receive Shares at a future date and any related Cash Award) will be deemed to have been attained to the full and maximum extent, and Shares of Common Stock and any related Cash Award will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Shares.

  STOCK APPRECIATION RIGHTS. Upon the occurrence of a Change in Control, each SAR outstanding on the date on which the Change in Control occurs will immedi-ately become exercisable in full for the remainder of its term and each Partic-ipant holding a Stock Appreciation Right will have the right, at his or her election made during a period of sixty (60) days following the date on which the Change in Control occurs, to have Motorola purchase any or all such Stock Appreciation Rights for an immediate lump-sum cash payment equal to the product of (1) the higher of (i) the Fair Market Value on the date immediately prior to the date of payment, or if Shares did not trade on such date, on the last pre-vious day on which Shares traded prior to such date, or (ii) the highest per Share price for Common Stock actually paid in connection with the Change in Control and (2) the number of Shares covered by each such Stock Appreciation Right.

  OTHER BENEFITS. Upon the occurrence of a Change in Control, any terms and conditions with respect to other Benefits previously granted under the 1998 Plan will be deemed to be fully satisfied and the Benefits will be paid out im-mediately to the Participants in amounts determined in accordance with the terms and conditions set forth in the applicable grant, award or agreement re-lating to such
Benefits.

  For purposes of the 1998 Plan, the term "Change in Control" is defined as (i) any change in the person or group

PROXY STATEMENT
------------------
that possesses, directly or indirectly, the power to direct or cause the di-rection of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisi-tion, directly or indirectly, of securities of the Company representing at least 20 percent of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) certain mergers and consolidations involving the Company; (iv) the sale or other disposition of all or substantially all of the Company's as-sets; (v) a liquidation or dissolution of the Company approved by its stock-holders; and (vi) a change in the majority of the board in existence prior to the first public announcement relating to any cash tender offer, exchange of-fer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation.

ADJUSTMENTS

  If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, con-solidation, reorganization, combination or exchange of Shares, the number and class of Shares available for Benefits, and the number of Shares subject to outstanding Benefits, and the price of each of the foregoing, as applicable, will be appropriately adjusted by the Committee to provide Participants with the same relative rights before and after such adjustment.

NEW 1998 PLAN BENEFITS

  As described above, the selection of the employees of the Company and its Subsidiaries who will receive grants under the 1998 Plan are to be determined by the Committee in its discretion. Therefore, it is not possible to predict the amounts that will be received by or allocated to particular individuals or groups of employees nor to determine the amounts that would have been received or allocated for 1997 if the 1998 Plan had been in effect. During 1997, op-tions to purchase approximately 6,862,000 Shares were granted to approximately 14,800 employees. No other grants of Benefits were made in 1997 under the 1996 Plan. Non-Employee Directors are the exception because their participation is based on an automatic grant of NSOs. If the 1998 Plan is approved, each of the twelve Non-Employee Directors of the Company will receive 2,500 grants of NSOs on June 1, 1998. However, no dollar value is assigned to the NSOs because their exercise price will be the Fair Market Value of the underlying stock on the date of grant. As of March 12, 1998, the price of a Share was $55.13 as reported for the New York Stock Exchange--Composite Transactions.

REUSAGE

  If a Stock Option expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Performance Shares or Stock Appreciation Rights are forfeited or terminated without the issuance of all of the Shares subject thereto, the Shares covered by such Benefits will again be available for use under the 1998 Plan. Shares covered by a Benefit granted under the 1998 Plan will not be counted as used unless and until they are actually and unconditionally issued and delivered to a Participant. The number of Shares which are transferred to Motorola by a Participant to pay the exercise or purchase price of a Benefit will be subtracted from the number of Shares issued with respect to such Benefit for the purpose of counting Shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Bene-fit granted under the 1998 Plan which is settled in cash will not be counted as used.

FEDERAL INCOME TAX CONSEQUENCES

  The Company has been advised by counsel that the federal income tax conse-quences as they relate to Benefits are as follows:

  INCENTIVE STOCK OPTIONS. An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO Shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the Fair Market Value of those Shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee: (1) has not disposed of the stock within two years after the date of the grant of the ISO, (2) has held the Shares for at least one year after the date of exercise and (3) has continuously remained in the employ of the Company (or of a Subsidiary) from the date of grant until three months before exercise (expanded to 12 months if the employment has ceased as a result of total and permanent disability). The employment and holding period requirements are waived when an Optionee dies.

  The exercise of an ISO may, depending upon the number of ISOs exercised and upon other factors unique to the Optionee's individual income tax situation, trigger liability for the alternative minimum tax.

  The Company does not receive a federal income tax deduction when an employee exercises an ISO or sells ISO Shares if the employee: (1) has held the Shares for at least one year after the date of exercise and (2) has held the Shares for at least two years after the date of the grant of the ISO.

  If an Optionee makes a disqualifying disposition of ISO Shares (i.e., sells ISO Shares before having held them for at least one year after the date of ex-ercise and two years after the date of grant), the Optionee recognizes ordi-nary income (currently taxable at a maximum federal rate of 39.6 percent) to the extent of the lesser of (1) the gain realized upon the sale or (2) the difference between the exercise price and the Fair Market Value of the Shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO Shares prior to disposing of them in a disqualifying disposition. In the year of a disqualifying disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income which the Optionee recognizes as a result of the disqualifying disposition.

  NON-QUALIFIED STOCK OPTIONS. An Optionee does not recognize taxable income upon the grant of an NSO, including a Non-Employee Director Stock Option. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the Fair Market Value of the Shares received upon exercise of the NSO on the date of ex-

                                                                 PROXY STATEMENT
                                                           --------------------
ercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income which the Optionee recognizes upon the exercise of the Stock Option.

  If an Optionee sells Shares received upon the exercise of an NSO, the Optionee recognizes capital gain income to the extent the sales proceeds exceed the Fair Market Value of such Shares on the date of exercise. The capital gains are long-term in nature if the Optionee has held the Shares for at least one year and one day prior to selling it. The maximum long-term capital gains rate for Shares held more than one year but not more than 18 months is currently 28 percent. The maximum rate for Shares held more than 18 months is 20 percent. Ordinary income and short-term capital gains (gains on Shares held one year or less) are currently taxed at graduated federal rates that range from 15-to-39.6 percent.

  OTHER BENEFITS. In the case of an exercise of an SAR or of Performance Shares or an award of Common Stock, the Participant will generally recognize ordinary income upon the exercise date (or upon the date Common Stock is awarded) in an amount equal to any cash received and the Fair Market Value of any unrestricted Shares received. In that taxable year, the Company will receive a federal in-come tax deduction in an amount equal to the ordinary income which the Partici-pant has recognized.

  A Participant who receives an award of Restricted Stock or elects to have all or a portion of his or her compensation paid in the form of Restricted Stock does not generally recognize taxable income at the time of the award or pay-ment. Instead, assuming the existence of proper restrictions, the Participant recognizes ordinary income in the first taxable year in which his or her inter-est in the Shares becomes either (1) freely transferable or (2) no longer sub-ject to substantial risk of forfeiture. On the date restrictions lapse, the Participant includes in taxable income the Fair Market Value of the Shares less the cash, if any, that he or she has paid for the Shares.

  A Participant may elect to recognize income at the time he or she receives Restricted Stock rather than at the time his or her interest in the Shares be-comes freely transferable or is no longer subject to substantial risk of for-feiture. If the Participant makes this election, he or she recognizes ordinary income in an amount equal to the Fair Market Value of the Restricted Stock (less any cash paid for the Shares) on the date of the award or payment.

  Any gain (or loss) generated after the restrictions have lapsed or after an election to recognize income at the time of award or payment has been filed is capital in nature and is taxed in accordance with the rate structure described in the tax discussion regarding Stock Options. The Company receives a compensa-tion expense deduction in the taxable year in which restrictions lapse (or in the taxable year of the award or payment if, at that time, the Participant had filed a timely election to accelerate recognition of income).

  The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company's chief executive officer or is among one of the four other most high-ly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified perfor-mance-based compensation. The Company believes that Benefits in the form of Em-ployee Stock Options, Performance Shares and SARs, and awards under the LRIPL, constitute qualified performance-based compensation and, as such, will be ex-empt from the $1,000,000 limitation on deductible compensation.

APPROVAL BY STOCKHOLDERS

  In order to be adopted the 1998 Plan must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Each share is entitled to one vote. Abstentions will be considered shares present in person or by proxy and entitled to vote and will, therefore, have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote; however, abstentions and broker non-votes will be counted for determining if a quorum is present for the annual meeting.

  THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA INCENTIVE PLAN OF 1998. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA INCENTIVE PLAN OF 1998.

OTHER MATTERS

  The Board knows of no other business to be transacted at the annual meeting of stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

MANNER AND COST OF PROXY SOLICITATION

  The Company pays the cost of solicitation of proxies. In addition to the so-licitation of proxies by use of the mails, officers, directors and regular em-ployees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies for which the Company will pay an estimated fee of $14,000, plus expenses. The Company will, at its expense, request bro-kers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Arnold S. Brenner, an executive officer, inadvertently failed to timely re-port on his Form 5 that as a trustee he gifted 955 shares to his children in December, 1996.

PROPOSALS

  Proposals of stockholders intended to be presented at the Company's 1999 an-nual meeting of stockholders must be received at the Company's principal execu-tive offices not later than November 23, 1998.

  The nominating committee will consider nominees recommended by stockholders as candidates for election to the

PROXY STATEMENT
------------------
Board at the next annual meeting of stockholders. A stockholder wishing to nom-inate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomina-tion. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, notice must be received not less than 60 days or more than 90 days prior to such annual meeting or within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomi-nation. A nomination which does not comply with the above procedure will be disregarded.

  Such proposals or nominations should be addressed to A. Peter Lawson, Secre-tary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

                By order of the Board of Directors

                Signature
                A. Peter Lawson
                Secretary

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

  This commentary should be read in conjunction with the Consolidated Finan-cial Statements and Notes, presented on pages F-12-F-26 of this Proxy State-ment, for a full understanding of Motorola's financial position and results of operations.

  In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ending December 31, 1997.

MOTOROLA, INC.

1997 COMPARED WITH 1996

  Sales increased 7% to $29.8 billion from $28.0 billion in 1996. Geographic market sales, measured by the locale of the end customer as a percent of total Motorola sales, remained constant in 1996 and 1997 in the U.S., Europe, China and in other rest-of-the-world markets, at 42%, 19%, 11% and 6%, respectively. Geographic market sales increased from 1996 to 1997 in Latin America from 5% to 7%. Geographic market sales declined from 1996 to 1997 in the Asia Pacific region from 10% to 9% and in Japan from 7% to 6%.

  Primarily because of current economic conditions in certain Asian markets and related devaluation of currencies that adversely affected fourth-quarter results, management estimates the total Company sales growth for the first quarter to be flat or slightly higher compared to the year-ago quarter. Motor-ola is experiencing, and expects to continue to experience, a slower rate of growth in sales in Southeast Asia as customers defer purchases, particularly purchases of cellular infrastructure and two-way radio public safety systems. Certain customers in these countries are expected to decrease or discontinue their orders, however, the Company cannot predict the extent of such actions.

  During late 1997 and continuing into 1998, the Company's Consumer Systems Group and Semiconductor Components Group, both part of the Semiconductor Prod-ucts Sector, have been affected by significant softness in demand in Asia and increased price pressure in most other regional semiconductor markets. The Company believes that this is the result of competitors seeking to maintain unit volume production and market share during this slower growth period. The Company's paging business has had slower than normal order patterns in Asia despite recent improvements in China. The Cellular Infrastructure Group has had a significant slowing of business in those Asian countries most affected by currency devaluations.

  Motorola does not currently expect any material asset writedowns as a result of currency devaluations in Southeast Asia and currently is not facing any ma-terial bad debt exposure as a result of existing loans to customers in South-east Asia. However, Motorola is providing greater financing assistance in some circumstances to customers in the region.

  The Company has a sizable business in Asia, particularly China and Japan. Although Motorola expects the weak economic conditions in Southeast Asia to contribute to a slower rate of growth in the gross domestic product of China, they are not expected to have a material impact on the Company's sales in China in 1998 compared to 1997. Motorola expects the impact to its sales of China's slower gross domestic product (GDP) growth rate to be offset by im-proved cellular phone product offerings for 1998 compared to 1997, an end in 1998 to the reduction of paging inventories within the distribution channels in China that adversely affected the Company's sales in 1997, the continuing buildout of cellular systems by major cellular infrastructure customers in China, and reduced manufacturing costs for some products.

  However, if the weak economic conditions in Southeast Asia spread to other parts of Asia or have a greater impact on China, Japan or the rest of the world than anticipated by the Company, estimated sales growth could be impact-ed, and in some cases materially. This would impact the Company's operating profit.

  Despite the economic conditions in certain Asian markets, the Company be-lieves the Asia region continues to represent a solid long-term growth oppor-tunity. The Company will continue making investments in Asia as it deems appropriate, including strategic investments in technology.

  Segment operating profits were $2.3 billion in both 1997 and 1996. Net earn-ings in 1997 were $1.18 billion, or $1.94 per diluted common share, compared with $1.15 billion in 1996, or $1.90 per diluted common share. Net margin on sales was 4.0%, compared with 4.1% during 1996. The 1997 earnings included net special charges of $306 million before taxes, equivalent to 32 cents per di-luted share after taxes, resulting primarily from restructuring decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company. These businesses include dynamic random access memory
(DRAM) semiconductors, MacOS(R)-compatible computer systems and retail analog modems. Net special charges in 1996 totaled $136 million before taxes, equiva-lent to 15 cents per diluted share after taxes. Excluding the net special charges in both years, 1997 earnings would have been $1.38 billion, or $2.26 per share, compared with $1.24 billion, or $2.05 per share in 1996. The main factor contributing to the 1997 increase in earnings, excluding the net spe-cial charges, was the recovery of the Semiconductor Products segment from the industry-wide recession of 1996. Other contributors were the growth in sales and profits of the Cellular Products and Land Mobile Products segments.

  Motorola's selling, general and administrative expenses were $5.5 billion, or 18.5% of sales, in 1997 compared to $4.7 billion, or 16.9% of sales, in 1996. By comparison to 1996, the difference in dollars resulted from increases in normal operating expenses, the higher net special charges mentioned earli-er, and higher incentive compensation payments to the general employee popula-tion.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------

  Depreciation expense was $2.3 billion in 1997 and 1996. During 1998, depre-ciation expense is expected to increase.

  The effective tax rate for 1997 and 1996 was 35% compared to a 36% rate for 1995. The Company currently expects an effective tax rate of 33% during 1998.

  In recent years, a large portion of the Company's net sales, operating prof-its and growth have come from its non-U.S. operations. As a result, future Company business activities and financial results could be significantly af-fected by the stability and policies of non-U.S. governments, particularly as they relate to prevailing social and economic conditions, inflation rates, monetary fluctuations, balance of payments, non-U.S. exchange rates or trade restrictions, prohibitions and generally by economic conditions in those mar-kets.

1996 COMPARED WITH 1995

  Sales increased 3% to $28.0 billion from $27.0 billion in 1995. Geographic market sales, measured by the locale of the end customer as a percent of total Motorola sales, remained constant in 1995 and 1996 in China at 11%. Geographic market sales increased from 1995 to 1996 in the United States from 41% to 42%, in Latin America from 4% to 5%, and in other rest-of-the-world markets from 5% to 6%. Geographic market sales declined from 1995 to 1996 in Europe from 20% to 19%, in the Asia Pacific region from 11% to 10%, and in Japan from 8% to 7%.

  Segment operating profits were $2.3 billion in 1996 compared with $3.2 bil-lion in 1995. The main factor contributing to the decline in earnings and slowdown in sales growth in 1996 was the recession in the semiconductor indus-try. Other factors included product deficiencies in certain segments of the cellular telephone and modem businesses, slower sales in the U.S. paging busi-ness, and their impact on related component products such as rechargeable bat-teries.

  Motorola's selling, general and administrative expenses were $4.7 billion, or 16.9% of sales, in 1996 compared to $4.6 billion, or 17.2% of sales, in 1995. By comparison to 1995, the difference in dollars resulted from increases in normal operating expenses and special charges related to various asset writedowns and strategic decisions to end certain technology development pro-grams that no longer offered the growth potential to justify further invest-ment. These increases were largely offset by lower incentive compensation payments to employees that resulted from the decrease in Company profits.

  Net earnings in 1996 were $1.15 billion, or $1.90 per diluted common share, compared with $2.05 billion in 1995, or $3.37 per diluted common share. In-cluded in the 1995 results is a one-time gain on the sale of 800 megahertz Specialized Mobile Radio business, systems and licenses in the U.S. to Nextel Communications, Inc. for shares of Nextel stock. The 1995 earnings also in-clude net special charges of $43 million before taxes, equivalent to 4 cents per diluted share after taxes. Excluding the effects of the one time gain and the net special charges for both years, 1996 earnings would have been $1.24 billion, or $2.05 per diluted common share, compared with $1.79 billion, or $2.95 per diluted common share in 1995. Net margin on sales was 4.1%, compared with 7.6% during 1995. Excluding the one-time gain and net special charges for both years, 1996 net margin on sales was 4.4%, compared to 6.6% in 1995.

MOTOROLA, INC. SEGMENTS

  The following commentary should be read in conjunction with the 1997 finan-cial results of each reporting segment as detailed in Note 8, "Information by Industry Segment and Geographic Region" of the Consolidated Financial State-ments and Notes in this Proxy Statement.

CELLULAR PRODUCTS

  The Cellular Products segment, formerly the General Systems Products seg-ment, primarily designs, manufactures, markets, distributes, installs, and services cellular infrastructure equipment and cellular telephone subscriber units.

  Segment sales advanced 10% to $11.9 billion, orders rose 9% and segment op-erating profits were higher. Sales increased over 1996 as the segment contin-ued to benefit from the growth of the world-wide cellular industry, which saw the number of subscribers using cellular systems around the world increase to approximately 201 million from approximately 135 million at the end of 1996. Despite this growth, the world market penetration for cellular telephones is still only approximately 3%.

  For 1997, Cellular Subscriber Sector (CSS) sales and orders were higher. Sales and orders increased in all major geographic markets except Asia, where they declined. Motorola's line of GSM (Global System for Mobile Communica-tions) products had strong unit volume growth in each quarter of 1997 which significantly contributed to CSS sales growth. In 1997, average selling price declines for both digital and analog products were within the historical range.

  The Company's share of the overall cellular telephone market has declined as a result of an acceleration of the technology shift from analog to digital, increasing competition in the digital product market, and delays in the Company's introduction of some digital products. Historically, the Company's share of the analog market has been higher when compared to its current share of the digital market. The Company expects to introduce new digital products in 1998 to increase its digital product market share. However, the Company's overall market share may continue to be adversely affected if the transition from analog to digital technology goes faster than anticipated. The impact of that transition has affected, in 1997 and continuing in 1998, demand for ana-log products in the U.S. In the largest digital market, GSM and derivative products, Motorola is in a leadership position and has maintained or grown its share over the past year.

  In 1997, CSS debuted a variety of new and innovative wireless communications products. In the first quarter, the Sector announced the MicroTac(R) Interna-tional 8800 cellular phone, the world's first cellular phone capable of oper-ating on both GSM and Personal Communication Service (PCS) networks. Later in the year, Motorola demonstrated another world first in mobile communications with the first live demonstration of its seamless Dual Band MicroTAC Interna-tional 8900 cellular telephone on a GSM system. Motorola also expanded its GSM product line to include the D160 "entry level" GSM phone and the Slimlite(TM) "mid-tier" phone.

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------

  Motorola also announced the availability in Japan of the worlds smallest PHS (Personal Handyphone Systems) phone that blends wireless communications be-tween the home, the office and the mobile environment by switching automati-cally from a home cordless phone to a mobile phone within the PHS public network.

  In the fourth quarter, the MicroDigital M75 Time Division Multiple Access
(TDMA) cellular telephone became commercially available. Motorola's latest digital personal phone weighs as little as six ounces and incorporates a vari-ety of beneficial features for consumers in a compact and convenient package.

  The segment's Cellular Infrastructure Group (CIG) sales and orders were higher. CIG sales and orders were higher in Pan America and Asia but lower in Europe.

  The Company's share of the cellular infrastructure equipment market has de-clined primarily as a result of an acceleration of the technology shift from analog to digital, increasing competition in the digital equipment market, and the Company's decision not to develop U.S. Time Division Multiple Access
(TDMA) infrastructure equipment. The Company expects to benefit from its de-velopment of Code Division Multiple Access (CDMA) digital technology and has continued to establish itself as a leading provider of CDMA infrastructure equipment worldwide by winning major contracts in Japan, Israel, Peru and the U.S. in 1997. During the year, CIG increased the number of commercial CDMA networks it has launched to 38.

  CIG also announced it had won contracts to deploy or expand GSM networks in more than 15 markets in 1997. To date, CIG has been awarded contracts to de-ploy more than 80 GSM networks in more than 40 countries worldwide. CIG is the market leader in wireless local loop deployments worldwide with WiLL(R) sys-tems in more than 25 countries and has provided infrastructure for several of the largest wireless local loop networks thus far deployed.

SEMICONDUCTOR PRODUCTS

  The Semiconductor Products segment designs, produces and distributes inte-grated semiconductor solutions and components for the consumer, networking and computing, transportation and wireless communications markets worldwide.

  Segment sales increased 2% to $8.0 billion, orders were up 17% and segment operating profits were lower, but would have increased except for the second quarter $170 million special charge in connection with exiting the DRAM busi-ness. Segment orders were higher in all major geographic markets, benefiting from the end of the 1996 recession in the world-wide semiconductor industry. Segment sales were higher in Asia, but declined in Europe and Pan America. Mo-torola internal business units consumed approximately 22% of the segment's product output in 1997.

  In mid-1997, the Semiconductor Products Sector (SPS) was reorganized into five groups, four of which are market focused and one that is product focused:
Networking & Computing Systems Group, Wireless Subscriber Systems Group, Transportation Systems Group, Consumer Systems Group, and Semiconductor Compo-nents Group. In addition, manufacturing was placed under centralized manage-ment. All groups experienced higher sales and higher orders in 1997 compared with 1996.

  In 1997, a decision was made to phase out of the DRAM market, reallocating resources to other more profitable technologies, including proprietary fast static random access memories (FSRAM) and integrated memories such as flash and electrically erasable programmable read-only memory (EEPROM).

  To better serve emerging customer needs in the Latin America region, the Sector opened a Semiconductor Technology Center near Sao Paulo, Brazil, to provide world class integrated design, software and applications support. The center is focusing on design of new products for high growth automotive, telecom and consumer electronics end markets.

  During 1997, SPS made a significant technology announcement about develop-ment of a process that uses copper interconnects rather than aluminum in inte-grated circuits. The dual inlaid copper interconnect technology is designed to bring high-end computing power to products such as cellular phones and per-sonal digital assistants.

  In 1997, the Sector invested significantly in development of embedded proc-essors and applications to leverage the PowerPC(TM) architecture into new business opportunities. Numerous design-ins for embedded applications of PowerPC cores occurred in communications, networking and consumer/multimedia markets. Motorola and IBM announced a commitment to expand joint development of the PowerPC architecture to high-performance, 32-bit embedded solutions, and Motorola delivered three new PowerPC microprocessors featuring next-gener-ation design and 0.25 micron process technology. The segment also announced porting of the JavaOS(TM) operating system to the MPC821 PowerPC microproces-sor, which will enable system manufacturers to build handheld, portable commu-nication devices that can quickly perform compute-intensive applications for modems, imaging, and voice and handwriting recognition.

  During the year, SPS announced the industry's first 350 megahertz (MHz) mi-croprocessor unit (MPU), a PowerPC 604e(TM) model, for volume desktop and por-table computing applications. To fill an important slot in its microprocessor applications portfolio, SPS introduced the M-CORE(TM) microRISC (Reduced In-struction Set Computer) 32-bit architecture tailored for cost-effective, ultra low-power consumer, transportation and industrial products. The Sector also continued to expand the ColdFire(R) processor family, adding a 32-bit embedded microprocessor architecture that is ideal for a wide variety of applications, including printers. SPS finalized an agreement with Mitsubishi that will allow both companies to provide the embedded merchant market with system solutions using ColdFire processor and DRAM memory functions on a single chip.

  As smart cards continued to provide a dramatically expanding market for semiconductors in 1997, Motorola selectively launched new alliances and a num-ber of new product introductions. During the year, Visa launched its largest U.S. smart card program to date in New York City, using smart cards powered by Motorola MCUs, with 15,000 customers and 600 vendors.

  In mid year, SPS also introduced the MPAA020 Field Programmable Analog Array
(FPAA), the industry's first true analog counterpart to a Field Programmable Gate Array (FPGA). The device provides customers the capability to

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
create custom analog integrated circuit designs with the same flexibility as in a digital FPGA. By the end of 1997, Motorola had received product innova-tion awards for the FPAA from two prestigious industry trade publications.

LAND MOBILE PRODUCTS

  The Land Mobile Products segment is comprised primarily of the following businesses: Radio Network Solutions Group, iDEN(R), or Integrated Digital En-hanced Network Group, and Radio Products Group. The segment designs, manufac-tures and distributes analog and digital two-way voice and data radio communications products and systems for applications worldwide, from on-site to wide-area communications.

  Segment sales rose 23% to $4.9 billion and operating profits were higher. Segment geographic sales and orders were higher in Europe and Pan America while they declined in Asia, which is presently a small market for this seg-ment. Orders increased 27% and were higher for both the segment's traditional analog products and its newer digital systems products. Orders for iDEN(R) equipment were higher as more than one million subscribers were added to iDEN systems around the world during 1997. In the segment's other businesses, de-mand was greater for both large advanced systems and analog portable and mo-bile two-way radios.

  During 1997, the Radio Network Solutions Group (RNSG) experienced increased sales and orders. RNSG expanded its CENTRALINK 911(TM) line of products for the emergency dispatch market and introduced a number of data products includ-ing: the Mobile Workstation 520, a mobile data terminal that provides the power of a desktop computer for in-vehicle use under rugged conditions; and vehicular and portable radio modems. RNSG announced the VersiTAC(TM) Inte-grated Wireless Data Solution, which enhances the benefits of operating on a public wireless network by integrating applications, devices and networks with existing wireline systems, as well as enabling users to integrate a private wireless data system with a public data system to create one network solution. In Europe, RNSG began shipping its Dimetra(TM) system, making it the first manufacturer to ship a system fully compliant with the TETRA (Terrestrial Trunked Radio) digital trunking standard. In September 1997, RNSG completed the acquisition of the Private Mobile Radio (PMR) business of Robert Bosch GmbH, Germany, to enhance distribution and broaden its product portfolio in Europe.

  For 1997, iDEN(R) sales and orders were higher. Orders for iDEN subscriber and infrastructure radio equipment were higher, primarily due to orders re-ceived from Nextel Communications, Inc. as it continues the rollout of its na-tionwide integrated digital enhanced network in the U.S. and from Nextel International, Inc. for iDEN systems under construction in various markets, including Argentina, Brazil and Mexico. Orders for new iDEN systems and expan-sions of existing systems were received from several other customers in vari-ous international markets. Shipments began on the smallest, lightest integrated digital handset, the iDEN i600(TM), which enables users to make a wireless telephone call, hold a group or private conference with the push of a button, and receive text messages. The handset has many convenient features including VibraCall(R) silent alert, the ability to have two phone numbers and extended battery performance.

  In 1997, the Radio Products Group (RPG) had higher sales and orders. RPG in-troduced new portable and mobile two-way radios meeting market-specific re-quirements in different countries for a variety of industrial, government, commercial and consumer applications. The GM950 mobile two-way radio with Se-lect 5 signaling offers mobile workers in Europe and Asia advanced functions and improved audio. The GP68 portable two-way radio was introduced into Latin American countries. The 1225 series of two-way radios, including portables, mobiles and a repeater, was introduced in the Americas region to meet the needs of commercial and industrial customers, providing them with greater spectrum flexibility. The GR1225 repeater also was introduced in Asian coun-tries.

  Motorola's consumer TalkAbout(TM) portable two-way radio began shipping in the U.S. in 1997 and was introduced in Taiwan, representing Asia's first Fam-ily Radio Service (FRS) two-way radio. A new Spirit(R) M-series(TM) of busi-ness radios operates on frequencies with simplified licensing and was introduced to provide business and commercial customers with simple-to-use, on-site communications. The TalkAbout and Spirit series of consumer two-way radios can be purchased in the U.S. at more than 13,000 retail locations as well as through catalogs.

  The Smartcard Systems Business was established to serve the global smart card market as a total solutions provider. The business announced its initial M-Smart(TM) series of products including a combination contacted/contactless smart card and two new families of terminals developed for public transit and campus/ID (identification) markets. The business entered into a global strate-gic alliance with ERG Ltd., a transit fare collection provider based in Aus-tralia.

MESSAGING, INFORMATION AND MEDIA PRODUCTS

  The Messaging, Information and Media Products segment businesses are primar-ily comprised of the Messaging Systems Products Group and the Information Sys-tems Group, and also includes newer businesses such as the Multimedia Group, the Lexicus Division, and the Platform Software Division. The segment designs, manufactures and distributes a variety of messaging products including pagers, paging systems and services, wireless and wireline communication products, and handwriting, voice recognition, and other communications software.

  Segment sales declined 4% to $3.8 billion, orders declined 12% and operating profits were lower for the year. The decline in sales was primarily attribut-able to pricing pressures in the paging, messaging, and retail analog modem businesses and inventory reduction by paging operators. The decline in operat-ing profits was primarily driven by restructuring charges related to the seg-ment's planned exit from the retail analog modem business. Segment geographic market sales and orders increased in Europe and Asia. Sales and orders de-clined in Pan America during 1997 as paging operators in the United States continued to control inventories tightly in order to improve their financial positions and cash flow.

  In Asia during the second half of 1997, sales and orders declined primarily due to the China paging market experiencing a larger-than-normal seasonal downturn caused by a buildup of pager inventories in distribution channels during

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
the first half of 1997. Additionally during the fourth quarter, the deteriora-tion of economic conditions in certain Asian markets had an impact in terms of slowing the growth of sales. These factors also resulted in greater than nor-mal price declines in Asian markets.

  In 1997, the Messaging Systems Products Group (MSPG), which represents a ma-jority of this segment's revenues, experienced lower sales and orders. During the fourth quarter, MSPG sales and orders in Asia were significantly lower than a year ago as pricing pressures increased. Average selling prices in the Asia region have been under increasing pressure due to weak demand and cur-rency devaluations in certain countries. These market conditions are expected to continue into 1998. Improving sales and order patterns occurred in the North American market during the fourth quarter and MSPG is cautiously opti-mistic that this market will gradually return to a more normal pattern of de-mand in 1998. Latin America continued to be a significant growth market for MSPG paging and messaging products. Enhanced consumer services also helped the continued growth in European markets, particularly in Eastern Europe.

  Throughout 1997, MSPG continued its successful campaign to implement the FLEX(TM) family of communication products as the de facto worldwide standard for high-speed messaging technology. The FLEX(TM) family, including the FLEX(TM), ReFLEX(R), and InFLEXion(TM) technologies of messaging protocol, has been adopted by more than 150 carriers in 31 countries around the world. Dur-ing the year, commercial service for MSPG's PageWriter(TM) employing ReFLEX(R) two-way messaging technology and a standard QWERTY-type keyboard began for both data messaging and two-way wireless messaging. Operators also introduced voice paging services in two major North American metropolitan centers employ-ing the Tenor(R) advanced voice pager which accepts, and stores voice messages and operates like a portable answering machine.

  Revenue and orders for the segment's Information Systems Group (ISG) de-creased in 1997. ISG continued to experience significant pricing pressures es-pecially in the consumer modem market. Additionally, operating profits were negatively impacted due to a $62 million restructuring charge recorded in the fourth quarter related to the decision to exit the retail analog modem busi-ness.

  In 1997, ISG announced its 56-kilobit, host-based software modem. In inde-pendent testing, this "soft modem" consistently outperformed external, desktop modems. Sales increased significantly in the Group's Corporate Networking business. This included the Vanguard(R) series of Frame Relay Access Devices. ISG announced the Vanguide Plus Open Networking Software for its MPRouter(R) line of network access equipment, which enhances network services for greater quality of service features and bandwidth management. TrueStream(TM) streaming media software was also announced during the year. TrueStream delivers high-quality audio and video over a range of transmission speeds, including dial-up Internet access links.

OTHER PRODUCTS

  The Other Products segment primarily includes the Automotive, Component, Computer and Energy Sector, the Space and Systems Technology Group, and the Flat Panel Display Division. Segment sales increased 6% to $4.3 billion and there was an operating loss compared to an operating profit in 1996. The pri-mary reasons for the operating loss were the special charge to exit the MacOS(R)-compatible computer systems business and increased expenses in the deployment of the IRIDIUM(R) global personal communications system and the Flat Panel Display business.

AUTOMOTIVE, COMPONENT, COMPUTER AND ENERGY SECTOR

  The Automotive, Component, Computer and Energy Sector (ACCES) designs, manu-factures and sells products in four major businesses: automotive and indus-trial electronics; printed circuit boards, ceramic and quartz electronic components, and electronic fluorescent ballasts; multi-function embedded board and computer system products; and energy storage products and systems.

  For the year, Sector sales increased, orders were higher, and operating profits were lower due entirely to the special charge mentioned above. Exclud-ing the special charge, operating profits increased due to higher demand for components and rechargeable batteries for cellular telephones along with con-tinued solid performance in the automotive business.

  Automotive and Industrial Electronics Group (AIEG) sales increased while or-ders decreased versus the prior year. During the year, AIEG received awards for an engine control module program and a body control module program from a major U.S. automotive manufacturer. In addition, AIEG renewed its long-term engine control supply agreement with a major automotive manufacturer. AIEG also was awarded business by a German car manufacturer for engine control mod-ules and North American telematics programs. AIEG also received an award of diesel engine control business beginning in the year 2000 from a European truck manufacturer.

  The Energy Systems Group (ESG) experienced higher sales and higher orders. The Power Electronics Division of ESG moved into high-volume production on power supplies with manufacturing in the U.S., Europe and Asia. Additionally, a new charger was introduced supporting a Motorola two-way radio product launch. This charger, which has the normal charging and safety functions, also provides an infrared link with its host device for data communications. ESG's portable battery business increased production of lithium ion batteries for cellular applications.

  The Component Products Group (CPG) also had higher sales and orders. The electronic fluorescent ballasts business achieved a market leadership position in compact fluorescent lamp ballasts, began initial shipments to Europe, and contracted with additional distributors in Hong Kong to address the Chinese market.

  Motorola Computer Group (MCG) sales for the year declined and orders were higher. In the third quarter, MCG recorded a special charge of $95 million as-sociated with exiting the MacOS(R)-compatible computer systems business. The ongoing embedded computer product business had an increase in sales and orders for the year. As a result of the acquisition of Pro-Log Corp., MCG offers sin-gle-board embedded computers based on CompactPCI(R) bus architecture and Intel's Pentium(R) processor, in addition to its PowerPC(TM) product line. During the year, MCG announced two new

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
Pentium processor-based motherboards for use in embedded computing applica-tions. In 1998, MCG became part of the Automotive, Component, Computer and En-ergy Sector.

SPACE AND SYSTEMS TECHNOLOGY GROUP

  The Space and Systems Technology Group (SSTG) is engaged in the design, de-velopment, production and integration of advanced electronic communication systems and products for a variety of commercial and government customers around the world. The Group's Satellite Communications Group (SCG) is develop-ing the IRIDIUM(R) global personal communications system.

  Group sales for the year declined due to lower sales by SCG, in accordance with the planned milestone schedule of its contracts with Iridium LLC. Orders were higher than a year ago and operating profits were lower as planned and expected at the beginning of 1997, again due to the timing of contractual milestones on the IRIDIUM system. Development of the IRIDIUM global personal communications system continued on schedule, as Motorola met all contractual milestones during the year and successfully manufactured and deployed 46 sat-ellites of the 66-satellite constellation. Of the 46 satellites in orbit at year end, 44 were operational. Additional launches for the 66-satellite con-stellation are scheduled through May 1998. Initial testing of certain paging and telephony functions has been successfully accomplished through orbiting satellites. System testing will continue through the start of commercial serv-ice, expected at the end of September 1998.

  Iridium Operating LLC, a Delaware limited liability company and a wholly-owned subsidiary of Iridium LLC, has a $450 million credit facility which Mo-torola has guaranteed. The Company also has conditionally agreed with Iridium Operating LLC to guarantee an additional $350 million under that guaranteed facility or under another facility with the same terms, as long as the borrowings are made by February 28, 1999.

  Motorola's ownership percentage of Iridium LLC was approximately 20% at the end of 1997. During the year, Motorola recorded an expense of approximately $39 million in recognition of its share of Iridium LLC's net loss for the year and the Company expects to recognize approximately $240 million of expenses as its share of Iridium LLC's net loss in 1998. The increase in losses from the 1997 level is per plan and is related to higher depreciation on launched sat-ellites, interest expense on high-yield debt raised in 1997, and increasing operating expenses in preparation for commercial service.

  Motorola has three contracts with Iridium Operating LLC for the construction and operation of the global personal communications system, providing for a total of approximately $6.6 billion in payments. Approximately $3.0 billion has already been paid to Motorola as of the end of 1997. The Company has sig-nificant subcontracts for portions of the system, for which it will generally remain obligated even if Iridium Operating LLC is unable to satisfy the terms of the contracts with Motorola. In addition to the $450 million credit facil-ity guaranteed by Motorola, Iridium Operating LLC has an unsecured $1 billion senior credit facility that has significant covenants and conditions on its ability to draw funds. Those conditions primarily include achievement of in-creasing levels of technical requirements and market access, and satisfaction of financing goals. There can be no assurance that Iridium Operating LLC will be able to satisfy the conditions to fully draw the $1 billion available under the facility. If Iridium Operating LLC is not able to borrow under any of its credit facilities, it would most likely not be able to satisfy its obligations under its contracts with Motorola and others without funding. If such funding were not available, this would have a material adverse effect on Motorola's investment in Iridium LLC, in several Iridium gateway companies and ancillary products.

  In June 1997, Motorola's Advanced Systems Division (ASD) of SCG filed an ap-plication with the Federal Communications Commission for the Celestri(TM) Low Earth Orbit (LEO) system and in July 1997 filed for the Celestri Geostationary Earth Orbit (GEO) system. The Celestri System is a planned global broadband communications system that is intended to include a family of advanced commu-nications satellites, ground stations, and customer premise equipment offering instant access to broadband network infrastructure to virtually all of the populated land masses in the world. Current plans call for the Celestri System to be operational in the year 2003. However, Motorola is not currently under contract and is in the early stages of development.

  Advanced radio frequency communications equipment designed and developed by Motorola's Government Space Systems Division (GSSD) was on board the Path-finder that landed on Mars in July 1997. The Motorola tracking, telemetry, and control transponder provided the data link between the spacecraft and the Na-tional Aeronautics and Space Administration's (NASA's) Deep Space Network. This transponder not only allows NASA to locate and command the spacecraft, but also to transmit science and engineering data back to earth. The same transponders were used on NASA's 1997 Cassini mission to Saturn. Motorola has designed and developed communications equipment for nearly every manned and the majority of unmanned missions since the birth of the U.S. government space program. Motorola is presently developing a more advanced transponder that is lighter and more compact to help NASA meet its needs for smaller and less ex-pensive spacecraft.

FLAT PANEL DISPLAY DIVISION

  The Flat Panel Display Division is developing a new generation of flat panel display technology that is intended to enable people to optimize their produc-tivity, entertainment and safety in numerous applications. This technology, Field Emission Display (FED), is expected to be similar in picture quality to the cathode ray tube currently used in most desktop computer monitors, but is expected to be thin and lightweight like a liquid crystal display (LCD). Pro-totypes are being provided for specific customers and first commercial product shipments are anticipated in late 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operations was $2.60 billion in 1997 compared with $4.19 billion in 1996 and $3.27 billion in 1995. The decrease in 1997 was pri-marily due to increases in accounts receivable and inventory balances. The Company expects cash provided by operations to increase in 1998 when compared to 1997.

  The number of weeks that accounts receivable were outstanding was increased to 7.5 in 1997 from 6.7 for 1996

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
and from 7.0 for 1995. Inventory turns, using the cost-of-sales calculation method, declined to 4.9 in 1997 from 5.2 in 1996 and increased from 4.4 in 1995.

  The Company's ratio of net debt to net debt plus equity was 12.4% at Decem-ber 31, 1997 compared with 13.4% in 1996 and 19.9% in 1995. The lower ratio for 1997 reflects the impact of lower capital expenditures compared with 1996 and 1995.

  The Company and its finance subsidiary have one- and five-year revolving do-mestic credit agreements with a group of banks for $1.5 billion. These agree-ments contain various conditions, covenants and representations with which the Company was in compliance at year-end 1997. At December 31, 1997, the Company's total U.S. and non-U.S. credit facilities aggregated $3.7 billion, of which $336 million were used and the remaining $3.4 billion were available to back up outstanding commercial paper which totaled $989 million at December 31, 1997.

  Capital expenditures decreased to $2.9 billion from $3.0 billion in 1996. This decrease resulted from reduced expenditures in the Semiconductor Products segment, which were largely offset by increased expenditures in other seg-ments. The Semiconductor Products segment continues to comprise the largest portion of capital expenditures, with approximately 40% of all such invest-ments in 1997. The total 1995 capital expenditures were $4.2 billion. Capital expenditures for 1998 are expected to increase, with most of the increase oc-curring in the Semiconductor Products segment, where overall industry demand for the next several years is expected to increase more rapidly than in 1997.

  A discussion of the Company's commitments and contingencies is detailed in
Note 7 to the Consolidated Financial Statements and Notes in this Proxy State-ment.

OTHER MATTERS

  Environmental Matters: A discussion of the Company's environmental matters is detailed in Note 7 to the Consolidated Financial Statements and Notes in this Proxy Statement.

  Research and Development: Expenditures increased to $2.7 billion in 1997, up from $2.4 billion in 1996 and $2.2 billion in 1995. Over the past three years, the Company has invested 8% to 9% of sales in product development and techno-logical advances, and continues to believe that a strong commitment to re-search and development is required to drive long-term growth.

  Year 2000 Readiness: The Company has been aggressively addressing Year 2000 issues relating to the processing of date data at the turn of the century. A company-wide task force has been formed, milestones have been established, and detailed plans are actively being implemented so that Motorola research pro-grams, products and internal computer, financial, manufacturing and other in-frastructure systems are reviewed and the necessary changes made. Additionally, Motorola customer and supplier relationships are being reviewed to assess and address their Year 2000 issues. Motorola is requesting assur-ances from its major suppliers that they are addressing this issue and that the products procured by Motorola will function properly in the Year 2000. While Motorola's efforts to address Year 2000 issues will involve additional costs, the Company believes, based on currently available information, that it will be able to manage its total Year 2000 transition without any material ad-verse effect on the Company's future consolidated results of operations, li-quidity and capital resources.

  Restructuring Charges: A discussion of the Company's restructuring charges is detailed in Note 10 to the Consolidated Financial Statements and Notes in this Proxy Statement.

  Recent Accounting Pronouncements: As of December 15, 1997, the Company im-plemented Statement of Financial Accounting Standards (SFAS) No. 128, "Earn-ings Per Share" and restated previously reported earnings per share as required. As of January 1, 1998, the Company implemented SFAS No. 130, "Re-porting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These new accounting standards only affect financial statement presentation and disclosure.

MARKET RISK FACTORS

INTEREST RATE MARKET RISK

  The Company has fixed-income investments consisting of cash equivalents, short-term investments, and long-term finance receivables. See Note 4 to the Consolidated Financial Statements and Notes in this Proxy Statement for infor-mation about the long-term finance receivables.

  A portion of the long-term finance receivables is floating rate notes sub-ject to periodic interest rate adjustments. The Company's practice is to fund these receivables with commercial paper to minimize the effects of interest rate changes. An immaterial amount of the Company's short-term debt instru-ments are floating rate notes subject to interest rate resets. The principal amount of the short-term fixed income investments and short-term debt (commer-cial paper and notes to banks) are about equal. Management does not expect gains or losses on these instruments to have a material effect on the Company's financial results.

FOREIGN EXCHANGE MARKET RISK

  See Note 1 to the Consolidated Financial Statements and Notes in this Proxy Statement for a description of the Company's currency translation and transac-tion accounting policies and Note 5 for information about the Company's cur-rency exposure management policy and strategy.

  Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative financial instruments, consisting primarily of forward contracts, and other financial instruments which are not denominated in the currency of the legal entity holding the instruments, consisting of cash, short-term deposits, long-term financing receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the for-eign exchange financial instruments would hypothetically decrease by $36 mil-lion as of year-end 1997 if the U.S. dollar were to depreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: a) all current payables and receivables that are hedged were not realized, b) all hedged commitments and antici-

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
pated transactions were not realized or canceled, and c) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the as-sets, liabilities and future transactions being hedged; if the hedged transac-tions were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading.

EQUITY PRICE MARKET RISK

  The value of the cost-based equity investments as defined by Statement of Fi-nancial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" would change by $131 million as of year-end 1997 (net of deferred income taxes) if the price of the stock in each of the public-ly-traded companies were to decrease by 10%. These equity securities are held for purposes other than trading.

  The analysis methods used by the Company to assess and mitigate risk dis-cussed above should not be considered projections of future events.

BUSINESS RISK FACTORS

  With the exception of historical facts, the statements in Management's Dis-cussion and Analysis of Financial Condition and Results of Operations are for-ward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about expected sales growth, expected investments in Asia and stra-tegic investments in technology, the impact of economic conditions in Asia, 1998 depreciation expense, the effect of the technology transition from analog to digital, the expected impact of CDMA technology, the impact of market condi-tions on MSPG products, the recognition of expenses in connection with the Iridium investment, anticipated investments in and timing of construction of new semiconductor facilities, anticipated shipment of products using FED tech-nology, sufficiency of Iridium LLC's financing arrangements, launch of the Celestri(TM) System, cash provided by operations in 1998, expected capital ex-penditures, increased demand for semiconductor products, the impact of Year 2000 issues, and the effect of market risk factors.

  Motorola wishes to caution the reader that the following important factors, and those factors described elsewhere in the commentary or other Securities and Exchange Commission filings, could affect (and in some cases have affected) Motorola's actual results causing such results to differ materially from those expressed in any forward-looking statement made by or on behalf of Motorola:

  . The outcome of various efforts to stabilize economic conditions in Asia;
    China's actions with respect to the valuation of its currency; the poten-tial that the weak economic conditions in Southeast Asia could spread to other countries where Motorola does a sizable amount of business, includ-ing China and Japan;

  . The ability of Motorola's cellular businesses to continue their transi-tion to digital technologies and successfully compete in those businesses and retain or gain market share;

  . Pricing pressure on cellular phone products, cellular infrastructure equipment, paging and messaging products and infrastructure and the im-pact on gross margins for those products;

  . The ability of Motorola's semiconductor business to compete in the highly competitive semiconductor market. Factors that could affect Motorola's ability to compete are production inefficiencies and higher costs related to underutilized facilities, both wholly-owned and joint venture facili-ties; shortage of manufacturing capacity; start-up expenses, inefficien-cies and delays, and increased depreciation costs in connection with the capital investments in 1998 for facilities in Arizona, Virginia, Brazil, China and Germany; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obsolescence due to shifts in market demand; and the effect of orders from Motorola's equipment businesses such as the Cellular Sub-scriber Sector, Cellular Infrastructure Group, Land Mobile Products Sec-tor and Messaging Systems Products Group;

  . The ability of the Company to improve sales of MSPG's products in Asia, develop the consumer paging/messaging market worldwide and the success at making the FLEX(TM) family of communication protocols the de facto world-wide standard in high-speed messaging technology;

  . The risks related to the Company's significant investment in developing and introducing new products such as two-way and voice paging, CDMA for cellular and PCS systems, wireless local loop product, flat panel display products, products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems, integrated digital radios, smart cards and other semiconductor products. Factors include difficulties and delays in the development, production, testing and marketing of products; customer acceptance of products, particularly as the Company's focus on the consumer market increases; and the ability of the Company to differ-entiate its products;

  . The risks related to the IRIDIUM(R) project including: the ability of gateway operators to timely obtain licenses and sign agreements for, and to market, the service, to timely receive and, as appropriate, operate and sell telecommunications equipment and to otherwise timely finance and operate a successful telecommunications business; the successful and timely orbiting of the project's low-earth orbit satellites and the suc-cessful and timely operation of such satellites and related ground equip-ment; the ability of Iridium LLC to meet its financing needs during at least the next few years to continue to make contractual payments to Mo-torola and to make debt payments and otherwise operate; the risks associ-ated with the large IRIDIUM systems contracts and the financial risk to Motorola under those contracts, including the difficulty in projecting costs associated with those con-

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
   tracts; the market acceptance (both on its own and when compared to possi-ble competitors) of what is expected to be the first worldwide global sat-ellite-based communication service and of the related equipment; and the significant technological and other risks associated with the development and commercial operation of the project, including any software and sup-port systems-related risks;

  . The ability of the Company to recruit and retain engineers and other highly-skilled personnel;

  . Because more than half of the Company's sales are outside the U.S., the Company's results could be significantly affected by weak economic condi-tions in countries in which it does sizable business and emerging markets in which there tend to be significant growth and by changes in foreign currency exchange rates affecting those countries;

  . Risks related to the trend towards increasingly large system contracts for CIG, LMPS and SSTG infrastructure equipment and the resulting reli-ance on large customers, the technological risks of such contracts, espe-cially when the contracts involve new technology such as CDMA, and financial risks to Motorola under these contracts, including the diffi-culty of projecting costs associated with large contracts;

  . Increasing demand for vendor financing of equipment sales, particularly infrastructure equipment sold by CIG, LMPS and MSPG, and the ability of these businesses to provide financing on competitive terms with other vendors;

  . The effect of, and change in, trade, monetary and fiscal policies, laws and regulations, other activities of U.S. and non-U.S. governments, agen-cies and similar organizations, and social and economic conditions, af-fecting the Company's operations, including emerging markets in Asia and Latin America and other emerging markets;

  . Unanticipated impact of Year 2000 issues, particularly the failure of products from major suppliers to function properly in the Year 2000;

  . The risk that the actual adverse market conditions differ from the as-sumed adverse market conditions that are utilized in the market risk fac-tors discussion, causing actual future results to differ materially from projected results; and

  . The outcome of pending and future litigation and the protection and va-lidity of patents and other intellectual property rights.

MacOS(R) is a registered trademark of Apple Computer, Inc.

IRIDIUM(R) is a registered trademark and service mark of Iridium LLC.

PowerPC(R) is a registered trademark of IBM Corporation.

JavaOS(TM) is a trademark of Sun Microsystems, Inc.

All other brand names mentioned are registered trademarks or trademarks of their respective holders.

Celestri is a trademark of Motorola, Inc.

MOTOROLA, (M), (R), Reg. U.S. Patent and Trademark Office.

FINANCIAL HIGHLIGHTS
------------------
FINANCIAL HIGHLIGHTS
(Dollars in millions, except as noted)          Motorola, Inc. and Subsidiaries
-------------------------------------------------------------------------------

Years ended December 31                            1997     1996
-----------------------------------------------------------------
Net sales                                       $29,794  $27,973
Earnings before income taxes                      1,816    1,775
% to sales                                          6.1%     6.3%
Net earnings                                      1,180    1,154
% to sales                                          4.0%     4.1%
Diluted earnings per common share (in dollars)     1.94     1.90
Research and development expenditures             2,748    2,394
Capital expenditures                              2,874    2,973
Working capital                                   4,181    3,324
Current ratio                                      1.46     1.42
Return on average invested capital (1)              8.4%     8.4%
Return on average stockholders' equity              9.4%    10.0%
% of net debt to net debt plus equity (2)          12.4%    13.4%
Book value per common share (in dollars)          22.21    19.88
Year-end employment (in thousands)                  150      139
-----------------------------------------------------------------

(1) Average invested capital is defined as stockholders' equity plus long and short-term debt less short-term investments (including those short-term investments categorized as cash equivalents).

(2) Net debt is defined as notes payable and current portion of long-term debt plus long-term debt less short-term investments and cash equivalents.

                                              CONSOLIDATED FINANCIAL STATEMENTS
                                              ---------------------------------


                        MANAGEMENT'S RESPONSIBILITY FOR
                             FINANCIAL STATEMENTS

  Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information pre-sented in this report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

  Motorola's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

  KPMG Peat Marwick LLP, independent auditors, are retained to audit Motorola's financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which in-clude the consideration of the Company's internal controls to establish a ba-sis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

  The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The Audit Committee meets periodically with the independent auditors and with the Company's internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.


/s/ Christopher B. Galvin

Christopher B. Galvin
Chief Executive Officer


/s/ Carl F. Koenemann

Carl F. Koenemann
Executive Vice President
and Chief Financial Officer


                         INDEPENDENT AUDITORS' REPORT

  The Board of Directors and Stockholders of Motorola, Inc.:

  We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related con-solidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consoli-dated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted account-ing principles.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Chicago, Illinois
January 12, 1998

CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------

                        MOTOROLA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                    Years ended December 31
                                                    -----------------------
(Dollars in millions, except per share amounts)      1997    1996    1995
---------------------------------------------------------------------------
NET SALES                                           $29,794 $27,973 $27,037
---------------------------------------------------------------------------
COSTS AND EXPENSES
 Manufacturing and other costs of sales              20,003  18,990  17,545
 Selling, general and administrative expenses         5,515   4,715   4,642
 Depreciation expense                                 2,329   2,308   1,919
 Interest expense, net                                  131     185     149
---------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES                             27,978  26,198  24,255
---------------------------------------------------------------------------
NET GAIN ON NEXTEL ASSET EXCHANGE (NOTE 1)               --      --     443
---------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES (1)                      1,816   1,775   3,225
---------------------------------------------------------------------------
INCOME TAXES PROVIDED ON EARNINGS (1)                   636     621   1,177
---------------------------------------------------------------------------
NET EARNINGS (1)                                    $ 1,180 $ 1,154 $ 2,048
---------------------------------------------------------------------------
---------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE (1)                 $  1.98 $  1.95 $  3.47
---------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE (1)               $  1.94 $  1.90 $  3.37
---------------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    612.2   609.0   609.7
---------------------------------------------------------------------------

(1)1995 earnings before income taxes, income taxes provided on earnings, net earnings, basic earnings per common share and diluted earnings per common share would have been $2,782, $1,001, $1,781, $3.02 and $2.93, respectively, without the one-time gain on the exchange of 800 megahertz Specialized Mobile Radio business, systems and licenses in the U.S. to Nextel Communications, Inc. for shares of Nextel stock as described in Note 1.

                        MOTOROLA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      Common Stock
                                     and Additional
                                    Paid-in Capital      Retained Earnings
                                  --------------------- ----------------------
                                           Years ended December 31
                                  --------------------------------------------
(Dollars in millions, except per
share amounts)                     1997   1996    1995   1997    1996    1995
-------------------------------------------------------------------------------
Balances at January 1             $3,185 $3,257  $3,138 $8,610  $7,728  $5,917
Net earnings                          --     --      --  1,180   1,154   2,048
Conversion of zero coupon notes        7      7      23     --      --      --
Unrealized net gain (loss) on
 certain investments                 559   (103)     85     --      --      --
Stock options exercised and
 other                                17     24      11     --      --      --
Dividends declared ($.48 per
 share in 1997, $.46 in 1996 and
 $.40 in 1995)                        --     --      --   (286)   (272)   (237)
                                  ---------------------------------------------
Balances at December 31           $3,768 $3,185  $3,257 $9,504  $8,610  $7,728
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                              CONSOLIDATED FINANCIAL STATEMENTS
                                              ---------------------------------

                        MOTOROLA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31
                                                          ---------------
(Dollars in millions, except per share amounts)            1997    1996
-------------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                                 $ 1,445 $ 1,513
Short-term investments                                        335     298
Accounts receivable, net                                    4,847   4,035
Inventories                                                 4,096   3,220
Deferred income taxes                                       1,726   1,580
Other current assets                                          787     673
                                                          ---------------
Total current assets                                       13,236  11,319
                                                          ---------------
Property, plant and equipment, net                          9,856   9,768
Other assets                                                4,186   2,989
                                                          ---------------
TOTAL ASSETS                                              $27,278 $24,076
-------------------------------------------------------------------------
-------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of long-term debt       $ 1,282 $ 1,382
Accounts payable                                            2,297   2,050
Accrued liabilities                                         5,476   4,563
                                                          ---------------
Total current liabilities                                   9,055   7,995
                                                          ---------------
Long-term debt                                              2,144   1,931
Deferred income taxes                                       1,522   1,108
Other liabilities                                           1,285   1,247
                                                          ---------------
Stockholders' equity
Common stock, $3 par value
 Authorized shares: 1997 and 1996, 1,400
  Issued and outstanding shares: 1997, 597.4; 1996, 593.4   1,792   1,780
Preferred stock, $100 par value issuable in series
 Authorized shares: 0.5 (none issued)                          --      --
Additional paid-in capital                                  1,976   1,405
Retained earnings                                           9,504   8,610
                                                          ---------------
Total stockholders' equity                                 13,272  11,795
                                                          ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $27,278 $24,076
-------------------------------------------------------------------------
-------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
------------------
                        MOTOROLA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Years ended December 31
                                                   -------------------------
(Dollars in millions)                               1997     1996     1995
-----------------------------------------------------------------------------
OPERATING
Net earnings                                       $ 1,180  $ 1,154  $ 2,048
Add (deduct) non-cash items
 Depreciation                                        2,329    2,308    1,919
 Deferred income taxes                                 (98)    (160)     (55)
 Amortization of debt discount and issue costs          10        8       12
 Gain on Nextel asset exchange                          --       --     (267)
Gain on disposition of investments in affiliated
 companies                                            (116)     (78)    (111)
Change in assets and liabilities, net of effects
 of acquisitions and dispositions
 Accounts receivable, net                             (812)     101     (653)
 Inventories                                          (880)     308     (856)
 Other current assets                                 (114)     (69)    (100)
 Accounts payable and accrued liabilities            1,157      398    1,172
 Other assets and liabilities                          (60)     220      156
                                                   -------  -------  -------
Net cash provided by operating activities            2,596    4,190    3,265
-----------------------------------------------------------------------------
INVESTING
Acquisitions and advances to affiliated companies     (286)    (346)    (563)
Proceeds from dispositions of investments in af-
 filiated companies                                    248      119      252
Capital expenditures                                (2,874)  (2,973)  (4,225)
Other changes to property, plant and equipment,
 net                                                   324      242      (11)
(Increase) decrease in short-term investments          (37)      52      (32)
                                                   -------  -------  -------
Net cash used for investing activities              (2,625)  (2,906)  (4,579)
-----------------------------------------------------------------------------
FINANCING
Net increase (decrease) in commercial paper and
 short-term borrowings                                (100)    (260)     686
Proceeds from issuance of debt                         312       55      851
Repayment of debt                                     (102)     (37)     (74)
Issuance of common stock                               137        7       71
Payment of dividends                                  (286)    (261)    (236)
                                                   -------  -------  -------
Net cash provided by (used for) financing activi-
 ties                                                  (39)    (496)   1,298
-----------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS                                             $   (68) $   788  $   (16)
-----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR       $ 1,513  $   725  $   741
-----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR             $ 1,445  $ 1,513  $   725
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                        MOTOROLA, INC. AND SUBSIDIARIES

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                   Years ended December 31
                                                   -------------------------
(Dollars in millions)                               1997     1996     1995
-----------------------------------------------------------------------------
CASH PAID DURING THE YEAR FOR:
Interest                                           $   211  $   237  $   193
Income taxes                                       $   611  $   506  $   947
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------        ---------------------------------

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION AND INVESTMENTS: The consolidated financial statements include the accounts of Motorola, Inc. and all majority-owned subsidiaries (the Compa-ny) in which it has control. The Company's investments in non-controlled enti-ties in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company's investments in other entities are carried at their historical cost. Certain of these cost-based investments are marked-to-market at the balance sheet date to reflect their fair value with the unrealized gains and losses, net of tax, included in a separate component of stockholders' equity.

  CASH EQUIVALENTS: The Company considers all highly liquid investments pur-chased with an original maturity of three months or less to be cash equiva-lents.

  REVENUE RECOGNITION: The Company uses the percentage-of-completion method to recognize revenues and costs associated with most long-term contracts. For contracts involving certain new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific factors have been complet-ed. For other product sales, revenue is recognized at the time of shipment, and reserves are established for price protection and cooperative marketing programs with distributors.

  INVENTORIES: Inventories are valued at the lower of average cost (which ap-proximates computation on a first-in, first-out basis) or market (i.e., net realizable value or replacement cost).

  PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the as-sets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years).

  FAIR VALUES OF FINANCIAL INSTRUMENTS: The fair values of financial instru-ments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

  FOREIGN CURRENCY TRANSLATION: The Company's European and Japanese operations and certain non-consolidated affiliates use the respective local currencies as the functional currency. For all other operations, the Company uses the U.S. dollar as the functional currency. The effects of translating the financial position and results of operations of local functional currency operations into U.S. dollars are included in a separate component of stockholders' equi-ty.

  FOREIGN CURRENCY TRANSACTIONS: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is recorded within selling, general and administrative expenses in the statement of earnings. Gains and losses on financial instruments which hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Foreign exchange financial instruments which hedge investments in foreign subsidiaries are marked-to-market, and the results are included in stockholders' equity. Other gains or losses on financial instru-ments which do not qualify as hedges are recognized immediately as income or expense.

  USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and lia-bilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS AND RESTATEMENT: Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 1997 presentation.

  After discussions with the Securities and Exchange Commission regarding the 1995 sale of its U.S. 800 megahertz Specialized Mobile Radio business, systems and licenses to Nextel Communications, Inc. for shares of Nextel stock, the Company restated its 1995 historical financial statements and has made result-ing reclassifications to the December 31, 1996 Consolidated Balance Sheet. As a result, the Company has amended its Form 10-K for the year ending December 31, 1996 originally filed on March 25, 1997, to reflect the restatement and reclassifications.

  RECENT ACCOUNTING PRONOUNCEMENTS: The Company has adopted and retroactively applied the requirements of Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" to all periods presented. This change did not have a material impact on the computation of the earnings per share data.

-------------------------------------------------------------------------------
2.INCOME TAXES

Components of earnings before income taxes

                1997   1996   1995
-----------------------------------
 United States $  307 $  433 $1,350
 Other nations  1,509  1,342  1,875
               --------------------
 Total         $1,816 $1,775 $3,225
-----------------------------------

Components of income taxes provided on earnings

                           1997  1996    1995
----------------------------------------------
Current:
 United States             $305  $ 479  $  632
 Other nations              401    276     386
 State income taxes (U.S.)   28     16      50
                           -------------------
                            734    771   1,068
Deferred                    (98)  (150)    109
                           -------------------
Income taxes               $636  $ 621  $1,177
----------------------------------------------

  Tax adjustments to shareholders' equity, which resulted primarily from fair value adjustments related to cost basis investments, were $365 million, ($68) million and $55 million for the years ended 1997, 1996 and 1995, respectively. Except for certain earnings that the Company intends to

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except as noted)        MOTOROLA, INC. AND SUBSIDIARIES
--------------------------------------        -------------------------------

reinvest indefinitely, provisions have been made for the estimated U.S. fed-eral income taxes applicable to undistributed earnings of subsidiaries and af-filiated companies. Undistributed earnings for which no U.S. income tax has been provided aggregated $4.3 billion and $4.0 billion at December 31, 1997 and 1996, respectively. Should these earnings be distributed, foreign tax credits may reduce the additional U.S. income tax which would be payable. In cases where taxes are provided on such undistributed earnings, those taxes have been included in U.S. income taxes.

  At December 31, 1997, certain non-U.S. subsidiaries had loss carryforwards for income tax reporting purposes of $187 million, with expiration dates starting in 1998.

Differences between income tax expense computed at the U.S. federal statutory tax rate of 35% and income taxes provided on earnings

                                      1997  1996   1995
---------------------------------------------------------
Income tax expense at statutory rate  $636  $621  $1,129
Taxes on non-U.S. earnings              67    92      47
State income taxes                      (1)    7      61
Foreign Sales Corporation              (65)  (73)    (45)
Tax credits                             (2)  (10)     (8)
Other                                    1   (16)     (7)
                                      ------------------
Income taxes                          $636  $621  $1,177
---------------------------------------------------------

Significant deferred tax assets (liabilities)

December 31                           1997   1996
---------------------------------------------------
Inventory reserves                    $ 488  $ 440
Contract accounting methods             282    231
Employee benefits                       260    291
Capitalized items                       142    138
Tax basis differences on investments   (176)  (199)
Depreciation                           (209)  (213)
Deferred taxes on non-U.S. earnings    (673)  (545)
Other                                    90    329
                           ------------------------
Net deferred tax asset                $ 204  $ 472
---------------------------------------------------

  Gross deferred tax assets were $2,792 million and $2,264 million at December 31, 1997 and 1996, respectively. Gross deferred tax liabilities were $2,588 million and $1,792 million at December 31, 1997 and 1996, respectively. The net deferred tax asset is considered realizable given past income and esti-mates of future income. These considerations include, but are not limited to, carrybacks, earnings trends and tax planning strategies.

  The Internal Revenue Service (IRS) has examined the federal income tax re-turns for the Company through 1991 and has settled the respective returns through 1987. The IRS has proposed certain adjustments to the Company's income and tax credits for the years 1988 through 1991 which would result in addi-tional tax. The Company disagrees with most of the proposed adjustments and is contesting them. The IRS has recently started its examination of the 1992 through 1995 tax returns. In the opinion of the Company's management, the fi-nal disposition of these matters, and proposed adjustments from other tax au-thorities, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

-------------------------------------------------------------------------------
3.DEBT AND CREDIT FACILITIES

Long-term debt

December 31                                                      1997   1996
-----------------------------------------------------------------------------
7.5% debentures due 2025                                        $  398 $  397
6.5% debentures due 2025 (redeemable at the holders' option in
 2005)                                                             397    397
7.6% notes due 2007                                                300    300
6.5% debentures due 2008                                           199    199
5.22% debentures due 2097                                          225      0
Zero coupon notes due 2009                                          24     29
Zero coupon notes due 2013                                         337    330
8.4% debentures due 2031 (redeemable at the holders' option in
 2001)                                                             200    200
Other long-term debt                                                84    126
                                                                -------------
                                                                 2,164  1,978
Less current maturities                                             20     47
                                                                -------------
Long-term debt                                                  $2,144 $1,931
-----------------------------------------------------------------------------

Short-term debt

December 31                                           1997    1996
--------------------------------------------------------------------
Notes to banks                                       $  268  $  360
Commercial paper                                        989     970
Other short-term debt                                     5       5
                          ------------------------------------------
                                                      1,262   1,335
Add current maturities of long-term debt                 20      47
                          ------------------------------------------
Notes payable and current portion of long-term debt  $1,282  $1,382
--------------------------------------------------------------------

Weighted average interest rates on short-term borrowings

--------------------------------------------------------------------
Commercial paper                                        5.5%    5.4%
Other short-term debt                                   7.3%    7.1%
--------------------------------------------------------------------

  At December 31, 1997, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option(TM) Notes (LYONs(TM)), had a face value at maturity of $48 million. The 2009 LYONs were priced at a 6% yield to maturity and are convertible into 18.268 shares of the Company's common stock for each $1,000 note. During 1997, various holders of the 2009 LYONs exercised conversion rights for approximately 14,000 notes ($14 million face value; $7.2 million net carrying value). The Company can call these notes at any time.

  At December 31, 1997, the LYONs due 2013 had a face value of approximately $479 million at maturity. The 2013 LYONs were priced at a 2.25% yield to matu-rity and are convertible into 11.178 shares of the Company's common stock for each $1,000 note. These notes are callable beginning in September, 1998.

  The LYONs issues are subordinated to all existing and future senior indebt-edness of the Company, rank on a parity with each other, and may be put back to the Company at their carrying values by the holders on specific dates prior to the stated maturities.

  On October 10, 1997, the Company sold an aggregate face principal amount of $300 million of 5.22% Debentures due October 1, 2097. The Debentures were is-sued at a price

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------        ---------------------------------

to the public of 75.55% of their face value. The net proceeds to the Company from the issue and sale of the Debentures were $224 million. The Company used the proceeds to reduce short-term indebtedness and for other general corporate purposes.

  Aggregate requirements for debt maturities, in millions, during the next five years are as follows: 1998, $21; 1999, $25; 2000, $4; 2001, $3; 2002, $1.

  The Company and its finance subsidiary have one- and five-year revolving do-mestic credit agreements with a group of banks for $1.5 billion. These domes-tic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1997. At December 31, 1997, the Company's total domestic and non-U.S. credit facili-ties aggregated $3.7 billion, of which $336 million were used and the remain-ing $3.4 billion were available to back up outstanding commercial paper which totaled $989 million.

  Outstanding letters of credit aggregated approximately $172 million and $175 million at December 31, 1997 and 1996, respectively.

LYONs is a trademark of Merrill Lynch & Co., Inc.

-------------------------------------------------------------------------------
4. OTHER FINANCIAL DATA

STATEMENT OF EARNINGS INFORMATION

                                  1997    1996    1995
--------------------------------------------------------
Research and development         $2,748  $2,394  $2,197
                     -----------------------------------
Foreign currency (gains)/losses       2      (8)      4
                     -----------------------------------
Interest expense, net:
 Interest expense                   216     249     213
 Interest income                    (85)    (64)    (64)
                     -----------------------------------
  Interest expense, net          $  131  $  185  $  149
--------------------------------------------------------

  In accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share", the following table presents a reconciliation of the nu-merators and denominators of basic and diluted earnings per common share for the years ended December 31, 1997, 1996 and 1995:

                                                        1997   1996   1995
---------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE
Net earnings                                           $1,180 $1,154 $2,048
Weighted average common shares outstanding              595.5  592.5  589.7
                     ------------------------------------------------------
Per share amount                                       $ 1.98 $ 1.95 $ 3.47
                     ------------------------------------------------------
                     ------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE
Net earnings                                           $1,180 $1,154 $2,048
Add: Interest on zero coupon notes, net of taxes, and
 effect of executive incentive and employee profit
 sharing plans                                              5      4      7
                     ------------------------------------------------------
Net earnings, as adjusted                              $1,185 $1,158 $2,055
                     ------------------------------------------------------
Weighted average common shares outstanding              595.5  592.5  589.7
Add: Effect of dilutive securities
 Stock options                                           10.4    9.9   12.8
 Zero coupon notes                                        6.3    6.6    7.2
                     ------------------------------------------------------
Diluted weighted average common shares outstanding      612.2  609.0  609.7
                     ------------------------------------------------------
                     ------------------------------------------------------
Per share amount                                       $ 1.94 $ 1.90 $ 3.37
---------------------------------------------------------------------------

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except as noted)        MOTOROLA, INC. AND SUBSIDIARIES
--------------------------------------        -------------------------------

BALANCE SHEET INFORMATION

December 31                                               1997     1996
--------------------------------------------------------------------------
Inventories:
 Finished goods                                          $ 1,078  $   830
 Work-in-process and production materials                  3,018    2,390
                         -------------------------------------------------
  Total                                                  $ 4,096  $ 3,220
                         -------------------------------------------------
Property, plant and equipment:
 Land                                                    $   264  $   261
 Buildings                                                 5,831    5,362
 Machinery and equipment                                  15,285   13,975
                         -------------------------------------------------
                                                          21,380   19,598
 Less accumulated depreciation                           (11,524)  (9,830)
                         -------------------------------------------------
  Total                                                  $ 9,856  $ 9,768
                         -------------------------------------------------
Other assets:
 Equity-based investments in affiliated companies        $   848  $   928
 Cost-based investments in affiliated companies            1,208    1,133
 Fair value adjustment of certain cost-based investments     881      (43)
 Other                                                     1,249      971
                         -------------------------------------------------
  Total                                                  $ 4,186  $ 2,989
                         -------------------------------------------------
Accrued liabilities:
 Dividends payable                                       $    72  $    71
 Contribution to employees' profit sharing funds             115       82
 Income taxes payable                                        175      246
 Taxes other than income taxes                               223      185
 Deferred revenue                                            231      218
 Accrued warranties                                          337      314
 Compensation                                                683      460
 Customer reserves                                         1,160      816
 Other                                                     2,480    2,171
                         -------------------------------------------------
  Total                                                  $ 5,476  $ 4,563
--------------------------------------------------------------------------

  Contract field inventories, which are included in finished goods, are inven-tories held by customers for which no sales have yet been recorded. At Decem-ber 31, 1997 and 1996, contract field inventories were $136 million and $222 million, respectively.

  Unbilled receivables which are included in accounts receivable but not yet billed to the customers were $525 million and $304 million at December 31, 1997 and 1996, respectively.

  Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires the carrying value of certain cost-based investments to be adjusted to fair value. The Company re-corded an increase to stockholders' equity, other assets and deferred income taxes of $533 million, $881 million and $348 million as of December 31, 1997; and a decrease to stockholders' equity, other assets and deferred income taxes of $26 million, $43 million and $17 million as of December 31, 1996.

FINANCE SUBSIDIARY

  The Company's finance subsidiary purchases customer obligations under long-term contracts from the Company at net carrying value.

  The finance subsidiary's interest revenue is included in the Company's con-solidated net sales. Interest expense totaled $13 million in 1997, $14 million in 1996 and $15 million in 1995, and is included in manufacturing and other costs of sales. In addition, long-term finance receivables of $353 million and $289 million at December 31, 1997 and 1996 are included in other assets.


Financial Data of Consolidated Finance Subsidiary

                                        1997   1996   1995
------------------------------------------------------------
Total revenue                           $  29  $  36  $  34
                       -------------------------------------
Net earnings                               11     14     11
                       -------------------------------------
Total assets                              457    341    369
                       -------------------------------------
Total debt                               (366)  (261)  (304)
                       -------------------------------------
Stockholder's investments and advances  $  91  $  80  $  65
------------------------------------------------------------

LEASES

  The Company owns most of its major facilities, but does lease certain of-fice, factory and warehouse space, land, and data processing and other equip-ment under principally noncancelable operating leases. Rental expense, net of sublease income, was $308 million in 1997, $279 million in 1996 and $222 mil-lion in 1995. At December 31, 1997, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond, in millions, are as follows: 1998, $141; 1999, $116; 2000, $80; 2001, $51; 2002, $34; beyond,
$86.

-------------------------------------------------------------------------------
5.RISK MANAGEMENT

DERIVATIVE FINANCIAL INSTRUMENTS

  As a multinational company, the Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce, its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy is to not speculate in finan-cial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instru-ments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

  The Company's strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating busi-ness units' assessment of risk. Currently, the Company primarily hedges firm commitments, including assets and liabilities currently on the balance sheet. The Company expects that it may hedge anticipated transactions, forecasted transactions or investments in foreign subsidiaries in the future.

  Almost all of the Company's non-functional currency receivables and payables which are denominated in major cur-

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------        ---------------------------------

rencies that can be traded on open markets are hedged. The Company uses for-ward contracts and options to hedge these currency exposures. A portion of the Company's exposure is to currencies which are not traded on open markets, such as those in Latin America and China, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and other means, such as component sourcing.

  At December 31, 1997 and 1996, the Company had net outstanding foreign ex-change contracts totaling $2.1 billion and $1.3 billion, respectively. Most of the hedge contracts, which are over-the-counter instruments, mature within three months with the longest maturity extending out two years. Management be-lieves that these financial instruments should not subject the Company to un-due risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities and trans-actions being hedged. At December 31, 1997, deferred gains totaled $9.7 mil-lion and deferred losses totaled $2.1 million. At December 31, 1996, deferred gains totaled $1.5 million and deferred losses totaled $2.1 million. The fol-lowing schedule shows the five largest net foreign exchange hedge positions as of December 31, 1997 and 1996:

                        Buy (Sell)
                        ------------
December 31             1997   1996
-------------------------------------
Japanese Yen            $(795) $(258)
British Pound Sterling   (481)  (363)
Italian Lira             (227)  (115)
Taiwan Dollar            (135)   (40)
German Mark               (91)    29
-------------------------------------

  The Company is exposed to credit-related losses if counterparties to finan-cial instruments fail to perform their obligations. However, it does not ex-pect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

  At December 31, 1997 and 1996, the Company had no outstanding interest rate swaps, commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments include cash equivalents, short-term in-vestments, accounts receivable, long-term finance receivables, accounts pay-able, notes payable, long-term debt, foreign currency contracts and other financing commitments. The fair values of these financial instruments were not materially different than their carrying (or contract) values except for the other financing commitments and the zero coupon notes due 2013. At December 31, 1997, the fair value of the other financing commitments could not be rea-sonably estimated, and the fair value of the zero coupon notes was $227 mil-lion compared to a carrying value of $337 million.

-------------------------------------------------------------------------------
6.EMPLOYEE BENEFIT AND INCENTIVE PLANS

PENSION BENEFITS

  The Company's noncontributory pension plan covers most U.S. employees after one year of service. The benefit formula is dependent upon employee earnings and years of service. The Company's policy is to fund the accrued pension cost or the amount allowable based on the full funding limitations of the Internal Revenue Code, if less. The Company has a noncontributory supplemental retire-ment benefit plan for its elected officers. The plan contains provisions for funding the participants' expected retirement benefits when the participants meet the minimum age and years of service requirements.

  Certain non-U.S. subsidiaries have varying types of retirement plans provid-ing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. plans were $106 million in 1997, $103 million in 1996 and $82 million in 1995.

  The Company uses a three-year, market-related asset value method of amortiz-ing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 10 to 15 years.

  Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans for 1997 and 1996 were as follows:

                                                 1997  1996
------------------------------------------------------------
Discount rate for obligations                    7.75% 7.75%
Future compensation increase rate                4.50% 4.50%
Investment return assumption (regular)           9.00% 9.00%
Investment return assumption (elected officers)  6.00% 6.00%
------------------------------------------------------------

  Accounting literature requires discount rates to be established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At De-cember 31, 1997, the investment portfolio was predominantly equity invest-ments, which have historically realized annual returns at or significantly above the assumed investment return rate. The Company believes that discount rate fluctuations are short-term in nature and should not adversely affect the measurement of the Company's long-term obligation.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except as noted)          MOTOROLA, INC. AND SUBSIDIARIES
--------------------------------------          -------------------------------

Components of net U.S. pension expense for the regular pension plan

                                        1997  1996   1995
-----------------------------------------------------------
Service costs                          $ 157  $ 147  $ 126
Interest cost on projected obligation    146    124    107
Actual return on plan assets            (418)  (279)  (334)
Net amortization and deferral            241    137    213
                                       -----  -----  -----
Net pension expense                    $ 126  $ 129  $ 112
-----------------------------------------------------------

  The net U.S. pension expense for the elected officers' supplemental retire-ment benefit plan was $46 million in 1997, $39 million in 1996 and $31 million in 1995. The net U.S. pension expense for the Motorola Supplemental Pension Plan was $2 million in 1997, the same as in 1996 and 1995.

U.S. funded pension plans

                                                1997               1996
December 31                               ------------------ ------------------
                                                     ELECTED            Elected
                                                    OFFICERS           Officers
                                                         AND                and
                                          REGULAR  OTHER (1) Regular  Other (1)
-------------------------------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation                $(1,584)   $ (68)  $(1,329)   $ (64)
                                                  -----------------------------
 Accumulated benefit obligation            (1,697)    (133)   (1,408)    (119)
                                                  -----------------------------
 Projected benefit obligation              (2,165)    (156)   (1,863)    (140)
Plan assets at fair value, primarily
 bonds, stocks and cash equivalents         2,493      113     1,927       76
                                                  -----------------------------
Plan assets in excess of/(less than) the
 projected benefit obligation                 328      (43)       64      (64)
Unrecognized net (gain)/loss                 (286)      94       (69)      56
Unrecognized prior service cost               --        19         1       25
Unrecognized net transition
 (asset)/liability                            (11)       3       (23)       5
Adjustment required to recognize minimum
 liability                                    --       (93)      --       (65)
                                                  -----------------------------
Pension asset/(liability) recognized in
 balance sheet                            $    31    $ (20)  $   (27)   $ (43)
-------------------------------------------------------------------------------

(1) Includes the Motorola Supplemental Pension Plan which became effective January 1, 1994. The Plan was established and will be maintained by the Company for the purpose of providing supplemental benefits in excess of the limitation imposed by the Internal Revenue Code on defined benefit plans for certain of its employees (excluding elected officers) who par-ticipate in the Motorola, Inc. Pension Plan.

POSTRETIREMENT HEALTH CARE BENEFITS

  In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they reach normal retire-ment age while working for the Company. The Company's policy is to fund the maximum amount allowable based on funding limitations of the Internal Revenue Code.

  The assumptions used to develop the accumulated postretirement benefit obli-gation for the retiree health care plan for 1997 and 1996 were as follows:

                               1997  1996
------------------------------------------
Discount rate for obligations  7.75% 7.75%
Investment return assumption   9.00% 9.00%
------------------------------------------

  Net retiree health care expenses were $29 million in 1997, $32 million in 1996 and $29 million in 1995.

U.S. funded retiree health care plan

December 31                                                    1997   1996
----------------------------------------------------------------------------
Actuarial present value of accumulated postretirement benefit
 obligation                                                    $(413) $(385)
Plan assets at fair value, primarily stocks, bonds and cash
 equivalents                                                     263    185
Unrecognized prior service cost                                   (1)    (1)
Unrecognized net loss                                             41     72
                            ------------------------------------------------
Retiree health care liability recognized in balance sheet      $(110) $(129)
----------------------------------------------------------------------------

  The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 7.67% for 1997, decreasing to 6.00% or 5.00% for medical

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------        ---------------------------------

benefits, depending on the option chosen, by the year 2002 and beyond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation by approximately $52 million at December 31, 1997, and would change the 1997 net retiree health care expense by $6 million. There are no significant postretirement health care benefit plans outside of the United States.

OTHER BENEFITS

  Profit Sharing Plans: The Company and certain subsidiaries have profit shar-ing plans, principally contributory, in which all eligible employees partici-pate. The Company makes contributions to profit sharing plans in the United States and other nations, which are generally based upon percentages of pretax earnings, as defined, from those operations. Company contributions to all profit sharing plans totaled $121 million, $118 million and $194 million in 1997, 1996 and 1995, respectively.

  Motorola Executive Incentive Plan: The Company may provide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each defined in the Motorola Executive Incentive Plan, for the payment of cash incentive awards to key employees. During 1997, $56 million was provided for incentive awards, as compared to $55 million and $137 million in 1996 and 1995, respectively.

  Long Range Incentive Program: The Company has a Long Range Incentive Program to reward participating elected officers for the Company's achievement of out-standing long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. During 1997, 1996 and 1995, $21 million, $22 million and $51 million, respectively, were provided for long-range incentive awards. Disbursements in 1997, 1996 and 1995 to qualifying individuals were $20 million, $18 million and $13 million, re-spectively.

  Stakeholders Incentive Program: This program replaced the RONA (Return On Net Assets) incentive program and is available to eligible Motorola employees who are not participating in the Motorola Executive Incentive Plan or certain other incentive plans. Stakeholders awards are earned and paid annually to participants and depend, first, on the Company and, in most cases, the major business unit in which the participant works, exceeding a minimum return on net assets percentage (as determined by the Company) during the calendar year and, second, the extent to which such minimum was exceeded. Payments are made 50% in cash and 50% in the Company's common stock where legally permitted or practicable, otherwise all in cash. The Company will acquire shares for the program through open market cash purchases and will not issue new shares. Dur-ing 1997, $188 million was provided for stakeholders awards, as compared to the RONA incentive plan awards of $32 million and $234 million in 1996 and 1995, respectively.

  Stock Options: Under the Company's stock option plan, shares of common stock have been made available for grant to certain employees and non-employee di-rectors. Each option granted has a grant price and an exercise price of 100% of market value on the date of grant. The contractual life of each option is 10 years. Substantially all of the options vest in one year.

  Pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", the Company has elected to account for its stock option plan under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recog-nized for the stock option plan. The Company has evaluated the pro forma ef-fects of Statement 123 and as such, net earnings, basic earnings per common share and diluted earnings per common share would have been as follows:

                                    1997   1996
------------------------------------------------
Net earnings
 As reported                       $1,180 $1,154
 Pro forma                         $1,114 $1,087
Basis earnings per common share
 As reported                       $ 1.98 $ 1.95
 Pro forma                         $ 1.87 $ 1.84
Diluted earnings per common share
 As reported                       $ 1.94 $ 1.90
 Pro forma                         $ 1.83 $ 1.79
------------------------------------------------

  The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                         1997   1996
--------------------------------------
Risk-free interest rate   5.71%  6.25%
Dividend yield            0.77%  0.73%
Expected volatility      29.83% 26.30%
Expected life in years       5      5
--------------------------------------

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except as noted)          MOTOROLA, INC. AND SUBSIDIARIES
--------------------------------------          -------------------------------

  The plan has approximately 18,822 total current stock option holders. Stock option activity was as follows:

                                1997                 1996                 1995
                        -------------------- -------------------- --------------------
(In thousands, except     SHARES   WTD. AVG.   Shares   Wtd. avg.   Shares   Wtd. avg.
exercise price and      SUBJECT TO EXERCISE  subject to exercise  subject to exercise
employee data)           OPTIONS     PRICE    options     price    options     price
--------------------------------------------------------------------------------------
Options outstanding at
 January 1                30,646      $39      26,385      $34      24,104      $28
Additional options
 granted                   6,862      $65       6,295      $54       4,931      $59
Options exercised         (3,867)     $27      (1,846)     $17      (2,535)     $18
Options terminated,
 cancelled or expired       (368)     $49        (188)     $68        (115)     $56
                        --------------------------------------------------------------
 Options outstanding at
  December 31             33,273      $46      30,646      $39      26,385      $34
--------------------------------------------------------------------------------------
 Options exercisable at
  December 31             26,131      $41      24,337      $35      21,455      $29
--------------------------------------------------------------------------------------
Approx. number of
 employees granted
 options                  14,800               13,800               10,000
--------------------------------------------------------------------------------------

  The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                                             Options
               Options Outstanding         Exercisable
          ----------------------------- -----------------
                             Wtd. avg.
Exercise          Wtd. avg. contractual         Wtd. avg.
price     No. of  exercise   life (in   No. of  exercise
range:    options   price      yrs.)    options   price
---------------------------------------------------------
$9-$40    10,013     $19        3.7     10,013     $19
$41-$83   23,260     $58        8.4     16,118     $54
          ------                        ------
          33,273                        26,131
          ------                        ------

-------------------------------------------------------------------------------
7.COMMITMENTS AND CONTINGENCIES

  Financial: Iridium Operating LLC, a Delaware limited liability company and a wholly owned subsidiary of Iridium LLC, has a $450 million credit facility which the Company has guaranteed. The Company also has conditionally agreed with Iridium Operating LLC to guarantee an additional $350 million under that guaranteed facility or under another facility with the same terms, as long as the borrowings are made by February 28, 1999.

  At December 31, 1997, the Company owned approximately 20% of Iridium LLC. The Company's equity and bond investment in Iridium LLC and its equity invest-ments in several Iridium gateway companies aggregated approximately $500 mil-lion and is included in the Consolidated Balance Sheet category "Other Assets."

  The Company has three contracts with Iridium Operating LLC for the construc-tion and operation of the global communications system, providing for approxi-mately $6.6 billion in payments. Approximately $3.0 billion has already been paid to the Company. The Company has significant subcontracts for portions of the system, for which it will generally remain obligated even if Iridium Oper-ating LLC is unable to satisfy the terms of the contracts with the Company, including funding. Iridium Operating LLC has in addition to the $450 million credit facility a $1 billion bank senior credit facility that has significant covenants and conditions. Those conditions include the achievement of techni-cal requirements, the obtaining of regulatory approvals and the satisfaction of financing goals. There can be no assurances that Iridium Operating LLC will be able to satisfy the conditions under the facility. If Iridium Operating LLC is not able to borrow under any of its credit facilities, it would most likely not be able to satisfy its obligations under its contracts with the Company and others without other funding. If such funding were not available, this would have a material adverse effect on the Company's investment in Iridium LLC, in several Iridium gateway companies and ancillary products.

  At December 31, 1997, the Company's percentage interest in Nextel Communica-tions, Inc. (Nextel) was approximately 21%. The cost basis and fair value of the Nextel investment were $834 million and $1.4 billion, respectively, at De-cember 31, 1997. The cost basis includes the one-time gain on the exchange of 800 megahertz Specialized Mobile Radio business, systems and licenses in the U.S. for shares of Nextel stock retroactively recognized in 1995. The invest-ment is included in the Consolidated Balance Sheet category "Other Assets".

  The off-balance sheet commitment to Nextel for equipment financing aggre-gated $755 million at December 31, 1997. Subsequent to year end, the commit-ment has been reduced to $485 million as a result of a new Nextel bank credit facility. This amount represents the maximum available commitment and may not be completely utilized.

  Except as noted above, the Company had no other significant concentrations of credit risk as of December 31, 1997.

  Excluding Iridium and Nextel, the Company has an off-balance sheet commit-ment at December 31, 1997, to guarantee approximately $205 million of an af-filiate's debt.

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------        ---------------------------------

  Environmental and Legal: Under the Comprehensive Environmental Response Com-pensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the Company has been designated as a potentially respon-sible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company's involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable, and these totaled $87 million both at December 31, 1997 and 1996, respectively. The amount of such charges to earnings was $36 million, $29 million and $24 million in 1997, 1996 and 1995, respectively. However, due to their uncertain nature, the amounts accrued could differ, perhaps significantly, from the ac-tual costs that will be incurred. These amounts assume no substantial recovery of costs from any insurer. The remedial efforts include environmental cleanup costs and communication programs. These liabilities represent only the Company's share of any possible costs incurred in environmental cleanup sites, since in most cases, potentially responsible parties other than the Company may exist.

  The Company is a defendant in various suits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposi-tion of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

-------------------------------------------------------------------------------
8. INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC REGION

  The Company operates predominantly in the wireless communication, semicon-ductor technology and advanced electronics industries. Operations involve the design, manufacture and sale of a diversified line of products, which include, but are not limited to, cellular phones and systems; semiconductors, including discrete semiconductors and integrated circuits; two-way radios, pagers, data communication, personal communications equipment and systems; and automotive, defense and space electronic products. As of and for the years ended December 31, 1997, 1996 and 1995, manufacturing and distribution operations in any one non-U.S. country did not account for more than 10% of consolidated net sales or total assets.

  Sales and operating profits by geographical area are measured by the locale of the revenue-producing operations. Operating profits (revenues less operat-ing expenses) exclude general corporate expenses, net interest and income tax-es. Intersegment and intergeographic transfers are accounted for on an arm's length pricing basis.

  Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic area. Corporate assets primarily include cash, marketable se-curities, equity investments and the administrative headquarters of the Compa-ny.

  In 1997, 1996 and 1995, no single customer or group under common control represented 10% or more of the Company's sales. The equity in net assets of non-U.S. subsidiaries amounted to $7.3 billion at December 31, 1997 and $6.2 billion at December 31, 1996.

  Information for 1996 and 1995 has been reclassified to reflect the realign-ment of various business units. The Cellular Products segment includes the Cellular Subscriber Sector, the Cellular Infrastructure Group and the Network Management Group (formerly included in the General Systems segment). Results of the Motorola Computer Group (formerly included in the General Systems seg-ment) are now included in the Other Products segment. The results of Indala Corp., formerly in the Other Products segment, have been moved to the Land Mo-bile Products segment.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except as noted)           MOTOROLA, INC. AND SUBSIDIARIES
--------------------------------------           -------------------------------

Industry Segment Information

                                 Net Sales                       Operating Profit
                          -------------------------  ---------------------------------------------
Years ended December 31    1997     1996     1995        1997            1996           1995
--------------------------------------------------------------------------------------------------
Cellular Products         $11,934  $10,804  $10,211  $1,398   11.7%  $1,288   11.9% $1,278   12.5%
Semiconductor Products      8,003    7,858    8,539     332    4.2%     382    4.9%  1,218   14.3%
Land Mobile Products        4,926    4,008    3,618     588   11.9%     498   12.4%    316    8.7%
Messaging, Information
 and Media Products         3,793    3,958    3,681      80    2.1%      90    2.3%    310    8.4%
Other Products              4,316    4,058    3,775     (41)   (.9%)     80    2.0%    127    3.4%
Adjustments and
 eliminations              (3,178)  (2,713) (2,787)     (43)    --      (29)    --     (48)    --
                          -------  -------  -------  ------          ------         ------
 Industry segment totals  $29,794  $27,973  $27,037   2,314    7.8%   2,309    8.3%  3,201   11.8%
                          -------  -------  -------
General corporate
 expenses                                              (367)           (349)          (270)
Net gain on Nextel asset
 exchange                                               --              --             443
Interest expense, net                                  (131)           (185)          (149)
                                                     ------          ------         ------
 Earnings before income
  taxes                                              $1,816    6.1%  $1,775    6.3% $3,225   11.9%
--------------------------------------------------------------------------------------------------
                                  Assets             Capital Expenditures    Depreciation Expense
                          -------------------------  ----------------------  ---------------------
Years ended December 31    1997     1996     1995     1997    1996    1995    1997   1996    1995
--------------------------------------------------------------------------------------------------
Cellular Products         $ 8,021  $ 6,314  $ 5,842  $  900  $  673  $  731  $  534 $  474  $  431
Semiconductor Products      7,947    7,889    7,938   1,153   1,416   2,530   1,169  1,160     909
Land Mobile Products        2,538    2,130    2,118     228     159     171     168    162     157
Messaging, Information
 and Media Products         2,391    2,506    2,527     149     275     357     219    243     204
Other products              2,974    2,256    2,094     178     196     314     191    221     171
Adjustments and
 eliminations                (458)    (262)    (224)    --      --      --      --     --      --
                          -------  -------  -------  ------  ------  ------  ------ ------  ------
 Industry segment totals   23,413   20,833   20,295   2,608   2,719   4,103   2,281  2,260   1,872
General corporate           3,865    3,243    2,443     266     254     122      48     48      47
                          -------  -------  -------  ------  ------  ------  ------ ------  ------
 Consolidated totals      $27,278  $24,076  $22,738  $2,874  $2,973  $4,225  $2,329 $2,308  $1,919
--------------------------------------------------------------------------------------------------

Geographic area information

                                 Net Sales                       Operating Profit
                          -------------------------  ---------------------------------------------
Years ended December 31    1997     1996     1995        1997            1996           1995
--------------------------------------------------------------------------------------------------
United States             $21,809  $20,614  $19,187  $1,076    4.9%  $1,249    6.1% $1,681    8.8%
Other nations              18,032   16,883   16,954   1,488    8.3%   1,430    8.5%  1,901   11.2%
Adjustments and
 eliminations             (10,047)  (9,524)  (9,104)   (250)    --     (370)    --    (381)    --
                          -------  -------  -------  ------          ------         ------
 Geographic totals        $29,794  $27,973  $27,037   2,314    7.8%   2,309    8.3%  3,201   11.8%
                          -------  -------  -------
General corporate
 expenses                                              (367)           (349)          (270)
Gain on Nextel asset
 exchange                                               --              --             443
Interest expense, net                                  (131)           (185)          (149)
                                                     ------          ------         ------
 Earnings before income
  taxes                                              $1,816    6.1%  $1,775    6.3% $3,225   11.9%
--------------------------------------------------------------------------------------------------

                                     Assets
                             -------------------------
December 31                   1997     1996     1995
-------------------------------------------------------
United States                $14,000  $12,797  $12,552
Other nations                 10,064    8,604    8,197
Adjustments and
 eliminations                   (651)    (568)    (454)
                             -------  -------  -------
 Geographic totals            23,413   20,833   20,295
General corporate assets       3,865    3,243    2,443
                             -------  -------  -------
 Consolidated totals         $27,278  $24,076  $22,738
-------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------        ---------------------------------

9.  STOCKHOLDER RIGHTS PLAN

  The Company has a stockholder rights plan which provides for the issuance of a new series of authorized preferred stock to each common stockholder under certain circumstances to prevent an unfriendly and non Board-approved takeover of the Company. The rights have no voting power, expire in November 1998 and may be redeemed for a nominal amount by the Company under certain circumstanc-es.

10. REORGANIZATION OF BUSINESSES

  The Company established various restructuring accruals for the purpose of redirecting resources from businesses which have not met profitability objec-tives. The special charges have been included in selling, general and adminis-trative expenses in the Consolidated Statements of Earnings.

  In the fourth quarter of 1997, the Company incurred a $62 million charge to exit its modem business based in Huntsville, AL. The charge included the write down of inventory and fixed assets, severance costs, and certain other costs relating to the realignment process.

  In the third quarter of 1997, the Company announced its decision to exit the MacOS(R)-compatible computer systems business. As a result of this decision, the Company incurred a $95 million charge primarily for the write down of in-ventory and the cost of terminating contractual commitments.

  In the second quarter of 1997, the Company announced its decision to phase out its participation in the dynamic random access memory (DRAM) market. As a result of this decision, the Company incurred a $170 million charge to write off technology development costs and provide for the write down of manufactur-ing equipment.

  For 1997, these restructuring provisions totalled $327 million. At December 31, 1997, $159 million of the accruals had been utilized, and the remainder of the restructuring accruals is expected to be used in 1998.
-------------------------------------------------------------------------------

FIVE-YEAR FINANCIAL SUMMARY AND QUARTERLY AND OTHER FINANCIAL DATA
------------------------------------------------------------------

FIVE YEAR FINANCIAL SUMMARY
(Dollars in millions, except per share amounts and other data)
                                                Motorola, Inc. and Subsidiaries

-------------------------------------------------------------------------------

 Years ended December 31                  1997     1996     1995     1994     1993
-------------------------------------------------------------------------------------
 OPERATING    Net sales                  $29,794  $27,973  $27,037  $22,245  $16,963
              Manufacturing and other
 RESULTS       costs of sales             20,003   18,990   17,545   13,760   10,351
              Selling, general and
               administrative expenses     5,515    4,715    4,642    4,381    3,776
              Depreciation expense         2,329    2,308    1,919    1,525    1,170
              Interest expense, net          131      185      149      142      141
              Total costs and expenses    27,978   26,198   24,255   19,808   15,438
              Net gain on Nextel asset
               exchange                       --       --      443       --       --
              Earnings before income
               taxes                       1,816    1,775    3,225    2,437    1,525
              Income taxes provided on
               earnings                      636      621    1,177      877      503
              Net earnings               $ 1,180  $ 1,154  $ 2,048  $ 1,560  $ 1,022
              Net earnings as a
               percent of sales              4.0%     4.1%     7.6%     7.0%     6.0%
-------------------------------------------------------------------------------------
              Diluted earnings per
 PER SHARE     common share              $  1.94  $  1.90  $  3.37  $  2.66  $  1.78
 DATA (1)     Diluted weighted average
               common shares
               outstanding                 612.2    609.0    609.7    591.7    582.6
              Dividends declared         $ 0.480  $ 0.460  $ 0.400  $ 0.310  $ 0.220
-------------------------------------------------------------------------------------
 BALANCE      Total assets               $27,278  $24,076  $22,738  $17,495  $13,498
 SHEET        Working capital              4,181    3,324    2,717    3,008    2,324
              Long-term debt               2,144    1,931    1,949    1,127    1,360
              Total debt                   3,426    3,313    3,554    2,043    1,915
              Total stockholders'
               equity                    $13,272  $11,795  $10,985  $ 9,055  $ 6,409
-------------------------------------------------------------------------------------
 OTHER DATA   Current ratio                 1.46     1.42     1.35     1.51     1.53
              Return on average
               invested capital              8.4%     8.4%    16.7%    17.5%    15.3%
              Return on average
               stockholders' equity          9.4%    10.0%    20.2%    21.1%    17.8%
              Capital expenditures       $ 2,874  $ 2,973  $ 4,225  $ 3,322  $ 2,187
              % to sales                     9.6%    10.6%    15.6%    14.9%    12.9%
              Research and development
               expenditures              $ 2,748  $ 2,394  $ 2,197  $ 1,860  $ 1,521
              % to sales                     9.2%     8.6%     8.1%     8.4%     9.0%
              Year-end employment (in
               thousands)                    150      139      142      132      120
-------------------------------------------------------------------------------------

(1)Per share data reflects the requirements of SFAS 128.

QUARTERLY AND OTHER FINANCIAL DATA
-------------------------------------------------------------------------------
(Dollars in millions, except per share amounts; unaudited)
                                                Motorola, Inc. and Subsidiaries

                                                1997                        1996
                                      1ST    2ND    3RD    4TH    1st    2nd    3rd    4th
--------------------------------------------------------------------------------------------
 OPERATING    Net sales              $6,642 $7,521 $7,353 $8,278 $6,955 $6,835 $6,498 $7,685
 RESULTS      Gross profit            2,258  2,502  2,367  2,664  2,237  2,250  2,009  2,487
              Net earnings              325    268    266    321    384    326    206    238
              Net earnings as a
              percent of sales         4.9%   3.6%   3.6%   3.9%   5.5%   4.8%   3.2%   3.1%
--------------------------------------------------------------------------------------------
 PER SHARE    Basic earnings per
              common share           $ 0.55 $ 0.45 $ 0.44 $ 0.54 $ 0.65 $ 0.55 $ 0.35 $ 0.40
 DATA         Diluted earnings per
 (IN DOLLARS) common share           $ 0.53 $ 0.44 $ 0.44 $ 0.53 $ 0.63 $ 0.54 $ 0.34 $ 0.39
      --------------------------------------------------------------------------------------
              Dividends declared     $0.120 $0.120 $0.120 $0.120 $0.100 $0.120 $0.120 $0.120
              Dividends paid         $0.120 $0.120 $0.120 $0.120 $0.100 $0.100 $0.120 $0.120
              Stock prices
              High                   $69.75 $78.94 $90.44 $75.19 $59.00 $67.13 $68.50 $63.63
              Low                    $54.00 $54.88 $66.00 $54.13 $45.00 $50.63 $46.75 $44.13
--------------------------------------------------------------------------------------------

      The number of stockholders of record of Motorola common stock on January 31, 1998 was 67,085.

                      MOTOROLA  INCENTIVE  PLAN  OF  1998
                      -----------------------------------


     1.   NAME AND PURPOSE
          ----------------

     1.1  Name.  The name of this plan is the Motorola Incentive Plan of 1998
          ----
(the "Plan").

     1.2  Purpose.  Motorola has established the Plan to promote the interests
          -------
of Motorola and its stockholders by providing full and part-time employees of Motorola or its Subsidiaries and members of Motorola's Board of Directors who are not employees of Motorola or any of its Subsidiaries (each a "Non-Employee Director") with additional incentive to increase their efforts on Motorola's behalf and to remain in the employ or service of Motorola or its Subsidiaries and with the opportunity, through stock ownership, to increase their proprietary interest in Motorola and their personal interest in its continued success and progress.

     2.   DEFINITIONS
          -----------

     2.1  General Definitions.  The following words and phrases, when used
          -------------------
herein, unless otherwise specifically defined or unless the context clearly indicates otherwise, shall have the following meanings:


          (a)  Affiliate.  Any corporation, partnership, joint venture or other
               ---------
     business entity in which Motorola or a Subsidiary holds an ownership interest.

          (b)  Agreement.  The document, if any,  which evidences the grant of
               ---------
     any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

          (c)  Benefit. Any benefit granted to, or received by, a Participant
               -------
     under the Plan.

          (d)  Board.  The Board of Directors of Motorola, Inc.
               -----

          (e)  Cash Award. A Benefit Awarded to a Participant under Section 11
               ----------
     of the Plan.

          (f)  Change in Control.  The events described in Section 17.2.
               -----------------

          (g)  Code.  The Internal Revenue Code of 1986, as amended, and
               ----
     the regulations promulgated pursuant thereto.

          (h)  Committee.  The Compensation Committee of the Board.
               ---------

          (i)  Common Stock.  Motorola's common  stock, $3 par value per
               ------------
     Share.

          (j)  Compensation. All cash remuneration payable to a Non-Employee
               ------------
     Director for services to Motorola as a Non-Employee Director other than reimbursement for expenses, and shall include retainer fees for service on the Board, fees for serving as chairman of a committee of the Board, fees for attendance at meetings of the Board and any committees thereof, compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee thereof or a member of Motorola's Chief Executive Office or the Chairman of the Board and any other kind or category of fees or payments which may be put into effect in the future.

          (k)  Directors.  Members of the Board of Motorola.
               ---------

          (l)  Effective Date.  The date that the Plan is approved by both the
               --------------
     directors of Motorola and the stockholders of Motorola, and if not approved by both on the same day, the date of the last approval.

          (m)  Employee.  Any person employed by Motorola or a Subsidiary on
               --------
     a full or part-time basis.

          (n)  Employee Stock Options.  Stock Options granted to an Employee
               ----------------------
     under Article 4 of the Plan, including both NSOs and ISOs, as defined below.

          (o)  Exchange Act.  The Securities Exchange Act of 1934, as
               ------------
     amended.

          (p)  Fair Market Value. The average of the high and low sale prices of
               -----------------

     Shares as reported for the New York Stock Exchange - Composite Transactions on a given date, or, in the absence of sales on a given date, the average of the high and low sale prices (as so reported) for the New York Stock Exchange - Composite Transactions on the last previous day on which a sale occurred prior to such date. With respect to an ISO, as defined below, if such method of determining Fair Market Value shall not be consistent with the then current regulations of the U.S. Secretary of the Treasury, Fair Market Value shall be determined in accordance with those regulations.

          (q)  ISO.  An incentive stock option that meets the requirements of
               ---
     Section 422 (or any successor section) of the Code.

          (r)  Motorola.  Motorola, Inc. or any successor.
               --------

          (s)  NSO.  A stock option that does not qualify as an ISO.
               ---

          (t)  Non-Employee Director.  Is defined in Section 1.2.
               ---------------------

          (u)  Non-Employee Stock Option Period.  Is defined in Section 6.3.
               ---------------------------------

          (v)  Non-Employee Stock Option.  Is defined in Section 6.1.
               -------------------------

          (w)  Non-Exercise Period. The period, for each Employee Stock Option
               -------------------
     and each Stock Appreciation Right, ending twelve (12) months from the date of its grant, or any longer period or periods determined by the Committee and set forth in, or incorporated by reference into, the Employee Stock Option or Stock Appreciation Right.

          (x)  Optionee. An Employee who has been granted an Employee Stock
               ---------
     Option under the Plan.

          (y)  Participant.  An individual who is granted a Benefit under or
               -----------
     otherwise participates in the Plan. Benefits, other than Non-Employee Stock Options,may be granted only to Employees.

          (z)  Performance Share. A Benefit awarded to a Participant under
               -----------------
     Section 8 of the Plan.

          (aa) Plan.  The Motorola Incentive Plan of 1998 and all amendments and
               ----
     supplements thereto.

          (bb) Plan Year.  The calendar year.
               ---------

          (cc) Restricted Stock.  Shares issued under Article 5 of the Plan.
               ----------------

          (dd) Rule 16b-3.  Rule 16b-3 promulgated by the SEC, as amended, or
               ----------
     any successor rule in effect from time to time.

          (ee) SEC.  The Securities and Exchange Commission.
               ---

          (ff) Share.  A share of Common Stock.
               -----

          (gg) Stock Appreciation Right. A Benefit awarded to a Participant
               ------------------------
     under Section 9 of the Plan.

          (hh) Stock Award. A Benefit awarded to a Participant under Section 10
               -----------
     of the Plan.

          (ii) Stock Options. Employee Stock Options and Non-Employee Stock
               -------------
     Options.

          (jj) Subsidiary; Subsidiaries. Any corporation or other entity in
               ------------------------
     which a fifty percent (50%) or greater interest is, at the time, directly or indirectly owned by Motorola or by one or more Subsidiaries or by Motorola and one or more Subsidiaries, except that: (i) with respect to ISOs, "Subsidiary" shall mean "subsidiary corporation" as defined in
     Section 424(f) of the Code, and (ii) with respect to Directors and any elected officer of Motorola or a Subsidiary subject to Section 16 of the Exchange Act, the terms "Subsidiary" or "Subsidiaries" mean and include any corporation or other entity at least a majority of the outstanding voting shares of which (other than directors' qualifying shares) is, at the time, directly or indirectly owned by Motorola or by one or more Subsidiaries or by Motorola and one or more Subsidiaries.

          (kk) Successor-in-Interest.  Is defined in Section 4.5(a)(ii).
               ---------------------

          (ll) Total and Permanent Disability.  Is defined in Section 4.5(a)(i).
               ------------------------------

     2.2  Other Definitions. In addition to the above definitions, certain words
          -----------------
and phrases used in the Plan and in any Agreement may be defined elsewhere in the Plan or in such Agreement.

     3.   SHARES SUBJECT TO PLAN
          ----------------------

     3.1  Number of Shares.  The number of Shares which may be issued or sold or
          ----------------
for which Benefits may be granted or received under the Plan, for which Compensation may be paid to Non-Employee Directors in Common Stock and restricted Common Stock under the Motorola Non-Employee Directors Stock Plan and for which awards and grants payable in Common Stock and restricted Common Stock may be made under the Motorola Long Range Incentive Plan of 1994 and the Motorola Executive Incentive Plan shall be (i) 12,500,000 Shares, plus (ii) the total number of Shares with respect to which no options have been granted under Motorola's Share Option Plan of 1996 on the Effective Date, plus (iii) the number of Shares as to which options granted under Motorola's Share Option Plan of 1996 terminate or expire without being fully exercised, subject, in each case, to Sections 3.2 and 3.3. Shares issued under the Plan may be either authorized and unissued Shares or issued Shares reacquired by Motorola. No Participant may receive (i) Stock Options relating to more than 300,000 Shares in any Plan Year (as adjusted pursuant to Section 3.3), (ii) Restricted Stock relating to more than 100,000 Shares in any Plan Year (as adjusted pursuant to Section 3.3), (iii) Stock Appreciation Rights relating to more than 50,000 Shares in any Plan Year (as adjusted pursuant to Section 3.3) or (iv) Performance Shares relating to more than 20,000 Shares in any Plan Year (as adjusted pursuant to Section 3.3).

     3.2  Reusage.  If a Stock Option expires or is terminated, surrendered or
          -------
canceled without having been fully exercised or if Restricted Stock, Performance Shares or a Stock Appreciation Right is forfeited or terminates without the issuance of all of the Shares subject thereto, the Shares covered by such Benefits shall again be available for use under the Plan. Shares covered by a Benefit granted under the Plan shall not be counted as used unless and until they are actually and unconditionally issued and delivered to a Participant.
The number of Shares which are transferred to Motorola by a Participant to pay the exercise or purchase price of a Benefit shall be subtracted from the number of Shares issued with respect to such Benefit for the purpose of counting Shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit shall not be counted as used. Shares covered by a Benefit granted under the Plan which is settled in cash shall not be counted as used.

     3.3  Adjustments. If there is any change in the Common Stock by reason of
          -----------
any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number and class of Shares available for Stock Options and grants or purchases of Restricted Stock, Performance Shares, Stock Appreciation Rights and Stock Awards, the number of Shares to be automatically granted under Section 6.1 hereof and the number of Shares subject to outstanding Stock Options, Performance Shares, Stock Appreciation Rights and Restricted Stock, and the price of each of the foregoing, as applicable, shall be appropriately adjusted by the Committee to provide Participants with the same relative rights before and after such adjustment.

     4.   EMPLOYEE STOCK OPTIONS
          ----------------------

     4.1  Grant of Employee Stock Options. The Committee shall have authority to
          --------------------------------
grant Stock Options (ISOs or NSOs) to Employees. The Committee shall determine the number of Shares subject to each Employee Stock Option, the purchase price per Share, the term of the Employee Stock Option, the time or times at which the Employee Stock Option may be exercised, and all other terms and conditions of the Employee Stock Option. The Option exercise price per Share of an Employee Stock Option may not be less than the Fair Market Value of a Share on the date of grant. The Committee may accelerate the exercisability of any Employee Stock Option, including the waiver or modification of any installment exercise provisions. The Committee may, in its discretion, delegate to members of the Committee and/or one or more elected officers of Motorola the authority to grant Stock Options to Employees who are not subject to Section 16 of the Exchange Act.

     4.2  NSOs and ISOs.
          -------------

          (a) The Stock Option exercise price of any Stock Option may not be less than the Fair Market Value on the date of grant of the Shares of the Common Stock subject to the Stock Option.

          (b)  ISOs. The following additional terms and conditions shall apply
               ----
     to ISOs:

               (i) No ISO shall be granted to any Participant who, at the time the Employee Stock Option is granted, would own (within the meaning of Section 422(b) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Motorola.

               (ii) The aggregate Fair Market Value (determined as of the time the Employee Stock Option is granted) of the Shares of Common Stock with respect to which one or more ISO's are exercisable for the first time by any individual Optionee during any calendar year (under all plans of Motorola and its Subsidiaries) shall not exceed $100,000.00.

               (iii) Each ISO, by its terms, shall (1) not be exercisable after the expiration of ten (10) years after the date it is granted and (2) not be transferrable by the Optionee otherwise than by will or the applicable laws of descent and distribution or by operation of a death beneficiary designation made by the Optionee in accordance with rules established by the Committee and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative if the Optionee is legally incompetent.

     4.3  Exercise of Employee Stock Options; Payment.
          -------------------------------------------

          (a) An Employee Stock Option may be exercised by the Optionee submitting to Motorola such form(s) as are prescribed for such purpose. Motorola may require the surrender of the Employee Stock Option certificate if one has been issued. No Employee Stock Option shall be exercisable for less than a minimum of fifty (50) Shares except in cases where the number of Shares represented by the Employee Stock Option being exercised is less than fifty (50), in which case, the Employee Stock Option shall not be exercisable for less than all shares represented by such Option.

          (b) Payment for Shares purchased upon exercise of an Employee Stock Option shall be paid in full as permitted by Section 19.1 for all Shares purchased at the time of purchase. No fractional Shares may be purchased.

     4.4  Non-Exercise Period.  Except as provided herein for Optionees who die
          -------------------
while in the employ of Motorola or any Subsidiary or for a Change in Control, no Employee Stock Option granted under the Plan may be exercised prior to the expiration of the Non-Exercise Period. No Employee Stock Option may be exercised after expiration of its stated term.

     4.5  Effect of Termination of Employment on Employee Stock Options:
          --------------------------------------------------------------

          (a)  Termination of Employment During the Non-Exercise Period.
               --------------------------------------------------------

               (i) Except for a Change in Control and except for a disability leave of absence as provided in Section 4.5(a)(iii) hereof, if, during the Non-Exercise Period, the Optionee's employment with Motorola and its Subsidiaries shall terminate for any reason (including retirement) other than death, transfer to an Affiliate and other than Total and Permanent Disability (as that term is defined in the Motorola Profit Sharing and Investment Plan) of the Optionee, as determined by the Committee or its designee, the Optionee's right to exercise the Employee Stock Option shall terminate and all rights thereunder shall cease; provided, however, if the Optionee's employment terminates by reason of the transfer of such Optionee to an Affiliate, the Committee shall have the power and authority, in its discretion, to determine whether or not any or all of the Employee Stock Options held by the Optionee shall terminate or shall continue in effect (in which case such Options shall be subject to all of the conditions of the Plan, including this Section 4.5, and such other conditions as the Committee may impose, with "termination of employment," "employment is terminated" or "employment shall have been terminated" or words of like import or intent meaning termination of employment with the Affiliate.)

               (ii) If, during the Non-Exercise Period, an Optionee dies while in the employ of Motorola or any Subsidiary, the deceased Optionee's Successor-in-Interest shall have the right to exercise, in whole or in part, at any time during the remainder of the term of such Employee Stock Option, the entire amount of the Shares subject to such Employee Stock Option (without regard to any installment limitation on the exercise of the Employee Stock Option). For purposes of the Plan, the term "Successor-in-Interest" shall mean the deceased Optionee's death beneficiary, personal representative, or any person who acquired the right to exercise such Employee Stock Option by bequest or inheritance or by reason of the laws of descent and distribution.

               (iii) If, during the Non-Exercise Period, an Optionee's employment with Motorola and its Subsidiaries shall terminate because of the Total and Permanent Disability of the Optionee or if the Optionee shall be put on disability leave of absence status because of the Total and Permanent Disability of the Optionee, each Employee Stock Option held by such an Optionee which has a Non-Exercise Period in effect at the time of termination of employment or commencement of the disability leave of absence shall become exercisable at the time the applicable Non-Exercise Period elapses or terminates, and the Optionee shall then have the right to exercise, in whole or in part, each such Employee Stock Option for the entire amount of Shares subject to each such Employee Stock Option (without regard to any installment limitation on exercise of the Employee Stock Option) at any time during the remainder of the term of the Employee Stock Option. The unexercised portion of each Employee Stock Option shall terminate upon expiration of the term of such Stock Option, and any unexercised portion shall terminate immediately if and when the Optionee is employed by a competitor of Motorola or any Subsidiary without written consent of the Committee.

          (b)  Termination of Employment After the Non-Exercise Period.
               -------------------------------------------------------

               (i)  By Termination of Employment Without Cause.
                    ------------------------------------------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee's employment with Motorola and its Subsidiaries shall have been terminated thereafter by Motorola or any Subsidiary without cause, the Optionee shall have the right to exercise the then presently exercisable unexercised portion of the Employee Stock Option at any time during a period of twelve (12) months after the date of termination of employment. The unexercised portion of the Employee Stock Option may be exercised, in whole or in part, for the number of Shares which were or would have become exercisable to the extent the Optionee could have exercised such Employee Stock Option had the Optionee remained in the employ of Motorola or any Subsidiary during the twelve (12) month period immediately following the date of termination of employment. Except as otherwise provided in Section 4.5(b)(vii) hereof, the unexercised and/or unexercisable portion of each Employee Stock Option shall terminate twelve (12) months after an Optionee's employment with Motorola and its Subsidiaries shall have been so terminated, and any unexercised and/or unexercisable portion shall terminate immediately if and when the Optionee is employed by a competitor of Motorola or any Subsidiary without the written consent of the Committee.

               (ii) By Termination of Employment for Cause.
                    --------------------------------------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee's employment is terminated by Motorola or any Subsidiary for cause, any unexercised portion of any Employee Stock Option granted to the Optionee shall terminate with the Optionee's termination of employment. As used herein, the term "cause" means (a) the failure of the Optionee to carry out the duties assigned to the Optionee as a result of incompetence or willful neglect, as determined by the Committee, or (b) such other reasons, including the existence of a conflict of interest, as the Committee may determine.

               (iii) By Voluntary Termination of Employment.
                     --------------------------------------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee voluntarily terminates employment with Motorola or any Subsidiary for reasons other than the retirement of the Optionee, any unexercised portion of the Optionee's Employee Stock Option shall terminate with the Optionee's termination of employment.

               (iv)  By Retirement.
                     -------------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee's employment with Motorola or any Subsidiary shall have been terminated because of the retirement of the Optionee from Motorola or any Subsidiary at age 55 or older, the Optionee shall have the right to exercise, in whole or in part, the unexercised portion of any Employee Stock Option held by such Optionee for the entire amount of Shares subject to such Stock Option (without regard to any installment limitation on exercise of the Employee Stock Option) at any time during the remainder of the term of such Stock Option. The unexercised portion of each Employee Stock Option shall terminate upon expiration of the term applicable to each such Employee Stock Option, and any unexercised portion shall terminate immediately if and when the Optionee is employed by a competitor of Motorola or any Subsidiary without the written consent of the Committee.

               For purposes of this Section 4.5, if the Optionee is a participant in Motorola's pension plan or the pension plan of any Subsidiary, the term "retirement" shall mean the Optionee's retirement as provided for in the applicable pension plan. If the Optionee is not a participant in Motorola's pension plan or the pension plan of any Subsidiary, "retirement" of an Optionee shall be determined by the Committee. In no event can retirement take place prior to age 55 even if permitted under the applicable pension plan.

               (v)   By Total and Permanent Disability.
                     ---------------------------------

               If the Non-Exercise Period shall have elapsed or terminated, and the Optionee's employment with Motorola and its Subsidiaries shall have been terminated because of the Total and Permanent Disability of the Optionee or if the Optionee shall be put on disability leave of absence status because of the Total and Permanent Disability of the Optionee, the Optionee shall have the right to exercise, in whole or in part, the unexercised portion of any Employee Stock Option held by such Optionee for the entire amount of Shares subject to such Employee Stock Option (without regard to any installment limitation on exercise of the Employee Stock Option) at any time during the remainder of the term of the Employee Stock Option. The unexercised portion of each Employee Stock Option shall terminate upon expiration of the term of each such Employee Stock Option, and any unexercised portion shall terminate immediately if and when the Optionee is employed by a competitor of Motorola or any Subsidiary without the written consent of the Committee.

               (vi)  By Death.
                     --------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee dies while in the employ of Motorola or any Subsidiary, the unexercised portion of the Employee Stock Option may be exercised, in whole or in part, at any time during the remainder of the term of the Employee Stock Option by the Optionee's Successor-in-Interest, for the entire number of Shares subject to the Employee Stock Option (without regard to any installment limitation on exercise of the Employee Stock Option).

               (vii) Effect of Death After Termination of Employment Without
                     -----------------------------------------------
          Cause or Retirement.
          -------------------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee dies during the twelve (12) month period immediately following the Optionee's termination of employment by Motorola or any Subsidiary without cause and at the time of death such Optionee is not employed by a competitor of Motorola or any Subsidiary (or while employed by a competitor of Motorola or any Subsidiary with the written consent of the Committee), the unexercised portion of the Employee Stock Option may be exercised by the Optionee's Successor-in-Interest at any time during the remainder of the term of the Employee Stock Option, in whole or in part, for the number of Shares which were or would have become exercisable had the Optionee survived for the remainder of the term of the Employee Stock Option, without regard to the requirement of exercise within twelve (12) months after termination of employment without cause.

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee dies after retirement prior to the expiration of the term of the Employee Stock Option, and, if at the time of death such Optionee is not employed by a competitor of Motorola or any Subsidiary (or while employed by a competitor of Motorola or any Subsidiary with the written consent of the Committee), the unexercised portion of the Employee Stock Option may be exercised for the entire number of Shares subject to such Employee Stock Option (without regard to any installment limitation on exercise of the Employee Stock Option), by the Optionee's Successor-in-Interest at any time during the remainder of the term of the Employee Stock Option.

               (viii) By Transfer of Optionee to an Affiliate.
                      ---------------------------------------

               If the Non-Exercise Period shall have elapsed or terminated and the Optionee's employment with Motorola and its Subsidiaries shall terminate by reason of the transfer of such Optionee to an Affiliate, the Committee shall have the power and authority, in its discretion, to determine whether or not any or all of the Employee Stock Options held by the Optionee shall continue in effect for the remainder of the term of such Employee Stock Option or for the period otherwise applicable under the provisions of the Plan. Any Employee Stock Option which the Committee permits to continue in effect beyond the period otherwise applicable under the Plan shall be subject to all of the terms and conditions of the Plan, including this Section 4.5 and such other conditions as the Committee may impose (with "termination of employment", "employment shall terminate", "terminates employment", "employment is terminated" or "employment shall have been terminated" or words of like import or intent meaning termination of employment with the Affiliate).

          (c)  Procedure on Death. No transfer of an Employee Stock Option by an
               ------------------
     Optionee pursuant to Section 4.5 (a)(ii), (b)(vi) and (b)(vii) above, by will or by the laws of descent and distribution, shall be effective unless Motorola shall have been furnished with written notice thereof and a copy of the will, if any, and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the Successor-in-interest or Successors-in-interest of the terms and conditions of the Employee Stock Option, and under no circumstances shall the right of any such Successor-in-Interest to exercise any such Employee Stock Option extend beyond the applicable period specified in sub-paragraph
     (a)(ii), (b)(vi) or (b)(vii) above, or beyond the expiration of the term of such Employee Stock Option.

          (d)  Leaves of Absence and Lay-offs. If an Optionee is placed on leave
               ------------------------------
     of absence status (except as provided in Section 4.5 (a)(iii) or (b)(v) above) by Motorola or any Subsidiary, each Employee Stock Option then held by the

     Optionee, whether exercisable or non-exercisable, shall be suspended at such time, but the period of time during which the Optionee is on leave of absence shall be counted in determining when the Non-Exercise Period elapses. If an Optionee is placed on lay-off status by Motorola or any Subsidiary, any then non-exercisable Employee Stock Option shall terminate and any then exercisable Employee Stock Option may be exercised during the period of twelve (12) months from the date the Optionee is placed on lay-off status and shall be suspended thereafter to the extent not exercised. In any case, the unexercised portion of each suspended Employee Stock Option shall either (i) terminate upon the Optionee's termination of employment with Motorola and its Subsidiaries or (ii) be reinstated upon such Optionee returning from leave of absence or lay-off status to active employment status with Motorola or any Subsidiary.

          (e)  Meaning of Termination of Employment.  Wherever in this Article
               ------------------------------------
     or elsewhere in the Plan the words "termination of employment, employment is terminated, employment shall terminate or employment shall have been terminated" or words of like import or intent are used, they shall mean the last day worked by the Participant rather than the last day the Participant is on the payroll of Motorola or any Subsidiary.

     5.   RESTRICTED STOCK
          ----------------

     5.1  Grants of Restricted Stock. The Committee may grant Benefits in Shares
          --------------------------
available under Article 3 of the Plan as Restricted Stock. Restricted Stock consists of Shares of Common Stock which are transferred without payment, or sold at a specified price, as determined by the Committee, by Motorola to a Participant, but subject to a substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. The Committee shall determine the eligible Employees to whom, and the time or times at which, grants of Restricted Stock will be made, the number of Shares to be granted, the price to be paid, the time or times within which the Shares covered by such grants shall be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants.

     5.2  Price, Agreement, Stock Certificates, Escrow.  The recipient of a
          --------------------------------------------
Restricted Stock grant shall not have any rights with respect to such grant unless and until such recipient has executed and delivered to Motorola an Agreement evidencing the grant. The purchase price, if any, for Shares of Restricted Stock shall be paid in cash and in full for all Shares of Restricted
Stock then to be delivered.   Grants of Restricted Stock must be accepted within
such period after the grant date as the Committee may specify at the time of grant, by executing an Agreement and paying the price required. Each Participant receiving a Restricted Stock grant may be issued a stock certificate in respect of such Shares of Restricted Stock. Such certificate, if issued, shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such grant. The Committee may require that the stock certificates evidencing such Shares be held in escrow by Motorola until the restrictions thereon shall have terminated, and that, as a condition of any Restricted Stock grant, the Participant shall have delivered to Motorola a stock power, endorsed in blank, relating to the Restricted Stock covered by such grant.

    5.3   Restrictions.  All Shares of Restricted Stock shall be subject to such
          ------------
restrictions and conditions as the Committee may determine, including, without limitation, any or all of the following restrictions and conditions:

          (a) a prohibition against the sale, assignment, transfer, pledge or encumbrance of the Shares of Restricted Stock, such prohibition to terminate at such time or times (including the passage of time only) as the Committee shall determine, whether in installments or otherwise, or at the time of death, Total and Permanent Disability or retirement, or based on service, of the holder of such Shares, or otherwise as the Committee may provide;

          (b) a provision that the holder of Shares of Restricted Stock forfeit, or in the case of Shares sold to a Participant, resell back to Motorola at the price the Participant paid, all or part of such Shares in the event of termination of his or her employment for any reason other than death, Total and Permanent Disability or retirement during any period in which such Shares are subject to restrictions; or a provision vesting such Shares in the event of termination of employment; or

          (c) a provision that the holder of Shares of Restricted Stock forfeit, or in the case of Shares sold to a Participant, resell back to Motorola at the price the Participant paid, such Shares in the event the Participant engages, directly or indirectly, in any activity which is in competition with any activity of Motorola or any Subsidiary or in any action or conduct which is in any manner adverse or in any way contrary to the interests of Motorola or any Subsidiary unless otherwise determined by the Committee. The determination of whether a Participant is or has engaged in any competitive activity or in any action or conduct which is adverse or contrary to the interests of Motorola or any of its Subsidiaries shall be made by the Committee, and such determination shall be conclusive and binding upon all parties.

     The Committee shall have the right at any time to accelerate, reduce or terminate any restrictions, in whole or in part, in its sole discretion.

     5.4  Termination of Restrictions.  Promptly after the termination of the
          ---------------------------
restrictions, by lapse of time or otherwise, without a prior forfeiture, with respect to Shares of Restricted Stock, a certificate for such Shares shall be delivered free of all restrictions and legends together with deferred dividends, if any, to the Participant or to the Participant's Successor-in-Interest. If a stock certificate was previously delivered to the Participant, the replacement certificate will not be delivered to the Participant until the previously delivered certificate is returned to Motorola in a form acceptable for transfer, free and clear of all liens, claims and encumbrances.

     5.5  Stockholder Rights.  Subject to the applicable restrictions, the
          ------------------
Participant may be given, with respect to the Shares of Restricted Stock, any or all rights of a stockholder of Motorola, including the right to vote the Shares, and the right to receive any cash or stock dividends. The Committee, in its sole discretion, as determined at the time of grant, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent Shares are available under Article 3 or otherwise be reinvested. The Committee may require that stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued.

     5.6  Payment for Employee Stock Option. The Committee may, at any time, and
          ---------------------------------
in its sole discretion, allow a Participant to use his or her Restricted Stock during the period the restrictions are in effect as payment of the Employee Stock Option exercise price for Employee Stock Options which he or she has been granted. In such an event, a number of the Shares issued upon the exercise of the Employee Stock Option, equal to the number of Shares of Restricted Stock used as payment therefor, shall be subject to the same restrictions as the Restricted Stock so used, plus any additional restrictions that may be imposed by the Committee.

     5.7  Substitution of Rights. Prior to the end of the period the
          ----------------------
restrictions are in effect with respect to any Shares of Restricted Stock granted to a Participant, the Committee may, with the consent of the Participant, substitute an unsecured obligation of Motorola to pay cash or stock (on such reasonable terms and conditions as the Committee may, in its sole discretion, determine) in lieu of its obligations under this Article 5 to deliver unrestricted Shares plus accrued dividends, if any.

     5.8  Cash Awards and Restricted Stock. The Committee, at the time it grants
          --------------------------------
Restricted Stock to a Participant or at anytime thereafter, may grant a corresponding Cash Award which will entitle the Participant to receive cash as of the date as of which the Restricted Stock is transferred to him or her pursuant to paragraph 5.4, in an amount specified by the Committee. Any such Cash Award shall be in addition to the Participant's rights to the Shares of Restricted Stock and shall be subject to such additional terms and conditions, if any, as the Committee determines which are not inconsistent with the terms and conditions of the Plan. The Committee may, at any time, grant unrestricted Shares (in lieu of such a Cash Award and subject to the limitations thereof) to any Participant under the Plan subject to such terms and conditions as the Committee may determine.

     6.   NON-EMPLOYEE STOCK OPTIONS
          --------------------------

     6.1  Automatic Grant of Non-Employee Stock Options.  On June 1, 1998 and on
          ---------------------------------------------
June 1 of each Plan Year after 1998 in which the Plan is in effect, each individual elected, re-elected or continuing as a Non-Employee Director shall automatically receive a NSO covering 2,500 Shares, or such greater number of Shares as shall be determined by the Board (a "Non-Employee Stock Option"). Notwithstanding the foregoing, if, on that day, the General Counsel of Motorola determines, in his or her sole discretion, that Motorola is in possession of material, undisclosed information about Motorola, then the annual grant of NSOs to Non-Employee Directors shall be suspended until the second day after public dissemination of such information and the price, exercisability date and Non-Employee Stock Option Period shall then be determined by reference to such later date. If Common Stock is not reported as traded on the New York Stock Exchange-Composite Transactions on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter on which Common Stock is so traded.

     6.2  Price.  The Stock Option exercise price of a Non-Employee Stock Option
          -----
shall be the Fair Market Value of the Shares subject to such Stock Option on the date of grant.

     6.3  Exercisability. A Non-Employee Stock Option granted under the Plan
          --------------
shall become exercisable twelve (12) months after the date of grant (except as otherwise provided in Section 6.6 for retirement and Section 6.7 for death which occurs during such period and in Article 17 if a Change in Control occurs during such period) and shall expire, except as otherwise provided herein, 10 years after the date of grant ("Non-Employee Stock Option Period").

     6.4  Payment. The Non-Employee Stock Option exercise price shall be paid in
          -------
full as permitted by Section 19.1 for all Shares purchased at the time the Non-Employee Stock Option is exercised. No fractional Shares may be purchased. Motorola may require the surrender of the Non-Employee Stock Option certificate if one has been issued and no Non-Employee Stock Option may be exercised for less than fifty (50) Shares, except in cases where the number of shares represented by the Non-Employee Stock Option being exercised is less than fifty
(50), in which case the Non-Employee Stock Option shall not be exercisable for less than all Shares represented by such Stock Option.

     6.5  Termination. Upon cessation of services as a Non-Employee Director
          -----------
(for reasons other than retirement as defined in Section 6.6 hereof or death) only those Non-Employee Stock Options immediately exercisable at the date of cessation of service shall be exercisable by the Non-Employee Director. Such Non-Employee Stock Options must be exercised within 30 days after cessation of service (but in no event after the expiration of the Non-Employee Stock Option Period) or they shall be forfeited. If, however, the Non-Employee Director during or after his or her service on the Board, engages, directly or indirectly, in any activity which is in competition with any activity of Motorola or any Subsidiary or in any action or conduct which is in any manner adverse or in any way contrary to the interests of Motorola, or any Subsidiary, any unexercised portion of such Non-Employee Stock Options shall immediately terminate, unless otherwise determined by the Chief Executive Officer of Motorola. The determination of whether a Director is or has engaged in any competitive activity or in any action or conduct which is adverse or contrary to the interests of Motorola or any of its Subsidiaries shall be made by the Chief Executive Officer of Motorola, and such determination shall be conclusive and binding upon all parties.

   6.6  Retirement. As used in this Article 6, the term "retirement" shall
        ----------
mean, for Non-Employee Directors, resignation at or after age 65, failure to stand for re-election at or after age 65 or failure to be re-elected at or after age 65. Upon retirement, all Non-Employee Stock Options previously granted to a Non-Employee Director shall become or continue to be exercisable, except as otherwise provided herein. Such Non-Employee Stock Options must be exercised prior to the expiration of the Non-Employee Stock Option Period or they shall be forfeited.

   6.7  Death. Upon the death of a Non-Employee Director, all Non-Employee
        -----
Stock Options previously granted to the Non-Employee Director shall become exercisable by his or her Successor-in-Interest, except as otherwise provided herein. Such Non-Employee Stock Options can be exercised during the remainder of the Non-Employee Stock Option Period.

   6.8  Amendments. No amendment may revoke or alter in a manner unfavorable
        ----------
to a Non-Employee Director holding Non-Employee Stock Options any Non-Employee Stock Options then outstanding, without such Non-Employee Director's approval.

   6.9  Interpretation.  The Chief Executive Officer of  Motorola shall
        --------------
administer, construe and interpret this Article 6, whose decisions shall be conclusive and binding on all parties. The Chief Executive Officer of Motorola is authorized, subject to the provisions of this Article 6, from time to time to establish such rules and regulations as he or she may deem appropriate for the proper administration or operation of this Article 6. Non-Employee Stock Options may be evidenced by certificates or Agreements, at the option of the Chief Executive Officer of Motorola.

   7.   MOTOROLA LONG RANGE INCENTIVE PLAN OF 1994, MOTOROLA EXECUTIVE INCENTIVE
        --------------------------------------------------------------
PLAN AND MOTOROLA NON-EMPLOYEE DIRECTORS STOCK PLAN
-------------------------------------------------------------

   Awards and grants made under the Motorola Long Range Incentive Plan of 1994 and the Motorola Executive Incentive Plan which are payable in Common Stock or restricted Common Stock, or both, shall be paid from the Shares reserved or available for issuance under Section 3 of the Plan. Compensation of Non-Employee Directors which is payable in Common Stock or restricted Common Stock, or both, under the Motorola Non-Employee Directors Stock Plan shall be paid from Shares reserved or available for issuance under Section 3 of the Plan.

   8.   PERFORMANCE SHARES
        ------------------

   8.1  Description. Performance Shares are the right of a Participant to whom a
        -----------
grant of such Shares is made to receive Shares or cash or a combination of Shares and cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant.

   8.2  Grant.  The Committee may grant an award of Performance Shares.  The
        -----
award shall be subject to such terms and conditions as the Committee deems appropriate. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.

   8.3  Performance Objectives.  Each Performance Share shall be subject to
        ----------------------
conditions established by the Committee, which may include, but are not limited to, achievement of specific business objectives, attainment of growth rates, attainment of profit and/or other performance objectives for Motorola or one of its operating units to be achieved by the end of a specified period or other measurements of performance. If the established performance objectives are achieved, the Participant shall be paid in Shares of Common Stock equal to the number of Performance Shares initially granted to that Participant or in cash equal to the Fair Market Value of such Shares as specified in the Agreement or in a combination of Shares and cash. If such objectives are not met, each award of Performance Shares may provide for lesser payments in accordance with formulas established in the award.

   8.4  Not Stockholder.  The award of Performance Shares to a Participant shall
        ---------------
not create any rights in such Participant as a stockholder of Motorola until the issuance of Shares of Common Stock with respect to an award.

   8.5  No Adjustments.  No adjustment shall be made in Performance Shares
        --------------
awarded on account of cash or stock dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established and Common Stock or cash is issued to the Participant.

   8.6  Nontransferability.  Performance Shares may not be transferred, assigned
        ------------------
or pledged by the holder thereof except as may be provided in the Agreement.


   9.   STOCK APPRECIATION RIGHTS
        -------------------------

   9.1  Grant of Stock Appreciation Rights.  The Committee shall have authority
        ----------------------------------
to grant Stock Appreciation Rights to Employees. The Committee shall determine the number of Shares subject to each Stock Appreciation Right, the term of the Stock Appreciation Right, the time or times at which the Stock Appreciation Right may be exercised and all other terms and conditions of the Stock Appreciation Right. A Stock Appreciation Right is a right, denominated in Shares, to receive, upon exercise of the right, in whole or in part, without payment to Motorola, an amount, payable in Shares, in cash (in U.S. dollars, or the currency of the country of the Employee's citizenship or of the country in which the Employee resides, at the election of Motorola), or a combination of Shares and cash (in U.S. dollars, or the currency of the country of the

Employee's citizenship or of the country in which the Employee resides, at the election of Motorola) as the Committee shall determine at the time the right is exercised) that is equal to the excess of (i) the Fair Market Value of Common Stock on the date of exercise of the right over (ii) the Fair Market Value of Common Stock on the date of grant of the right multiplied by the number of Shares for which the right is exercised.

   9.2  Non-Exercise Period.  Except as provided in Section 9.3 hereof, no Stock
        -------------------
Appreciation Right granted under the Plan may be exercised prior to the expiration of the Non-Exercise Period. No Stock Appreciation Right may be exercised after expiration of its stated term.

   9.3  Application of Certain Terms and Conditions to Stock Appreciation
        -----------------------------------------------------------------
Rights. The terms and conditions of Section 4.5 of the Plan applicable to
------
Employee Stock Options shall also apply to Stock Appreciation Rights with the term "Optionee" changed to "grantee", the term "Employee Stock Option" changed to "Stock Appreciation Right" and with such other changes as may be necessary to conform the language of Section 4.5 to apply to Stock Appreciation Rights.

   10.  STOCK AWARDS
        ------------

   A Stock Award consists of the transfer by Motorola to an Employee of Shares of Common Stock, without payment therefor, as additional compensation for his or her services to the Company or a Subsidiary. The number of Shares to be awarded and transferred to any Employee shall be determined by the Committee.

   11.  CASH AWARDS
        -----------

   A Cash Award consists of a monetary payment made by Motorola to an Employee as additional compensation for his or her services to the Company or a Subsidiary. A Cash Award may be made in tandem with another Benefit or may be made independently of any other Benefit. The amount of any monetary payment constituting a Cash Award shall be determined by the Committee in its sole discretion. Cash Awards may be subject to other terms and conditions, which may vary from time to time and among Employees, as the Committee determines to be appropriate.

   12.  ELIGIBILITY
        -----------

   The Participants and the Benefits they receive under the Plan shall be determined by the Committee, except for Non-Employee Stock Options which shall be automatically granted to Non-Employee Directors under Article 6 and except to the extent authority has been delegated under Section 13.1 hereof. In making its determinations, the Committee shall consider past, present and expected future contributions of Employees to Motorola and its Subsidiaries.

   13.  ADMINISTRATION
        --------------

   13.1  Committee.  The Plan (except for Article 6 and the Non-Employee Stock
         ---------
Options automatically granted thereunder) shall be administered by the Committee; provided, however, if at any time Rule 16b-3 and Section 162(m) of the Code, and any implementing regulations (and any successor provisions thereof), so permit without adversely affecting the ability of the Plan to comply with the conditions for exemption from Section 16 of the Exchange Act (or any successor provision) provided by Rule 16b-3 and the exemption from the limitations on the deductibility of certain executive compensation provided by
Section 162(m), the Committee may delegate the administration of the Plan in whole or in part, on such terms and conditions, to such other person or persons as it may determine in its discretion. References to the Committee hereunder shall include the Board where appropriate. The membership of the Committee or such successor committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 and Section 162(m).

   13.2  Authority.  Subject to the terms of the Plan, and except for the Non-
         ---------
Employee Stock Options granted under Article 6 (over which the Committee shall have no discretion), the Committee shall have complete power and authority to:

         (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

         (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

         (c) administer, interpret and construe the Plan, the Benefits and all Agreements;

         (d) prescribe, amend and revoke rules and regulations relating to the Plan;

         (e)  determine the content and form of all Agreements;

         (f)  maintain accounts, records and ledgers relating to Benefits;

         (g)  maintain records concerning its decisions and proceedings;

         (h) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

         (i) take, at any time, any action permitted by Section 17.1 irrespective of whether any Change in Control has occurred or is imminent; and

         (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

         (k)  determine all questions relating to Benefits under the Plan.

   13.3  Replacement.  The Committee may permit a Participant to elect to
         -----------
surrender a Benefit in exchange for a new Benefit, excluding the replacement of a Stock Option with a Stock Option at a lower price than the Stock Option surrendered.

   13.4  Tandem Awards.  Benefits may be granted by the Committee singly or in
         -------------
combination or tandem with other Benefits.

   13.5  Determinations.  All determinations of the Committee shall be final,
         --------------
binding and conclusive upon all persons, including Motorola and its Subsidiaries and Participants and their respective legal representatives, Successors-in Interest and permitted assigns and upon all other persons claiming by, through, under or against any of them.

   14.   AMENDMENT
         ---------

   Except as hereinafter provided, and except as may be required for compliance with Rule 16b-3 and Section 162(m) of the Code, the Board or the Committee shall have the right and power to amend the Plan at any time and from time to time. Only the Board may amend Article 6 of the Plan, subject to such Article and subject to compliance with Rule 16b-3. Neither the Board nor the Committee may amend the Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder's consent. If the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange, requires stockholder approval with respect to the Plan or any type of Plan amendment, then to the extent so required, stockholder approval shall be obtained.

   15.   TERM AND TERMINATION
         --------------------

   15.1  Term.  The Plan shall commence as of the Effective Date and, subject to
         ----
the terms of the Plan, including those in Section 20.8 requiring stockholder approval for implementation or limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until five (5) years from the Effective Date, unless sooner terminated by the Board.

   15.2  Termination.  The Plan may be terminated at any time by the Board.
         -----------
Termination shall not in any manner impair or adversely affect any Benefit outstanding at the time of termination.

   16.   MODIFICATION OR TERMINATION
         ---------------------------

   16.1  General.  Subject to the provisions of Section 16.2, the amendment or
         -------
termination of the Plan shall not impair or adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.

   16.2  Committee's Right.  Any Benefit granted may be converted, modified,
         -----------------
forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. The Committee may grant Benefits on such terms and conditions, which may be different than those specified in the Plan, as it may deem desirable in order to comply with, or make available the benefits of, the laws and regulations of any foreign jurisdiction, to assure the viability of Benefits granted and to enable Participants, regardless of where employed, to receive Benefits under the Plan and such laws and regulations.

   17.   CHANGE IN CONTROL
         -----------------

   17.1  Benefit Vesting and Payment.
         ---------------------------

         (a)  Stock Options. Upon the occurrence of a Change in Control, each
              -------------
   Stock Option outstanding on the date on which the Change in Control occurs shall immediately become exercisable in full for the remainder of its term and each Participant holding Stock Options shall have the right, at his or her election made during a period of sixty (60) days following the date on which the Change in Control occurs, to have Motorola purchase any or all such Stock Options for an immediate lump-sum cash payment equal to the product of
   (1) the excess, if any, of the higher of (i) the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange - Composite Transactions on the date immediately prior to the date of payment, or if Shares did not trade on such date, on the last previous day on which Shares traded prior to such date, or (ii) the highest per Share price for Common Stock actually paid in connection with the Change in Control, over the per Share exercise price of each such Stock Option held, and (2) the number of Shares covered by each such Stock Option.

         (b)  Restricted Stock.  Upon the occurrence of a Change in Control, the
              ----------------
   restrictions on all Shares of Restricted Stock outstanding on the date on which the Change in Control occurs shall be automatically terminated and each Participant holding Restricted Stock shall have the right to receive unrestricted Shares in substitution for the Shares of Restricted Stock or, at his or her election made during a period of sixty (60) days following the date on which the Change in Control occurs, the right to have Motorola purchase any or all Shares of Restricted Stock for an immediate lump-sum cash payment equal to the product of (1) the higher of (i) the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange - Composite Transactions on the date immediately prior to the date of payment, or if Shares did not trade on such date, on the last previous day on which Shares traded prior to such date, or (ii) the highest per Share price for Common Stock actually paid in connection with the Change in Control and (2) the number of Shares of such Restricted Stock, plus the value of any related Cash Award relating to such Restricted Stock.

         (c)  Performance Shares. Upon the occurrence of a Change in Control,
              ------------------
   any performance objectives with respect to any Performance Shares previously granted, but still considered outstanding (as a right to receive Shares at a future date and any related Cash Award) shall be deemed to have been attained to the full and maximum extent, and Shares of Common Stock and any related Cash Award shall be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable Agreement.

         (d)  Stock Appreciation Rights. Upon the occurrence of a Change in
              -------------------------
   Control, each Stock Appreciation Right outstanding on the date on which the Change in Control occurs shall immediately become exercisable in full for the remainder of its term and each Participant holding a Stock Appreciation Right shall have the right, at his or her election made during a period of sixty
   (60) days following the date on which the Change in Control occurs, to have Motorola purchase any or all such Stock Appreciation Rights for an immediate lump-sum cash payment equal to the product of (1) the higher of (i) the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange - Composite Transactions on the date immediately prior to the date of payment, or if Shares did not trade on such date, on the last previous day on which Shares traded prior to such date, or (ii) the highest per Share price for Common Stock actually paid in connection with the Change in Control and (2) the number of Shares covered by each such Stock Appreciation Right.

         (e)  Other Benefits. Upon the occurrence of a Change in Control, any
              --------------
   terms and conditions with respect to other Benefits previously granted under the Plan, shall be deemed to be fully satisfied and the Benefits shall be paid out immediately to the Participants in amounts determined in accordance with the terms and conditions set forth in the applicable grant, award or Agreement.

   17.2  Change in Control.  A Change in Control shall mean:
         -----------------

   A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola's then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of Motorola's securities by either of the foregoing), (B) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which Shares of Common Stock would be converted into cash, securities or other property, other than a merger of Motorola in which the holders of Common Stock immediately prior to the merger have (directly or indirectly) at least an 80% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola, (C) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or
(D) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

   18.   AGREEMENTS AND TRANSFER OF BENEFITS
         -----------------------------------

   18.1  Grant Evidenced by Agreement.  The grant of any Benefit under the Plan
         ----------------------------
may be evidenced by, and as required by Sections 5.2 and 8.2 hereof shall be evidenced by, an Agreement which describes the specific Benefit granted and describes or refers to the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee or the Plan. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and each Agreement shall be subject to all of the terms of the Plan.

   18.2  Provisions of Agreement.  Each Agreement shall contain such provisions
         -----------------------
that the Committee or Chief Executive Officer of Motorola, as appropriate, shall determine to be necessary, desirable and appropriate for the Benefit granted. ISOs may be evidenced by Incentive Stock Option certificates and NSOs may be evidenced by Non-Qualified Stock Option certificates. Each Agreement may include, but shall not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if a Stock Option, the exercise price, the exercise period, the Non-Exercise Period and the person or persons who may exercise the Stock Option; the effect upon such Benefit of the Participant's death or other termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased by, received by, or granted to, a Participant under the Plan.

   18.3  Transfer of Benefits.  Except as set forth in the next sentence of this
         --------------------
Section 18.3, a Benefit shall not be transferable by a Participant other than by operation of a death beneficiary designation made by the Participant in accordance with rules established by the Committee, or the Chief Executive Officer of Motorola, as appropriate, by will or the applicable laws of descent and distribution and shall be exercisable during the Participant's lifetime only by him or her or his or her guardian or legal representative if the Participant is legally incompetent. Notwithstanding the foregoing, except to the extent that it would cause the Plan to fail to meet the conditions required to be met under Rule 16b-3, the Committee shall have the power and authority to provide, as a term of any NSO, that such NSO may be transferred without consideration by the Non-Employee Director or the Optionee to a member or members of his or her immediate family (i.e., a child, children, grandchild, grandchildren, or spouse) and/or to a trust or trusts for the benefit of an immediate family member or family members.

   19.   PAYMENT AND DEFERRAL
         --------------------

   19.1  Payment.  Upon the exercise of a Stock Option or in the case of any
         -------
other Benefit that requires a payment to Motorola, the amount due Motorola is to be paid:

         (a)  in cash;

         (b) by the transfer to Motorola of Shares owned by the Participant valued at Fair Market Value on the date of transfer;

         (c) by any combination of the payment methods specified in (a) and (b) above; or

         (d) such other manner as may be authorized from time to time by the Committee.

         (e)  as provided in Section 5.6 hereof;

Notwithstanding the foregoing, any method of payment other than (a) and (b) may be used only with the approval of the Committee, or if and to the extent so provided in the applicable Agreement.

   19.2  Deferral.  The right to receive any Benefit (other than Non-Employee
         --------
Stock Options) under the Plan may, at the written request of the Participant and in the sole discretion of the Committee, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

   20.   GENERAL
         -------

   20.1  Tax Withholding.  At the time Motorola is required to withhold any
         ---------------
Federal Insurance Contribution Act ("FICA") tax and/or any federal, state or local tax of any kind with respect to any award or grant of any Benefit or the exercise of any Stock Option or the distribution or receipt of Common Stock under the Plan, the Participant shall pay to Motorola the amount of any such FICA, federal, state or local tax or taxes required to be withheld. The obligations of Motorola under the Plan shall be conditional on payment of all withholding taxes, and Motorola shall have the right to deduct any such taxes from any payment of any kind under the Plan or otherwise due to the Participant. Withholding tax obligations may be settled, in whole or in part, with Common Stock including Common Stock that is part of the Benefit that gives rise to the withholding requirement. At any time when a Participant is required to pay to Motorola an amount required to be withheld under applicable tax laws in connection with an award or grant, a distribution or receipt of Common Stock or upon exercise of a Stock Option, the Participant may satisfy this obligation in whole or in part by transfer to Motorola of Shares previously owned by the Participant, by electing (the "Election") to have Motorola withhold from the distribution Shares of Common Stock having a value equal (as near as possible) to the amount required to be withheld or by a combination of such means, provided, however, that the amount of federal, state and local income taxes that may be paid by transfer or withholding of Shares shall not exceed the statutory minimum withholding requirements. The amount of any withholding tax not paid by transfer or withholding of Shares shall be paid to Motorola in cash. The value of the Shares transferred or to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date") or if Shares did not trade on the New York Stock Exchange on the Tax Date, as of the last previous date Shares did so trade. Each Election must be made on or prior to the Tax Date. The Committee may disapprove of any Election, may suspend, condition, restrict or terminate the right to make Elections, or may provide with respect to any Benefit that the right to make Elections shall not apply to such Benefit. An Election is irrevocable, unless revocation is approved by the Committee.

   20.2  Compliance With Legal Requirements.  Anything in the Plan to the
         ----------------------------------
contrary notwithstanding: (a) Motorola may, if it shall determine it necessary or desirable for any reason, at the time of award of any Benefit or the issuance of any Shares of Common Stock pursuant to any Benefit, require the recipient of the Benefit, as a condition to the receipt thereof or to the receipt of Shares of Common Stock issued pursuant thereto, to deliver to Motorola a written representation of present intention to acquire the Benefit or the Shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time Motorola further determines that the listing, registration or qualification (or any updating of any such document) of any Benefit or the Shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Benefit, the issuance of Shares of Common Stock pursuant thereto or the removal of any restrictions imposed on such Shares, such Benefit shall not be awarded or such Shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Motorola. In addition, Motorola may terminate any Benefit or terminate, withhold, condition, restrict or limit the issuance or delivery of any Shares of Common Stock if it determines that such Benefit or the issuance or delivery of Shares violates, or is prohibited or restricted or made impractical or administratively burdensome by, any applicable laws, rules or regulations, including but not limited to, those of any foreign jurisdiction, stock exchange or Rule 16b-3.

   20.3  Leaves of Absence and Lay-Offs.  Except as provided in Sections
         -------------------------------
4.5(a)(iii), 4.5(b)(v) and 4.5(d), whether a leave of absence or lay-off shall constitute termination of employment for purposes of the Plan or any Employee Stock Option or Benefit granted under and pursuant to the Plan to Employees shall be determined by the Committee, in its sole discretion, subject to then currently applicable law. The Committee shall adopt such rules, in its sole discretion, as to the time, any installment limitations, restrictions and manner of the exercise or vesting of Benefits held by Employees who are placed on leave of absence or lay-off status by the Company or any Affiliate, except as provided in Sections 4.5(a)(iii), 4.5(b)(v) and 4.5(d).

   20.4  Indemnification and Exculpation. Each person, who is or shall have been
         -------------------------------
a member of the Board or of the Committee, shall be indemnified and held harmless by Motorola against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with Motorola's written approval) or paid by such person in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of such person's bad faith, subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give Motorola an opportunity, at its own expense, to participate in, and to the extent it may wish, to assume the defense thereof before such person undertakes to handle it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law, under the Delaware General Corporation Law, the Restated Certificate of Incorporation or By-Laws of Motorola or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless. Each member of the Board or of the Committee, and each officer and employee of Motorola shall be fully justified in relying or acting upon any information furnished on behalf of Motorola by any person or persons other than himself or herself in connection with the administration of the Plan. In no event shall any person who is or shall have been a member of the Board or of the Committee, or an officer or employee of Motorola, be liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action taken (including the furnishing of information) or any failure to act, if in good faith.

   20.5  Headings.  The headings of the sections and subsections of the Plan are
         --------
for convenience of reference only and shall not be used to construe any provision of the Plan.

   20.6  Governing Law.  The Plan and all Agreements under it shall be governed
         -------------
by, and construed and administered in accordance with, the laws of the State of Illinois except to the extent that any federal law otherwise controls.

   20.7  Employment Rights.  Nothing in the Plan or in any Agreement or grant or
         -----------------
award of any Benefit shall restrict the right of Motorola or any Subsidiary to terminate the employment of any Participant at any time, with or without cause, or to increase or decrease the compensation of any Participant.

   20.8  Approval by Stockholders.  The Plan has been approved by the Board of
         ------------------------
Directors and is subject to approval by the affirmative votes of the holders of a majority of the Shares present, or represented, and entitled to vote at the meeting of stockholders at which the Plan is submitted.

   20.9  Implementation of the Plan and Grant of Employee Stock Options Under
         --------------------------------------------------------------------
1996 Plan.  If this Plan is implemented pursuant to Section 20.8, except as
---------
herein provided, no further options will be granted under the Share Option Plan of 1996. If the Board of Directors terminates this Plan after it has been implemented, stock options may be granted under the Share Option Plan of 1996, but not as to any Shares issued or subject to Benefits under this Plan.

     TABLE OF CONTENTS


1.   NAME AND PURPOSE....................................................................  1

     1.1    Name.........................................................................  1
     1.2    Purpose......................................................................  1

2.   DEFINITIONS.........................................................................  1

     2.1    General Definitions..........................................................  1
     2.2    Other Definitions............................................................  4

3.   SHARES SUBJECT TO PLAN..............................................................  4

     3.1    Number of Shares.............................................................  4
     3.2    Reusage......................................................................  4
     3.3    Adjustments..................................................................  5

4.   EMPLOYEE STOCK OPTIONS..............................................................  5

     4.1    Grant of Employee Stock Options..............................................  5
     4.2    NSOs and ISOs................................................................  5
     4.3    Exercise of Employee Stock Options; Payment..................................  6
     4.4    Non-Exercise Period..........................................................  6
     4.5    Effect of Termination of Employment on Employee Stock Options................  6

5.   RESTRICTED STOCK.................................................................... 11

     5.1    Grants of Restricted Stock................................................... 11
     5.2    Price, Agreement, Stock Certificates, Escrow................................. 12
     5.3    Restrictions................................................................. 12
     5.4    Termination of Restrictions.................................................. 13
     5.5    Stockholder Rights........................................................... 13
     5.6    Payment for Employee Stock Option............................................ 13
     5.7    Substitution of Rights....................................................... 13
     5.8    Cash Awards and Restricted Stock............................................. 14

6.   NON-EMPLOYEE STOCK OPTIONS.......................................................... 14

     6.1    Automatic Grant of Non-Employee Stock Options................................ 14
     6.2    Price........................................................................ 14
     6.3    Exercisability............................................................... 14
     6.4    Payment...................................................................... 14
     6.5    Termination.................................................................. 15
     6.6    Retirement................................................................... 15

     6.7    Death........................................................................ 15
     6.8    Amendments................................................................... 15
     6.9    Interpretation............................................................... 15

7.   MOTOROLA LONG RANGE INCENTIVE PLAN OF 1994, MOTOROLA EXECUTIVE INCENTIVE
     PLAN AND MOTOROLA NON-EMPLOYEE DIRECTORS STOCK PLAN................................. 16

8.   PERFORMANCE SHARES.................................................................. 16

     8.1    Description.................................................................. 16
     8.2    Grant........................................................................ 16
     8.3    Performance Objectives....................................................... 16
     8.5    No Adjustments............................................................... 16
     8.6    Nontransferability........................................................... 17

9.   STOCK APPRECIATION RIGHTS........................................................... 17

     9.1    Grant of Stock Appreciation Rights........................................... 17
     9.2    Non-Exercise Period.......................................................... 17
     9.3    Application of Certain Terms and Conditions to Stock Appreciation
            Rights....................................................................... 17

10.  STOCK AWARDS........................................................................ 17

11.  CASH AWARDS......................................................................... 17

12.  ELIGIBILITY......................................................................... 18

13.  ADMINISTRATION...................................................................... 18
     13.1   Committee.................................................................... 18
     13.2   Authority.................................................................... 18
     13.3   Replacement.................................................................. 19
     13.4   Tandem Awards................................................................ 19
     13.5   Determinations............................................................... 19

14.  AMENDMENT........................................................................... 19

15.  TERM AND TERMINATION................................................................ 19

     15.1   Term......................................................................... 19
     15.2   Termination.................................................................. 20

16.  MODIFICATION OR TERMINATION......................................................... 20

      16.1   General..................................................................... 20
      16.2   Committee's Right........................................................... 20

17.   CHANGE IN CONTROL.................................................................. 20

      17.1   Benefit Vesting and Payment................................................. 20
      17.2   Change in Control........................................................... 21

18.   AGREEMENTS AND TRANSFER OF BENEFITS................................................ 22

      18.1   Grant Evidenced by Agreement................................................ 22
      18.2   Provisions of Agreement..................................................... 22
      18.3   Transfer of Benefits........................................................ 23

19.   PAYMENT AND DEFERRAL............................................................... 23

      19.1   Payment..................................................................... 23
      19.2   Deferral.................................................................... 23

20.   GENERAL............................................................................ 24

      20.1   Tax Withholding............................................................. 24
      20.2   Compliance with Legal Requirements.......................................... 24
      20.3   Leaves of Absence and Lay-Offs.............................................. 25
      20.4   Indemnification and Exculpation............................................. 25
      20.5   Headings.................................................................... 26
      20.6   Governing Law............................................................... 26
      20.7   Employment Rights........................................................... 26
      20.8   Approval by Stockholders.................................................... 26
      20.9   Implementation of the Plan and Grant of Employee Stock Options
             Under 1996 Plan............................................................. 26

1998
 P                            [LOGO OF MOTOROLA]
 R
 O
 X            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
 Y             FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 1998

 The undersigned hereby appoints Christopher B. Galvin, Robert L. Growney, Carl
F. Koenemann, Garth L. Milne and Kenneth J. Johnson, and each of them, as the undersigned's Proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc., which the undersigned would be entitled to vote, at the annual meeting of stockholders of Motorola, Inc. to be held May 4, 1998 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

 In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSAL 2.
      ---

      IMPORTANT--This Proxy must be signed and dated on the reverse side.


--------------------------------------------------------------------------------



Dear Stockholder:

 On the reverse side of this card are instructions on how to vote by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe telephone voting is convenient and it also saves the Company money.

 We also ask you to notify the Company if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box under the signature block of the proxy card if you are mailing in your proxy card, or by following the prompt if you are voting by telephone. If you do so the Company can save money by reducing the number of Summary Annual Reports it must print and mail.

 Thank you for your attention to these matters.



--------------------------------------------------------------------------------

   N          NEW LOCATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
  / \                 MAP TO THE HYATT REGENCY WOODFIELD
W--|--E  1800 E. GOLF ROAD, SCHAUMBURG, ILLINOIS 60173, (847) 605-1234
   |
   S


                          [LOGO OF MAP APPEARS HERE]

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR
                                         ---                               ---
                                  PROPOSAL 2.                 [X]

[                                                                              ]

                                                                       For All
1. ELECTION OF DIRECTORS--                        For     Withheld      Except
   Nominees: R. Chan, H. Fuller, C. Galvin,       [_]       [_]          [_]
   R. Galvin, R. Growney, A. Jones,
   D. Jones, J. Lewent, W. Massey, T. Murrin,
   N. Negroponte, J. Pepper, Jr., S. Scott
   III, G. Tooker, B. West, J. White

--------------------------------------------------------------------------------
(Except nominee(s) written above)



2. ADOPTION OF THE MOTOROLA INCENTIVE PLAN OF 1998--    For   Against   Abstain
                                                        [_]     [_]       [_]



                                       -----------------------------------------
                                       Signature                            Date


                                       -----------------------------------------
                                       Signature if jointly held            Date

                                       Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

                                       [_]  Do not mail future Summary Annual
                                            Reports for this account. Another
                                            household member receives one.

IF YOU WISH TO VOTE BY TELEPHONE PLEASE SEE INSTRUCTION CARD BELOW

--------------------------------------------------------------------------------

-------------

-------------


                                                              [LOGO OF MOTOROLA]

Dear Stockholder:

  Motorola, Inc. offers you a convenient way to vote your shares. By following the instructions below, your vote can now be counted over the telephone. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card but authorizes the named proxies in the same manner as if you marked, signed and dated your proxy card.

                         TELEPHONE VOTING INSTRUCTIONS

On a touch-tone telephone call the TOLL-FREE NUMBER 1-888-457-2960, 24 HOURS PER DAY, SEVEN DAYS A WEEK. You will hear these instructions:

  Please enter your 6-digit Personal Identification Number found in the box above.

  Press 1 to vote FOR the recommendations of the Board of Directors, or press 9 to WITHHOLD if you do not wish to vote for the recommendations of the Board of Directors.

  And, if you receive more than one Summary Annual Report in your household, and do not wish to receive a Summary Annual Report on this account Press 1, or press 0 to conclude this phone call and to cast your vote. HOWEVER, if you wish to withhold authority to vote or vote against some but not all of the recommendations of the Board of Directors, you must do so by signing, dating and returning the proxy card in the envelope provided.

                      IF YOU VOTE BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.
                                        THANK YOU FOR VOTING

--------------------------------------------------------------------------------

       ADMISSION TICKET TO MOTOROLA'S 1998 ANNUAL MEETING OF STOCKHOLDERS



                              [LOGO OF MOTOROLA]



This is your Admission ticket to gain access to Motorola's 1998 Annual Meeting of Stockholders to be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois on Monday, May 4, 1998, at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come, first served basis.

                        THIS TICKET IS NOT TRANSFERABLE